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As filed with the Securities and Exchange Commission on May 25, 2017

Registration No. 333-[    •    ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACWEST BANCORP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	33-0885320 (I.R.S. Employer Identification Number)

9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
(310) 887-8500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Kori L. Ogrosky
Executive Vice President, General Counsel and Corporate Secretary
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
(310) 887-8500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Patrick S. Brown Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, California 90067 Phone: (310) 712-6600
Anita Y. Wolman
Executive Vice President, Chief
Administrative Officer, General Counsel
and Corporate Secretary
CU Bancorp
818 West 7th Street, Suite 220
Los Angeles, California 90017
	Phone: (818) 257-7700	Barbara S. Polsky Craig D. Miller Manatt, Phelps & Phillips, LLP 11355 West Olympic Boulevard Los Angeles, California 90064 Phone: (310) 312-4000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

           If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

           CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, $0.01 par value per share	9,497,707 shares(1)	N/A	$433,552,066.39(2)	$50,248.68(3)

(1)
Represents the maximum number of shares of PacWest Bancorp common stock estimated to be issuable in the transaction described herein, based on an amount equal to the product of (A) the sum of (I) 17,833,438 CU Bancorp common shares outstanding as of May 23, 2017 (which includes 269,281 CU Bancorp restricted shares); (II) 19,755 CU Bancorp common shares underlying CU Bancorp stock options outstanding as of May 23, 2017; and (III) 40,000 CU Bancorp common shares underlying CU Bancorp restricted stock units outstanding as of May 23, 2017 and (B) 0.5308.

(2)
Estimated solely for the purpose of determining the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(f)(1), 457(f)(3) and 457(c) of the Securities Act of 1933, based on the market value of CU Bancorp common shares expected to be exchanged for PacWest Bancorp common stock in connection with the merger (including CU Bancorp common shares underlying CU Bancorp stock options and restricted stock units described in note (1) above), as established by the average of the high and low sales prices of CU Bancorp common shares on the NASDAQ Capital Market on May 22, 2017 of $36.23, less the estimated cash consideration to be paid in the merger.

(3)
Computed pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) of the Securities Act, based on a rate of $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of PacWest Bancorp common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED MAY 25, 2017, SUBJECT TO COMPLETION

Dear Shareholder:

        You are cordially invited to attend a special meeting of the shareholders of CU Bancorp, a California corporation, which we refer to as CUB, which we will hold at [    •    ], on [    •    ], 2017, at [    •    ] [    •    ].m., local time. At the special meeting, holders of CUB common shares will be asked to approve the principal terms of the Agreement and Plan of Merger, dated as of April 5, 2017, by and between PacWest Bancorp, which we refer to as PacWest, and CUB, pursuant to which CUB will merge with and into PacWest, with PacWest as the surviving corporation, which we refer to as the merger, and which proposal we refer to as the merger proposal. Immediately following the merger, California United Bank, a wholly owned subsidiary of CUB, will merge with and into Pacific Western Bank, a wholly owned subsidiary of PacWest, with Pacific Western Bank as the surviving bank.

        At the effective time of the merger, each CUB common share, other than excluded shares and dissenting shares, will be converted into the right to receive (i) $12.00 in cash and (ii) 0.5308 of a share of PacWest common stock, with cash paid in lieu of a fractional share of PacWest common stock, subject to adjustment as described in the merger agreement.

        The market value of the stock portion of the merger consideration will fluctuate with the price of PacWest common stock. Based on the closing price of PacWest common stock on April 5, 2017, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of CUB common shares was $39.45. Based on the closing price of PacWest common stock on [    •    ], 2017, the last practicable date before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of CUB common shares was $[    •    ]. You should obtain current price quotations for CUB common shares and PacWest common stock. CUB common shares are traded on NASDAQ under the symbol "CUNB" and PacWest common stock is traded on NASDAQ under the symbol "PACW."

        The merger is intended to qualify, and the obligation of PacWest and CUB to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a reorganization, you generally will recognize gain (but not loss) upon receipt of the merger consideration in exchange for CUB common shares in the merger in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the PacWest common stock received pursuant to the merger over your adjusted tax basis in the CUB common shares surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of PacWest common stock).

        The board of directors of CUB has unanimously approved the merger agreement and the transactions contemplated thereby, and determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of CUB and its shareholders. The board of directors recommends that the CUB common shareholders vote "FOR" the merger proposal.

        At the special meeting, CUB common shareholders will also be asked to vote on a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the adjournment proposal. The board of directors recommends that the CUB common shareholders vote "FOR" the adjournment proposal.

        Your vote is very important. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet.

Whether or not you expect to attend the special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

        If you hold your shares in "street name" through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger proposal and against the adjournment proposal.

        This proxy statement/prospectus provides you with detailed information about the proposed merger. You are encouraged to read the entire proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. In particular, you should read the "Risk Factors" section beginning on page 27 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

        We thank you for your continued support of and look forward to seeing you at the special meeting.

Sincerely,

David I. Rainer
Chairman and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the PacWest Bancorp common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosures in this document. Any representation to the contrary is a criminal offense.

        The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        If you have any questions or need assistance in voting your shares, please call CU Bancorp Investor Relations at (818) 257-7700.

This document is dated [    •    ], 2017 and is first being mailed to CU Bancorp shareholders on or about [    •    ], 2017.

WHERE YOU CAN FIND MORE INFORMATION

        Both PacWest Bancorp and CU Bancorp, referred to as PacWest and CUB, respectively, file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, referred to as the SEC. You may read and copy any materials that either PacWest or CUB files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 or (800) 732-0330 for more information on the public reference room. In addition, PacWest and CUB file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You may also obtain these documents, free of charge, from PacWest at www.pacwestbancorp.com under the "Public Filings" link or from CUB at www.cubancorp.com under the "Filings" tab and then under the heading "Documents."

        PacWest has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that PacWest and CUB have previously filed with the SEC. They contain important information about the companies and their financial condition. For more information, please see the section entitled "Incorporation of Certain Documents by Reference." These documents are available without charge to you upon written or oral request to the applicable company's principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

PacWest Bancorp	CU Bancorp
9701 Wilshire Boulevard, Suite 700	818 West 7th Street, Suite 220
Beverly Hills, California 90212	Los Angeles, California 90017
Attention: Investor Relations	Attention: Investor Relations
(310) 887-8500	(818) 257-7700

        To obtain timely delivery of these documents, you must request the information no later than [    •    ], 2017 in order to receive them before CUB's special meeting of shareholders.

        PacWest common stock is traded on the NASDAQ Global Select Market under the symbol "PACW," and CUB common shares are traded on the NASDAQ Capital Market under the symbol "CUNB." Both the NASDAQ Global Select Market and the NASDAQ Capital Market are referred to herein as the NASDAQ as the context requires.

CU BANCORP
818 WEST 7TH STREET, SUITE 220
LOS ANGELES, CALIFORNIA 90017
NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [    •    ], 2017

        NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of CU Bancorp, referred to as CUB, will be held at [    •    ], on [    •    ], 2017, at [    •    ] [    •    ].m., local time for the purpose of considering and voting upon the following proposals:

  1.
  Merger Proposal.    To approve the principal terms of the Agreement and Plan of Merger, dated as of April 5, 2017, by and between PacWest Bancorp and CUB, as such agreement may be amended from time to time, a copy of which is attached as Appendix A to this proxy statement/prospectus; and

  2.
  Adjournment Proposal.    To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

        CUB will transact no other business at the special meeting other than as listed above.

        The CUB board of directors has set [    •    ], 2017 as the record date for the special meeting. Only holders of record of CUB common shares at the close of business on [    •    ], 2017 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

        Shareholder approval of the merger proposal by the affirmative vote of a majority of the outstanding shares entitled to vote is required to complete the merger.

        The CUB board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal.

        Your vote is very important.    To ensure your representation at the special meeting, please (1) complete, sign, date and return the enclosed proxy card in the envelope provided or (2) follow the instructions provided on the proxy card to submit your proxy by telephone or through the Internet. If you hold your shares through a bank, broker or other nominee, you should direct the vote of your shares in accordance with the voting instructions received from your bank, broker or other nominee. Please vote promptly whether or not you expect to attend the special meeting.

        If you plan to attend the special meeting, you will be required to bring certain documents with you to be admitted to the meeting. Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the special meeting to ensure that you comply with these requirements. You are encouraged to read the entire proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. If you have any questions about the proposals or need assistance in voting your shares, please call CUB Investor Relations at (818) 257-7700.

        In connection with the merger, CUB common shareholders will have the opportunity to exercise dissenters' rights in accordance with the procedures set forth in Section 13 of the California General Corporation Law, or CGCL. A copy of Chapter 13 of the CGCL is attached to this proxy statement/prospectus as Appendix C. A dissenting shareholder who votes "AGAINST" the merger and who follows the required procedures may receive cash in an amount equal to the fair market value of his or her CUB common shares in lieu of the merger consideration provided for under the merger agreement. For additional details and information on how to exercise your dissenters' rights, please refer to "The Merger—Dissenters' Rights" on page [    •    ] and Appendix C of this proxy statement/prospectus. Failure to follow all of the steps required under the CGCL will result in the loss of your dissenters' rights.

BY ORDER OF THE BOARD OF DIRECTORS

Anita Y. Wolman
 Executive Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary

Los Angeles, California
[    •    ], 2017

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

        The following are answers to certain questions that you may have regarding the special meeting of shareholders of CU Bancorp, which we refer to as the special meeting. You should carefully read the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:
WHAT IS THE MERGER?

A.
PacWest Bancorp, a Delaware corporation, referred to as PacWest, and CU Bancorp, a California corporation, referred to as CUB, have entered into an agreement and plan of merger, which we refer to as the merger agreement, pursuant to which and subject to the terms and conditions of the merger agreement, CUB will merge with and into PacWest, with PacWest continuing as the surviving corporation, which transaction is referred to as the merger. A copy of the merger agreement is attached as Appendix A to this document. Immediately following the merger, California United Bank, a wholly owned subsidiary of CUB, referred to as CU Bank, will merge with and into Pacific Western Bank, a wholly owned subsidiary of PacWest, with Pacific Western Bank continuing as the surviving bank, which transaction is referred to as the bank merger. In order to complete these transactions, the CUB shareholders must approve the principal terms of the merger agreement, and the applicable banking regulators must approve both the merger and the bank merger.

Q:
WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A.
CUB is sending these materials to its shareholders to help them decide how to vote their CUB common shares with respect to the merger agreement and other matters to be considered at the special meeting.

  The merger cannot be completed unless CUB common shareholders approve the principal terms of the merger agreement. CUB is holding a special meeting of its shareholders to vote on the proposal to approve the principal terms of the merger agreement as well as other related matters. Information about this special meeting, the merger and the other business to be considered by shareholders at the special meeting is contained in this document.

  This document constitutes both a proxy statement of CUB and a prospectus of PacWest. It is a proxy statement because the CUB board of directors is soliciting proxies from CUB common shareholders using this document with respect to the matters to be considered at the special meeting. It is a prospectus because PacWest, in connection with the merger, is offering shares of its common stock in exchange for outstanding CUB common shares in the merger.

Q:
WHAT WILL CUB SHAREHOLDERS RECEIVE IN THE MERGER?

A:
In the merger, each CUB common share owned by a CUB shareholder, other than excluded shares and dissenting shares, will be converted into the right to receive (i) $12.00 in cash, referred to as the cash consideration, and (ii) 0.5308 of a share of PacWest common stock, par value $0.01 per share, referred to as PacWest common stock, which ratio is referred to as the exchange ratio, subject to adjustment as set forth in the merger agreement and as further described in the following question and answer and in the section entitled "The Merger Agreement—Termination of the Merger Agreement." The cash consideration and PacWest common stock to be exchanged for each CUB common share is referred to collectively as the merger consideration. For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the volume-weighted average price of PacWest common stock as quoted on the NASDAQ over the 20 consecutive trading days ending on the fifth business day immediately prior to the closing date. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

  This 20 consecutive trading day average price is referred to as the PacWest average closing price; the fifth business day immediately prior to the closing date is referred to as the determination date; and the 20 consecutive trading day period ending on the determination date is referred to as the determination period.

  Based on the closing price of PacWest common stock on April 5, 2017, the value of the per share merger consideration payable to holders of CUB common shares was $39.45. Based on the closing price of PacWest common stock on [    •    ], 2017, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of CUB common shares was $[    •    ].

Q:
WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS DOCUMENT AND THE TIME THE MERGER IS COMPLETED?

A:
Yes. Although the number of shares of PacWest common stock that CUB shareholders will receive in the merger is fixed, other than in certain circumstances described below, the value of the merger consideration will fluctuate between the date of this document and the completion of the merger based upon the market value of PacWest common stock. Any fluctuation in the market price of PacWest common stock after the date of this document will change the value of the shares of PacWest common stock that CUB shareholders will receive.

  In addition, the merger agreement provides that CUB may terminate the merger agreement if:

  •
  the PacWest average closing price is less than $44.84 per share (with a proportionate adjustment for any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the merger agreement and the determination date); and

  •
  the quotient of the PacWest average closing price divided by $52.75 is less than (i) the quotient of the average price of the KBW Regional Banking Index, referred to as the KBW Index, during the determination period (as defined below) divided by 105.39, which quotient is referred to as the index ratio, minus (ii) 0.15.

  If CUB elects to terminate the merger agreement and provides written notice thereof to PacWest, then within two business days following PacWest's receipt of such notice, PacWest may elect to reinstate the merger and related transactions, and adjust the exchange ratio to equal the lesser of (i) the quotient of $23.80 divided by the PacWest average closing price and (ii) (a) the quotient of $23.80 divided by the PacWest average closing price (b) multiplied by the index ratio. Alternatively, PacWest may elect not to adjust the exchange ratio, and, in lieu thereof, may increase the cash consideration per CUB common share such that the value of the total consideration received for each share is the same as if the exchange ratio had been adjusted as described above.

  For more information, please see the section entitled "The Merger Agreement—Termination of the Merger Agreement."

Q:
WHAT HAPPENS TO CUB EQUITY AWARDS IN THE MERGER?

A:
CUB Stock Options.    At the effective time of the merger, referred to as the effective time, each outstanding option to acquire CUB common shares under CUB's equity incentive plans, referred to as a CUB stock option, whether vested or unvested, will be cancelled and will entitle the holder of such option to receive an amount in cash equal to the product of (i) the total number of CUB common shares subject to such option and (ii) the excess, if any, of (A) an amount equal to (1) $12.00 in cash plus (2) the product of the PacWest average closing price and 0.5308, minus (B) the exercise price per CUB common share underlying such option, less any applicable taxes required to be withheld with respect to such payment.

  CUB Restricted Shares and RSUs.    At the effective time, any vesting conditions applicable to outstanding restricted share awards and restricted stock units under CUB's equity incentive plans, referred to, respectively, as the CUB restricted shares and the CUB RSUs, will automatically accelerate in full and such CUB restricted shares and CUB RSUs will be converted into, and become exchanged for, the merger consideration, less any applicable taxes required to be withheld with respect to such vesting.

Q:
WHEN WILL THE MERGER BE COMPLETED?

A:
PacWest and CUB are working to complete the merger as soon as practicable. The parties are seeking regulatory approval by the fourth quarter of 2017, with the consummation of the merger to occur as soon as practicable thereafter. Neither PacWest nor CUB know, however, the actual date on which the merger will be completed because it is subject to factors beyond each company's control, including whether or when the required regulatory approvals and the CUB shareholder approval will be received. For more information, please see the section entitled "The Merger Agreement—Conditions to Consummation of the Merger."

Q:
WHO IS ENTITLED TO VOTE?

A:
Holders of record of CUB common shares at the close of business on [    •    ], 2017, which is the date that the CUB board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:
WHAT CONSTITUTES A QUORUM?

A:
A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the special meeting. Proxies marked as abstaining on any matter to be acted upon by shareholders will be counted as represented at the meeting for purposes of determining the presence or absence of a quorum.

Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
CUB common shareholders are being asked to vote on the following proposals:

1.
to approve the principal terms of the Agreement and Plan of Merger, dated as of April 5, 2017, by and between CUB and PacWest, as such agreement may be amended from time to time, a copy of which is attached as Appendix A, referred to as the merger proposal; and

2.
to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, referred to as the adjournment proposal.

  Shareholder approval of the merger proposal, referred to as the CUB shareholder approval, is required to complete the merger. CUB will transact no business at the special meeting other than as listed above.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:
The Merger Proposal:    The affirmative vote of a majority of outstanding CUB common shares entitled to vote on the proposal is required to approve the merger proposal.

The Adjournment Proposal:    The adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum.

Q:
ARE THERE ANY VOTING AGREEMENTS WITH EXISTING SHAREHOLDERS?

A:
Yes. Each of the directors of CUB, in his or her capacity as a shareholder of CUB, has entered into a voting agreement with PacWest, the form of which is attached as Appendix B, in which such director has agreed to vote all CUB common shares that he or she owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of CUB to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, CUB's directors beneficially owned, in the aggregate, [    •    ] CUB common shares, allowing them to exercise approximately [    •    ]% of the voting power of CUB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of CUB RSUs that were not outstanding as of the close of business on the record date).

Q:
WHAT DOES THE CUB BOARD OF DIRECTORS RECOMMEND?

A:
The CUB board of directors recommends that CUB shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this document, please vote your CUB common shares as soon as possible so that such shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your CUB common shares are held in the name of your broker, bank or other nominee.

Q:
HOW DO I VOTE?

A:
If you are a CUB common shareholder of record as of the close of business on the record date, you may submit your proxy before the special meeting in one of the following ways:

•
use the telephone number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  You may also cast your vote in person at the special meeting.

  If your CUB common shares are held in "street name," through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting such shares. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:
HOW MANY VOTES DO I HAVE?

A:
You are entitled to one vote for each CUB common share that you owned as of the close of business on the record date. As of the close of business on the record date, there were approximately [    •    ] outstanding CUB common shares entitled to vote. As of that date, approximately [    •    ]% of such outstanding CUB common shares were beneficially owned by the directors and executive officers of CUB and their affiliates.

Q:
WHEN AND WHERE IS THE SPECIAL MEETING?

A:
The special meeting will be held at [    •    ] at [    •    ], local time, on [    •    ], 2017. Subject to space availability, all CUB common shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting. Since seating may be limited, admission to the special meeting will be on a first-come, first-served basis. Registration and seating will begin at [    •    ], local time.

Q:
IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your CUB common shares are held in "street name" by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in "street name" by returning a proxy card directly to CUB or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

  Brokers who hold shares in "street name" for the beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are "non-routine" without specific instructions from the beneficial owner. Both proposals to be voted on at the special meeting are considered "non-routine" matters and, therefore, brokers, banks and other nominees do not have discretionary voting power on these matters.

  If you are a CUB common shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, then your broker, bank or other nominee may not vote your shares on either the merger proposal or the adjournment proposal.

  •
  For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote "AGAINST" the proposal. The merger proposal requires the affirmative vote of a majority of the outstanding shares entitled to vote. Therefore, the failure of a holder of CUB common shares to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote "AGAINST" the merger proposal.

  •
  The adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the special meeting. Accordingly, for purposes of the adjournment proposal, your shares will not affect the outcome under clause (i), which recognizes only actual votes cast. However, your shares will affect the outcome under clause (ii) if the number of shares voting affirmatively, though a majority of the shares represented and voted, does not constitute a majority of the required quorum.

Q:
WHAT IF I ABSTAIN OR DO NOT VOTE?

A:
For purposes of the special meeting, an abstention occurs when a shareholder attends the special meeting, either in person or represented by proxy, but abstains from voting.

  Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters to be voted on at the special meeting.

  For the merger proposal, if a CUB common shareholder present in person at the special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" the proposal. If a CUB common shareholder is not present in person at the special meeting and does not respond by proxy, it will also have the same effect as a vote cast "AGAINST" the proposal.

  The adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Accordingly, for purposes of the adjournment proposal, abstentions will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions will affect the outcome under clause (ii) if the number of shares voting affirmatively, though a majority of the shares represented and voting, does not constitute a majority of the required quorum.

Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you hold your CUB common shares in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the CUB common shares represented by your proxy will be voted "FOR" the merger proposal and "FOR" the adjournment proposal.

  If you hold your CUB common shares in "street name" through a broker, bank or other nominee and you do not give your broker, bank or other nominee instructions on how to vote, your broker, bank or other nominee will not be able to vote your CUB common shares on either of the proposals at the special meeting and your CUB common shares will not be represented at the special meeting.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. If you hold your CUB common shares in your name as a shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting. You may do so in one of four ways:

•
first, by sending a notice of revocation stating that you would like to revoke your proxy;

•
second, by sending a completed proxy card bearing a later date than your original proxy card;

•
third, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you were eligible to do so and following the instructions on the proxy card; or

  •
  fourth, by attending the special meeting and voting in person. Attendance at the CUB special meeting will not in itself constitute the revocation of a proxy.

  If you are a CUB shareholder of record and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to CUB's corporate secretary at 15821 Ventura Boulevard, Suite 100, Encino, California 91436. The notice of revocation or new proxy card, or electronic proxy submitted via the Internet or by telephone, must be received no later than [    •    ], 2017, at 5:00 p.m. local time, which is the business day immediately prior to the special meeting.

  If your shares are held in "street name" through a broker, bank or other nominee and you have instructed your nominee how to vote your CUB common shares, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:
DO I NEED IDENTIFICATION TO ATTEND THE SPECIAL MEETING IN PERSON?

A:
Yes. If you hold your CUB common shares in your name as a shareholder of record and you wish to attend the special meeting and vote in person, please bring valid picture identification.

  If your shares are held in "street name" through a broker, bank or other nominee, you may only vote in person at the special meeting if you have proof of ownership of your CUB common shares as of the record date and obtain a valid legal proxy from your broker, bank or other nominee that is the shareholder of record of such shares and present such items at the special meeting. You must also bring valid picture identification.

Q:
ARE CUB SHAREHOLDERS ENTITLED TO DISSENTERS' RIGHTS?

A:
Under the California General Corporation Law, referred to as the CGCL, CUB common shareholders may be entitled to dissenters' rights in connection with the merger. If you do not wish to accept the merger consideration and you vote "AGAINST" the merger in person or by proxy at the special meeting, you have the right to seek from CUB the "fair market value" of your shares in lieu of the mix of cash and PacWest common stock you would receive if the merger is completed. CUB refers you to the section entitled "The Merger—Dissenters' Rights" and to the applicable provisions of the CGCL attached as Appendix C for information on how to exercise your dissenters' rights. Failure to follow all of the steps required under the CGCL will result in the loss of your dissenters' rights.

Q:
WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF CUB COMMON SHARES?

A:
The merger is intended to qualify, and the obligation of PacWest and CUB to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a reorganization, you generally will recognize gain (but not loss) upon receipt of the merger consideration in exchange for CUB common shares pursuant to the merger in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the PacWest common stock received pursuant to the merger over your adjusted tax basis in the CUB common shares surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of PacWest common stock).

  For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger."

  The tax consequences of the merger to any particular shareholder will depend on that shareholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the merger is not completed, CUB common shareholders will not receive any consideration for their CUB common shares that otherwise would have been received in connection with the merger. Instead, CUB will remain an independent public company and its common stock will continue to be listed and traded on NASDAQ.

Q:
WHAT HAPPENS IF I SELL MY CUB COMMON SHARES AFTER THE RECORD DATE BUT BEFORE THE SPECIAL MEETING?

A:
The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your CUB common shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by CUB shareholders in the merger. In order to receive the merger consideration, you must hold your CUB common shares through completion of the merger.

Q:
WILL I BE ABLE TO SELL THE SHARES OF PACWEST COMMON STOCK THAT I RECEIVE IN THE MERGER?

A:
Yes. You may freely trade the shares of PacWest common stock issued in the merger.

Q:
ARE THERE RISKS INVOLVED IN UNDERTAKING THE MERGER?

A:
Yes. In evaluating the merger, CUB shareholders should carefully consider the factors discussed in "Risk Factors" beginning on page [    •    ] and other information about CUB and PacWest included in the documents incorporated by reference into this proxy statement/prospectus.

Q:
SHOULD CUB SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. CUB shareholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials with instructions for their completion will be provided to CUB shareholders under separate cover and the stock certificates should be sent at that time.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
CUB common shareholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold CUB common shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold such shares. In each case, please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every CUB common share that you own.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you are a CUB common shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact CUB Investor Relations at (818) 257-7700.

SUMMARY

        This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, the parties incorporate by reference important business and financial information about CUB and PacWest into this document. For a description of this information, please see the section entitled "Incorporation of Certain Documents by Reference." You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find More Information" in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger and the Merger Agreement (pages [    •    ] and [    •    ])

        The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

        Under the terms of the merger agreement, CUB will merge with and into PacWest, with PacWest being the surviving corporation.

Merger Consideration (page [    •    ])

        In the merger, each CUB common share owned by a CUB shareholder, other than excluded shares and dissenting shares, will be converted into the right to receive (i) the cash consideration, and (ii) a number of shares of PacWest common stock equal to the exchange ratio, subject to adjustment as set forth in the merger agreement and as further described in the section entitled "The Merger Agreement—Termination of the Merger Agreement." For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the volume-weighted average price of PacWest common stock as quoted on the NASDAQ over the determination period. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Recommendation of the CUB Board of Directors (page [    •    ])

        After careful consideration, the CUB board of directors unanimously recommends that CUB shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

        For a more complete description of CUB's reasons for the merger and the recommendations of the CUB board of directors, please see the section entitled "The Merger—Recommendation of the CUB Board of Directors and Reasons for the Merger."

Opinion of Financial Advisor (page [    •    ])

        On April 5, 2017, the CUB board of directors received an opinion from Keefe, Bruyette & Woods, Inc., referred to as KBW, its financial advisor, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of CUB common shares. Subsequent changes in the operations and prospects of CUB or PacWest, general market and economic conditions and other factors that may be beyond the control of CUB or PacWest, and on which KBW's opinion was based, may significantly alter the value of CUB or PacWest or the prices of PacWest common stock or CUB common shares by the time the merger is completed. Because CUB does not anticipate asking KBW to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed or as of any other date other than the date of such opinion.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix D to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the CUB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration in the merger to the holders of CUB common shares. It did not address, among other things as set forth in KBW's opinion, the underlying business decision of CUB to engage in the merger or enter into the merger agreement or constitute a recommendation to the CUB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CUB common shares or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders' or affiliates' agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        For a description of the opinion that CUB received from its financial advisor, please refer to the section entitled "The Merger—Opinion of CUB's Financial Advisor."

CUB Special Meeting (page [    •    ])

        The special meeting will be held at [    •    ] [    •    ].m., local time, on [    •    ], 2017, at [    •    ]. At the special meeting, holders of CUB common shares will be asked to approve the merger proposal and the adjournment proposal.

        The CUB board of directors has fixed the close of business on [    •    ], 2017 as the record date for determining the holders of CUB common shares entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were [    •    ] CUB common shares outstanding and entitled to vote at the special meeting held by [    •    ] shareholders of record. Each CUB common share entitles the holder to one vote on each proposal to be considered at the special meeting.

        As of the close of business on the record date, directors and executive officers of CUB and their affiliates owned and were entitled to vote [    •    ] CUB common shares, representing approximately [    •    ]% of the CUB common shares outstanding on that date. As of the close of business on the record date, PacWest beneficially held no CUB common shares.

        In connection with the merger agreement, each of the directors of CUB, in his or her capacity as a shareholder of CUB, has entered into a voting agreement with PacWest in which such director has agreed to vote all CUB common shares that he or she owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of CUB to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, CUB's directors beneficially owned, in the aggregate, [    •    ] CUB common shares, allowing them to exercise approximately [    •    ]% of the voting power of CUB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of CUB RSUs that were not outstanding as of the close of business on the record date).

        Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares entitled to vote on such proposal. Approval of the adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum.

Interests of CUB Directors and Executive Officers in the Merger (page [    •    ])

        In considering the recommendation of the CUB board of directors with respect to the merger, CUB shareholders should be aware that certain directors and executive officers of CUB have interests in the merger that may be different from, or in addition to, the interests of CUB shareholders generally. The CUB board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and in making its recommendation that CUB shareholders vote to approve the CUB merger proposal. These interests include:

  •
  CUB executive officers have equity awards that, under the merger agreement, will accelerate and become vested upon completion of the merger and will be settled for the merger consideration;

  •
  CUB non-employee directors have CUB restricted shares that, depending on the closing date of the merger, may accelerate and become vested upon completion of the merger;

  •
  David I. Rainer, Chairman and Chief Executive Officer of CUB, K. Brian Horton, President and a director of CUB, and Karen A. Schoenbaum, Executive Vice President and Chief Financial Officer of CUB, have entered into consulting agreements with PacWest that become effective as of, and are conditioned upon, the closing of the merger;

  •
  CUB executive officers are participants in plans and party to agreements that provide for severance payments and other benefits following a change in control of CUB or upon termination of employment within 24 months following a change in control of CUB; and

  •
  CUB directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

        For a more complete description of the interests of CUB's directors and executive officers in the merger, see "The Merger—Interests of CUB Directors and Executive Officers in the Merger."

Treatment of CUB Stock Options (page [    •    ])

        At the effective time, each outstanding CUB stock option, whether vested or unvested, will be cancelled and will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of CUB common shares subject to such option and (ii) the excess, if any, of (A) an amount equal to (1) $12.00 in cash plus (2) the product of the PacWest average closing price and 0.5308 over (B) the exercise price per CUB common share underlying such option, less any applicable taxes required to be withheld with respect to such payment.

Treatment of CUB Restricted Shares and CUB RSUs (page [    •    ])

        At the effective time, any vesting conditions applicable to each outstanding CUB restricted share and CUB RSU will automatically accelerate in full and such CUB restricted shares and CUB RSUs will be converted into, and become exchanged for, the merger consideration, less any applicable taxes required to be withheld with respect to such vesting.

Board of Directors and Officers of PacWest After the Merger (page [    •    ])

        The directors and officers of PacWest immediately prior to the effective time will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

Regulatory Approvals Required for the Merger (page [    •    ])

        PacWest and CUB have each agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the merger and the bank merger and the other transactions contemplated by the merger agreement. Regulatory approvals are required from the Federal Reserve Board, referred to as the FRB, the Federal Deposit Insurance Corporation, referred to as the FDIC, and the California Department of Business Oversight, referred to as the CDBO. As of the date of this proxy statement/prospectus, PacWest and CUB have submitted applications and notifications to obtain the required regulatory approvals. There can be no assurances that such approvals will be received on a timely basis, or as to the ability of PacWest or CUB to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. The regulatory approvals to which completion of the merger and bank merger are subject are described in more detail under the section entitled "The Merger—Regulatory Approvals Required for the Merger."

Conditions to the Merger (page [    •    ])

        The respective obligation of each party to effect the merger is subject to the satisfaction or written waiver at or prior to the effective time of each of the following conditions:

  •
  CUB having obtained the CUB shareholder approval;

  •
  no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement; and

  •
  the S-4 registration statement having become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 registration statement, of which this document is a part, having been issued, and no proceedings for that purpose having been initiated or been threatened, by the SEC.

        CUB's obligation to effect the merger is also subject to the fulfillment or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of PacWest set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and CUB's receipt of a certificate signed on behalf of PacWest by an executive officer of PacWest, dated as of the closing date, to such effect;

  •
  performance by PacWest in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time, and receipt by CUB of a certificate signed by an executive officer of PacWest, dated as of the closing date, to such effect;

  •
  all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB, the FDIC and the CDBO which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on CUB or PacWest (measured on a scale relative to CUB), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired;

  •
  since April 5, 2017, no event having occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect with respect to PacWest; and

  •
  receipt by CUB of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        PacWest's obligation to complete the merger is also subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of CUB set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and PacWest's receipt of a certificate signed on behalf of CUB by an executive officer of CUB, dated as of the closing date, to such effect;

  •
  performance by CUB in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time, and receipt by PacWest of a certificate signed by an executive officer of CUB, dated as of the closing date, to such effect;

  •
  all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB, the FDIC and the CDBO which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on CUB or PacWest (measured on a scale relative to CUB), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and none of such consents, registrations, approvals, permits and authorizations containing any materially burdensome regulatory condition;

  •
  as of the last business day of the month reflected in the closing financial statements, (i) the adjusted CUB shareholders' equity (defined below) will not be less than $338,000,000 and (ii) CUB's allowance for loan losses will not be less than $19,000,000, each as determined in accordance with generally accepted accounting principles in the United States, referred to as GAAP; "adjusted CUB shareholders' equity" means the consolidated equity of CUB as set forth in the closing financial statements, minus any unrealized gains or plus any unrealized losses in CUB's securities portfolio due to mark-to-market adjustments, and adding the sum of (i) all amounts paid or accrued in connection with any actions taken in connection with the purchase of CUB's outstanding shares of Series A preferred stock, referred to as the Series A preferred stock, from the U.S. Treasury Department, (ii) all amounts paid or accrued in connection with certain actions taken to conform certain policies and practices to those of PacWest to the extent that such actions were not necessary to bring CUB into conformity with GAAP or any applicable law of any governmental authority, (iii) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for CUB for services rendered solely in connection with the transactions contemplated by the merger agreement paid by CUB prior to the effective time and which do not exceed in the aggregate $10,000,000 (exclusive of reasonable costs incurred or advanced by such advisors), (iv) attorneys' fees arising directly and exclusively from any actions, claims, suits or hearings brought by the Company's shareholders with respect to the merger agreement or the transactions contemplated thereby, and (v) any amounts payable by CUB in connection with the cancellation of CUB's equity awards pursuant to the merger agreement, and any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided in the merger agreement) or any retention bonuses paid in accordance with the merger agreement, and any costs incurred in connection with the termination of CUB's contracts pursuant to the merger agreement;

  •
  since April 5, 2017, no event having occurred or circumstance arisen that, individually or taken together with all other facts, has had or is reasonably likely to have a material adverse effect with respect to CUB;

  •
  holders of not more than 10% of outstanding CUB common shares having duly exercised their dissenters' rights under Chapter 13 of the CGCL;

  •
  the purchase of CUB's Series A preferred stock from the U.S. Treasury Department having been consummated; and

  •
  receipt by PacWest of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        For more information, please see the section entitled "The Merger Agreement—Conditions to Consummation of the Merger."

Acquisition Proposals (page [    •    ])

        Under the terms of the merger agreement, CUB has agreed not to, directly or indirectly:

  •
  initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any acquisition proposal (as defined in the section entitled "The Merger Agreement—Acquisition Proposals"); or

  •
  engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with any person relating to an acquisition proposal or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

        However, the above restriction would not prevent CUB or its board of directors from:

  •
  complying with Rule 14d-9 and 14d-2 under the Exchange Act;

  •
  at any time before, but not after the CUB shareholder approval is obtained, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if CUB receives from the person so requesting such information, an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between PacWest and CUB; or

  •
  engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal;

        only if, however, in the cases referred to in the second and third bullet points above, the CUB board of directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to violate the directors' fiduciary duties under applicable law.

        Further, the merger agreement provides that, subject to certain exceptions, the CUB board of directors and each committee thereof will not:

  •
  except as expressly permitted by the merger agreement, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to PacWest, the recommendation of its board of directors that its shareholders approve the principal terms of the merger agreement; or

  •
  cause or permit CUB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

        For more information, please see the section entitled "The Merger Agreement—Acquisition Proposals."

Termination of the Merger Agreement (page [    •    ])

        The merger agreement may be terminated and the merger may be abandoned:

  •
  at any time prior to the effective time, whether before or after the CUB shareholder approval, by action of the board of directors of either party, in the event that both parties mutually consent in writing to terminate the merger agreement;

  •
  at any time prior to the effective time, whether before or after the CUB shareholder approval, by action of the board of directors of either party, in the event that the merger is not consummated by February 28, 2018 (which may be extended to April 30, 2018 by either party if all conditions to closing have been met except for the receipt of the required regulatory approvals), which date is referred to as the end date, except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;

  •
  at any time prior to the effective time, whether before or after the CUB shareholder approval, by action of the board of directors of either party if:

  •
  the approval of any governmental authority required for consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement has been denied by final and nonappealable action of such governmental authority, or an application therefor has been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority, or

  •
  the CUB shareholder approval is not obtained at the duly convened special meeting;

  •
  at any time prior to the effective time, whether before or after the CUB shareholder approval, by action of either party's board of directors if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to the end date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

  •
  by action of PacWest's board of directors at any time prior to the CUB shareholder approval, in the event:

  •
  CUB has breached in any material respect the prohibitions in the merger agreement relating to acquisition proposals;

  •
  the CUB board of directors has effected a change of recommendation;

  •
  at any time after the end of 10 business days following receipt of an acquisition proposal, the CUB board of directors has failed to reaffirm its recommendation that the CUB shareholders approve the principal terms of the merger agreement as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by PacWest; or

  •
  a tender offer or exchange offer for outstanding CUB common shares has been publicly disclosed (other than by PacWest or an affiliate of PacWest) and the CUB board of directors recommends that CUB shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the CUB board of directors fails to recommend unequivocally against acceptance of such offer; or

  •
  by action of CUB's board of directors, by written notice to PacWest on the business day immediately following the determination date, effective as of three business days following the date of such written notice, in the event that:

  •
  the PacWest average closing price is less than $44.84 per share (with a proportionate adjustment for any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the merger agreement and the determination date); and

  •
  the quotient of the PacWest average closing price divided by $52.75 is less than (i) the quotient of the average price of the KBW Index during the determination period divided by the index ratio, minus (ii) 0.15.

    If CUB elects to terminate the merger agreement and provides written notice thereof to PacWest, then within two business days following PacWest's receipt of such notice, PacWest may elect to reinstate the merger and related transactions, and adjust the exchange ratio to equal the lesser of (i) the quotient of $23.80 divided by the PacWest average closing price and (ii) (a) the quotient of $23.80 divided by the PacWest average closing price (b) multiplied by the index ratio. Alternatively, PacWest may elect not to adjust the exchange ratio, and, in lieu thereof, may increase the cash consideration per CUB common share such that the value of the total consideration received for each share is the same as if the exchange ratio had been adjusted as described above.

        For more information, please see the section entitled "The Merger Agreement—Termination of the Merger Agreement."

Termination Fee (page [    •    ])

        CUB must pay PacWest a termination fee of $26.5 million in the following circumstances:

  •
  PacWest terminates the merger agreement because CUB (i) has breached in any material respect its obligations relating to acquisition proposals under the merger agreement, (ii) the CUB board of directors has changed its recommendation to shareholders, (iii) any time after the end of 10 business days following receipt of an acquisition proposal, the CUB board of directors has failed to reaffirm its recommendation to shareholders after receipt of a written request from PacWest, or (iv) a tender offer or exchange offer for outstanding CUB common shares has been publicly disclosed (other than by PacWest or an affiliate of PacWest) and the CUB board of directors recommends that the CUB shareholders tender their shares or, within 10 business days after the commencement of such tender or exchange offer, the CUB board of directors fails to recommend unequivocally against acceptance of such an offer; or

  •
  (i) (a) an acquisition proposal has been made to CUB or its shareholders generally or (b) any person has publicly announced an intention to make an acquisition proposal with respect to CUB; (ii) thereafter the merger agreement is terminated by either party because (A) the merger was not consummated on or before the end date and the CUB shareholder approval has not been obtained or (B) the CUB shareholder approval was not obtained at the special meeting, and (iii) within 12 months after the termination of the merger agreement, CUB enters into a definitive agreement with respect to or consummates an acquisition proposal (except that for purposes of the foregoing, references to "15%" in the definition of the term "acquisition proposal" will instead refer to "50%").

        For more information, please see the section entitled "The Merger Agreement—Termination Fee."

Voting Agreements (page [    •    ])

        Each of the directors of CUB, in his or her capacity as a shareholder of CUB, has entered into a voting agreement with PacWest in which such director has agreed to vote all CUB common shares that he or she owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of CUB to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, CUB's directors beneficially owned, in the aggregate, [    •    ] CUB common shares, allowing them to exercise approximately [    •    ]% of the voting power of CUB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of CUB RSUs that were not outstanding as of the close of business on the record date).

        The voting agreements terminate in certain circumstances, including in the event that the merger agreement is terminated in accordance with its terms.

        For more information, please see the section entitled "The Merger Agreement—Voting Agreements."

Material U.S. Federal Income Tax Consequences of the Merger (page [    •    ])

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a reorganization, a CUB shareholder who receives PacWest common stock and cash (other than cash received in lieu of a fractional share of PacWest common stock) in exchange for CUB common shares pursuant to the merger, will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the PacWest common stock received pursuant to the merger over such holder's adjusted tax basis in the CUB common shares surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of PacWest common stock). It is a condition to the completion of the merger that PacWest and CUB receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        Tax matters are complicated and the tax consequences of the merger to each CUB shareholder may depend on such shareholder's particular facts and circumstances. CUB shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger."

Comparison of Shareholders' Rights (page [    •    ])

        The rights of CUB shareholders who continue as PacWest stockholders after the merger will be governed by the certificate of incorporation and bylaws of PacWest rather than by the articles of incorporation and bylaws of CUB. For more information, please see the section entitled "Comparison of Shareholders' Rights."

The Parties (page [    •    ])

  PacWest Bancorp
  9701 Wilshire Boulevard, Suite 700
  Beverly Hills, California 90212
  Phone: (310) 887-8500

        PacWest Bancorp, a Delaware corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, referred to as the BHC Act, with corporate headquarters in Beverly Hills, California. PacWest's principal business is to serve as the holding company for PacWest's wholly owned subsidiary, Pacific Western Bank. References to PacWest refer to PacWest together with Pacific Western Bank and its other subsidiaries on a consolidated basis.

        PacWest is focused on relationship-based business banking to small, middle-market and venture-backed businesses nationwide. It offers a broad range of loan and deposit products and services through 74 full-service branches located throughout the state of California, one branch located in Durham, North Carolina, and several loan production offices located in cities across the country. It also provides commercial banking services, including real estate, construction, and commercial loans, and comprehensive deposit and treasury management services to small and middle-market businesses. In addition, PacWest offers products and services through its CapitalSource and Square 1 Bank Divisions. The CapitalSource Division provides cash flow, asset-based, equipment, and real estate loans and treasury management services to established middle-market businesses on a national basis. The Square 1 Bank Division offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in key innovation hubs across the United States. PacWest also provides investment advisory and asset management services to select clients through Square 1 Asset Management, Inc., a wholly owned subsidiary of Pacific Western Bank and a SEC-registered investment adviser.

        PacWest Bancorp was established in October 1999 and has achieved strong market positions by developing and maintaining extensive local relationships in the communities it serves. By leveraging its business model, service-driven focus, and presence in attractive markets, as well as maintaining a highly efficient operating model and robust approach to risk management, PacWest has achieved significant and profitable growth, both organically and through disciplined acquisitions. PacWest has successfully completed 28 acquisitions since 2000 which have contributed to its growth and expanded its market presence throughout the United States.

        As of March 31, 2017, PacWest had total assets of $21.9 billion, loans and leases, net of deferred fees, of $15.6 billion, total deposits of $16.3 billion, and stockholders' equity of $4.5 billion.

  CU Bancorp
  818 West 7th Street, Suite 220
  Los Angeles, California 90017
  Phone: (213) 430-7000

        CU Bancorp, a California corporation, headquartered in downtown Los Angeles, California, is a bank holding company registered under the BHC Act and within the meaning of Section 1280 of the California Financial Code. CUB's principal business is to serve as the holding company for its wholly owned subsidiary, CU Bank. The common shares of CUB are listed on the NASDAQ Capital Market under the trading symbol "CUNB."

        CU Bancorp was incorporated as a California corporation on November 16, 2011, and became the holding company for CU Bank on July 31, 2012. CUB is a California state-chartered banking corporation and is not a member of the Federal Reserve System. CU Bank was incorporated on September 30, 2004, under the laws of the State of California, and commenced operations on May 23, 2005.

        CU Bank is a full-service commercial business bank offering a broad range of banking products and services including: deposit services, lending and cash management to small- and medium-sized businesses, to non-profit organizations, to business principals and entrepreneurs, to the professional community, including attorneys, certified public accountants, financial advisors, healthcare providers and investors. CU Bank is a Small Business Administration, or SBA, Preferred Lender. CU Bank's deposit products include demand, money market, and certificates of deposit. CU Bank's loan products include commercial, real estate construction, commercial real estate, SBA and personal loans. CU Bank also provides cash management services, online banking, commercial credit cards and other primarily business-oriented products. In addition to the Los Angeles headquarters office of CUB and CU Bank, CU Bank has eight additional full-service branches in the Ventura/Los Angeles/Orange County/San Bernardino metropolitan area located in Encino, West Los Angeles, Valencia, Thousand Oaks, Gardena, Anaheim, Irvine/Newport Beach and Ontario.

        As of March 31, 2017, CUB had consolidated total assets of $3.1 billion, total loans of $2.0 billion, total deposits of $2.8 billion and total shareholders' equity of $346.4 million.

Risk Factors (page [    •    ])

        Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this document, including the risk factors set forth in the section entitled "Risk Factors" or described in PacWest's and CUB's respective Annual Reports on Form 10-K for the year ended on December 31, 2016 and other reports filed with the SEC, which are incorporated by reference into this document. Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PACWEST

        The following table summarizes consolidated financial results of PacWest for the periods and at the dates indicated and should be read in conjunction with PacWest's consolidated financial statements and the notes to the consolidated financial statements contained in reports that PacWest has previously filed with the SEC. Historical financial information for PacWest can be found in its Annual Report on Form 10-K for the year ended December 31, 2016 and in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2017. Please see the section entitled "Where You Can Find More Information" for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the three months ended March 31, 2017 and 2016 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of PacWest believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods indicate results for any future period.

	At or for the Three Months Ended March 31,		At or For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In thousands, except per share amounts and percentages)
Results of Operations(1):
Interest income	$247,409	$259,230	$1,015,912	$883,938	$704,775	$309,914	$296,115
Interest expense	(14,957)	(14,636)	(54,621)	(60,592)	(42,398)	(12,201)	(19,648)

Net interest income	232,452	244,594	961,291	823,346	662,377	297,713	276,467

Total (provision) negative provision for credit losses	(24,728)	(20,140)	(65,729)	(45,481)	(11,499)	4,210	12,819

Gain (loss) on securities	(99)	8,110	9,485	3,744	4,841	5,359	1,239
FDIC loss sharing expense, net	—	(2,415)	(8,917)	(18,246)	(31,730)	(26,172)	(10,070)
Other noninterest income	35,213	28,844	111,907	98,812	69,076	25,057	24,703

Total noninterest income	35,114	34,539	112,475	84,310	42,187	4,244	15,872

Foreclosed assets (expense) income, net	(143)	561	(1,881)	668	(5,401)	1,503	(10,931)
Acquisition, integration and reorganization costs	(500)	(200)	(200)	(21,247)	(101,016)	(40,812)	(4,089)
Debt termination expense	—	—	—	—	—	—	(22,598)
Other noninterest expense	(115,901)	(111,049)	(448,020)	(361,460)	(299,175)	(188,856)	(172,996)

Total noninterest expense	(116,544)	(110,688)	(450,101)	(382,039)	(405,592)	(228,165)	(210,614)

Earnings from continuing operations before income tax expense	126,294	148,305	557,936	480,136	287,473	78,002	94,544
Income tax expense	(47,626)	(57,849)	(205,770)	(180,517)	(117,005)	(32,525)	(37,743)

Net earnings from continuing operations	78,668	90,456	352,166	299,619	170,468	45,477	56,801

Loss from discontinued operations before income tax benefit	—	—	—	—	(2,677)	(620)	—
Income tax benefit	—	—	—	—	1,114	258	—

Net loss from discontinued operations	—	—	—	—	(1,563)	(362)	—

Net earnings	$78,668	$90,456	$352,166	$299,619	$168,905	$45,115	$56,801

Per Common Share Data:
Basic and diluted earnings per share (EPS):
Net earnings from continuing operations	$0.65	$0.74	$2.90	$2.79	$1.94	$1.09	$1.54
Net earnings	$0.65	$0.74	$2.90	$2.79	$1.92	$1.08	$1.54
Dividends declared during period	$0.50	$0.50	$2.00	$2.00	$1.25	$1.00	$0.79
Book value per share(2)	$37.13	$36.60	$36.93	$36.22	$34.03	$17.65	$15.74
Tangible book value per share(2)	$18.95	$18.33	$18.71	$17.86	$17.17	$12.72	$13.22
Shares outstanding at period-end(2)	121,408	121,771	121,284	121,414	103,022	45,823	37,421
Weighted average shares outstanding for basic and diluted EPS	119,843	120,206	120,239	106,327	86,853	40,823	35,685

	At or for the Three Months Ended March 31,		At or For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In thousands, except per share amounts and percentages)
Balance Sheet Data:
Total assets	$21,927,254	$21,031,009	$21,869,767	$21,288,490	$16,234,605	$6,533,168	$5,463,658
Cash and cash equivalents	296,500	519,518	419,670	396,486	313,226	147,422	164,404
Investment securities	3,354,893	3,257,836	3,245,700	3,579,147	1,607,786	1,522,684	1,392,511
Non-PCI loans and leases	15,526,518	14,365,915	15,412,092	14,339,070	11,613,832	3,930,539	3,074,947
Allowance for credit losses, Non-PCI loans and leases	167,589	138,376	161,278	122,268	76,767	67,816	72,119
PCI loans	96,353	176,607	108,445	189,095	290,852	382,796	517,885
Goodwill	2,173,949	2,175,791	2,173,949	2,176,291	1,720,479	208,743	79,866
Core deposit and customer relationship intangibles	33,302	48,137	36,366	53,220	17,204	17,248	14,723
Deposits	16,331,008	15,441,375	15,870,611	15,666,182	11,755,128	5,280,987	4,709,121
Borrowings	460,609	551,401	905,812	621,914	383,402	113,726	12,591
Subordinated debentures	442,516	438,723	440,744	436,000	433,583	132,645	108,250
Stockholders' equity	4,508,106	4,456,592	4,479,055	4,397,691	3,506,230	808,898	589,121
Performance Ratios:
Return on average assets(4)	1.47%	1.72%	1.66%	1.70%	1.27%	0.74%	1.04%
Return on average equity(4)	7.08%	8.20%	7.85%	7.99%	6.11%	6.28%	10.01%
Return on average tangible equity(4)	13.90%	16.45%	15.52%	15.76%	11.88%	8.25%	11.76%
Net interest margin(4)	5.16%	5.53%	5.40%	5.60%	6.01%	5.48%	5.52%
Efficiency ratio	41.4%	38.5%	39.8%	38.5%	41.6%	60.7%	56.4%
Stockholders' equity to total assets ratio	20.6%	21.2%	20.5%	20.7%	21.6%	12.4%	10.8%
Tangible common equity ratio	11.7%	11.9%	11.5%	11.4%	12.2%	9.2%	9.2%
Average equity to average assets	20.8%	20.9%	21.2%	21.3%	20.7%	11.8%	10.4%
Dividend payout ratio	77.3%	67.3%	69.1%	71.8%	67.7%	90.9%	50.7%
Tier 1 leverage ratio(3)	11.87%	11.51%	11.91%	11.67%	12.34%	11.22%	10.53%
Tier 1 capital ratio(3)	12.31%	12.63%	12.31%	12.60%	13.16%	15.12%	15.17%
Total capital ratio(3)	15.56%	15.96%	15.56%	15.65%	16.07%	16.38%	16.43%
Non-PCI Credit Quality Metrics:
Non-PCI nonaccrual loans and leases	$173,030	$130,418	$170,599	$129,019	$83,621	$46,774	$41,762
Foreclosed assets	12,842	18,310	12,976	22,120	43,721	55,891	56,414
Total nonperforming assets	185,872	151,266	183,575	151,839	127,342	102,665	98,176
Non-PCI nonaccrual loans and leases to Non-PCI loans and leases	1.11%	0.91%	1.11%	0.90%	0.72%	1.19%	1.36%
Nonperforming assets to Non-PCI loans and leases and foreclosed assets	1.20%	1.05%	1.19%	1.06%	1.09%	2.58%	3.14%
Allowance for credit losses to Non-PCI nonaccrual loans and leases	96.9%	106.1%	94.5%	94.8%	91.8%	145.0%	172.7%
Allowance for credit losses to Non-PCI loans and leases	1.08%	0.96%	1.05%	0.85%	0.66%	1.73%	2.35%
Net charge-offs to average Non-PCI loans and leases(4)	0.49%	0.11%	0.15%	0.06%	0.02%	0.12%	0.33%

(1)
Operating results of acquired companies are included from the respective acquisition dates.

(2)
Includes 1,537,717 shares and 1,562,557 shares of unvested restricted stock outstanding at March 31, 2017 and 2016, respectively, and 1,476,132 shares, 1,211,951 shares, 1,108,505 shares, 1,216,524 shares, and 1,698,281 shares of unvested restricted stock outstanding at December 31, 2016, 2015, 2014, 2013, and 2012, respectively.

(3)
Capital ratios presented are for PacWest as a consolidated company.

(4)
Quarterly periods are shown on an annualized basis.

SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA FOR CUB

        The following table summarizes consolidated financial results of CUB for the periods and at the dates indicated and should be read in conjunction with CUB's consolidated financial statements and the notes to the consolidated financial statements contained in reports that CUB has previously filed with the SEC. Historical financial information for CUB can be found in its Annual Report on Form 10-K for the year ended December 31, 2016 and in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2017. Please see the section entitled "Where You Can Find More Information" for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the three months ended March 31, 2017 and 2016 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of CUB believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated.

	At or for the Three Months Ended March 31,		At or for the Years Ended December 31,
(Dollars in thousands)	2017	2016	2016	2015	2014	2013	2012
Financial Condition Data:
Total assets	$3,143,268	$2,739,533	$2,994,760	$2,634,642	$2,265,117	$1,407,816	$1,249,637
Cash and cash equivalents	364,777	300,151	209,070	222,063	132,586	241,287	182,896
Investment securities-available- for-sale	469,399	315,499	469,950	315,785	226,962	106,488	118,153
Investment securities-held-to- maturity	40,945	40,256	42,027	42,036	47,147	—	—
Loans, net of unearned income	2,046,138	1,869,178	2,050,226	1,833,163	1,624,723	933,194	854,885
Off-balance sheet unfunded loan commitments	978,895	885,085	996,084	800,396	484,952	345,855	295,188
Deposits	2,754,775	2,375,884	2,607,389	2,286,791	1,947,693	1,232,423	1,078,076
Subordinated debentures, net	9,896	9,737	9,856	9,697	9,538	9,379	9,169
Repurchase agreements	11,939	21,967	18,816	14,360	9,411	11,141	22,857
Operating Data:
Interest income	$27,183	$24,249	$101,252	$90,142	$55,177	$50,846	$37,496
Interest expense	992	771	3,146	2,723	1,922	2,079	1,797
Net interest income	26,191	23,478	98,106	87,419	53,255	48,767	35,699
Provision for loan losses	—	622	3,264	5,080	2,239	2,852	1,768
Net interest income after provision for loan losses	26,191	22,856	94,842	82,339	51,016	45,915	33,931
Noninterest income	2,835	2,820	12,012	11,730	7,709	6,518	3,961
Noninterest expense	16,693	15,187	63,444	59,965	43,385	37,640	34,500
Net income before provision for income tax expense	12,333	10,489	43,410	34,104	15,340	14,793	3,392
Provision for income tax expense	4,550	3,905	15,953	12,868	6,432	5,008	1,665
Preferred stock dividends and discount accretion	301	303	1,217	1,174	124	—	—
Net income available to common stockholders	7,482	6,281	26,240	20,062	8,784	9,785	1,727
Performance Ratios:
Return on average assets	0.97%	0.93%	0.92%	0.80%	0.59%	0.74%	0.16%
Return on average tangible common equity	11.87%	11.29%	11.07%	9.86%	6.50%	8.34%	1.73%
Net interest margin	3.67%	3.77%	3.71%	3.83%	3.79%	3.96%	3.63%
Average equity to average assets	11.02%	11.52%	11.45%	11.73%	10.16%	9.92%	9.56%
Capital Ratios (consolidated):
Tier 1 leverage capital	9.6%	9.8%	9.7%	9.7%	12.9%	9.6%	9.1%
Tier 1 risk-based capital	10.9%	10.9%	10.7%	10.9%	11.0%	11.8%	11.5%
Total risk-based capital	11.7%	11.6%	11.4%	11.5%	11.6%	12.8%	12.4%
Total shareholders' equity to assets	11.02%	11.53%	11.29%	11.65%	12.33%	9.80%	10.05%

	At or for the Three Months Ended March 31,		At or for the Years Ended December 31,
(Dollars in thousands)	2017	2016	2016	2015	2014	2013	2012
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.96%	0.89%	0.94%	0.86%	0.78%	1.14%	1.03%
Allowance for loan losses as a percent of nonperforming loans	2,580%	911%	1,726%	764%	323%	111%	84%
Net charge-offs/(recoveries) to average outstanding loans (annualized)	(0.05)%	(0.05)%	(0.02)%	0.12%	0.02%	0.12%	0.08%
Nonperforming loans as a percent of total loans	0.04%	0.10%	0.05%	0.11%	0.24%	1.02%	1.23%
Nonperforming assets as a percent of total assets	0.02%	0.07%	0.04%	0.09%	0.21%	0.68%	1.09%
Per Share Data:
Net income per basic common share	$0.43	$0.37	$1.52	$1.21	$0.77	$0.93	$0.21
Net income per diluted common share	0.42	0.36	1.50	1.18	0.75	0.90	0.21
Book value per common share	18.48	17.19	18.09	16.87	15.78	12.45	11.68
Weighted average common shares outstanding—basic	17,532,104	17,041,427	17,252,046	16,543,787	11,393,445	10,567,436	8,283,599
Weighted average common shares outstanding—diluted	17,756,455	17,417,160	17,550,864	16,983,221	11,667,733	10,836,861	8,410,749

UNAUDITED COMPARATIVE PER SHARE DATA

        The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (a) PacWest and CUB on a historical basis, (b) PacWest and CUB on a pro forma combined basis and (c) CUB on a pro forma equivalent basis. The pro forma basic and diluted earnings per share information was computed as if the merger had been completed on January 1, 2016. The pro forma book value per share information was computed as if the merger had been completed on December 31, 2016 or March 31, 2017, as applicable.

        The following pro forma information has been derived from and should be read in conjunction with PacWest's and CUB's consolidated financial statements for the year ended December 31, 2016 and their unaudited consolidated financial statements as of and for the three-month period ended March 31, 2017, incorporated herein by reference. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	Unaudited Comparative Per Common Share Data
	PacWest	CUB	PacWest Pro Forma Combined	CUB Pro Forma Equivalent Per Share(1)
Three-month period ended March 31, 2017
Basic Earnings	$0.65	$0.43	$0.66	$0.35
Diluted Earnings	$0.65	$0.42	$0.66	$0.35
Cash Dividends Paid(2)	$0.50	$—	$0.50	$0.27
Book Value	$37.13	$18.48	$38.09	$20.22
Year ended December 31, 2016
Basic Earnings	$2.90	$1.52	$2.90	$1.54
Diluted Earnings	$2.90	$1.50	$2.90	$1.54
Cash Dividends Paid(2)	$2.00	$—	$2.00	$1.06
Book Value	$36.93	$18.09	$37.90	$20.12

(1)
Computed by multiplying the PacWest pro forma combined amounts by the Exchange Ratio of 0.5308.

(2)
PacWest pro forma combined cash dividends paid are based only upon PacWest's historical amounts.

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the dividend paid per share, of PacWest common stock, which trades on NASDAQ under the symbol "PACW," and CUB common shares, which trade on NASDAQ under the symbol "CUNB."

	PacWest Common Stock			CUB Common Shares
	High	Low	Dividend	High	Low	Dividend
2015
First quarter	$47.47	$41.18	$0.50	$23.00	$20.06	$0.00
Second quarter	$48.86	$43.69	$0.50	$23.00	$18.52	$0.00
Third quarter	$48.54	$40.00	$0.50	$23.48	$20.59	$0.00
Fourth quarter	$48.00	$41.11	$0.50	$27.66	$21.82	$0.00
2016
First quarter	$43.45	$29.05	$0.50	$25.00	$20.69	$0.00
Second quarter	$42.14	$35.56	$0.50	$24.05	$20.35	$0.00
Third quarter	$43.86	$36.89	$0.50	$25.25	$22.25	$0.00
Fourth quarter	$56.07	$41.10	$0.50	$35.95	$22.35	$0.00
2017
First Quarter	$57.53	$49.21	$0.50	$40.30	$33.40	$0.00
Second Quarter (through May 24, 2017)	$53.72	$46.38	$0.50	$40.00	$35.80	$0.00

        The following table sets forth the closing sale prices per share of PacWest common stock and CUB common shares on April 5, 2017, the last trading day before the public announcement of the signing of the merger agreement, and on [    •    ], 2017, the latest practicable date before the date of this document. The following table also includes the equivalent market value per CUB common share on April 5, 2017 and [    •    ], 2017 determined by adding $12.00 in cash plus the product of the share price of PacWest common stock on such dates and the exchange ratio of 0.5308.

	PacWest Common Stock		CUB Common Share		Equivalent Market Value per CUB Common Share
April 5, 2017		$51.72		$39.50		$39.45
[•], 2017	$	[•]	$	[•]	$	[•]

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption entitled "Cautionary Statement Regarding Forward-Looking Statements," CUB shareholders should carefully consider the following factors in deciding whether to vote for CUB's proposals. Please see the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

Because the market price of PacWest common stock will fluctuate, the value of the merger consideration to be received by CUB shareholders may change.

        Upon completion of the merger, other than in certain circumstances described below, each CUB common share (other than excluded shares and dissenting shares) will be converted into the right to receive the merger consideration consisting of $12.00 in cash plus the number of PacWest common shares equal to the exchange ratio, pursuant to the terms of the merger agreement. The number of shares of PacWest common stock to be received by a CUB shareholder will be determined based on a fixed exchange ratio of 0.5308 of a share of PacWest common stock for each CUB common share (other than excluded shares and dissenting shares). Accordingly, the value of the merger consideration to be received by CUB shareholders will be based on the value of PacWest common stock at closing. The value of the PacWest common stock to be received by CUB shareholders in the merger may vary from the value as of the date the merger was announced, the date that this document was mailed to CUB shareholders, the date of the special meeting and the determination period. Any change in the market price of PacWest common stock prior to completion of the merger will affect the value of the merger consideration that CUB shareholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, CUB shareholders will not know or be able to calculate the value of the per share consideration they would receive upon completion of the merger. Share price changes may result from a variety of factors, including general market and economic conditions, changes in PacWest's or CUB's businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of PacWest and CUB. CUB shareholders should obtain current market quotations for CUB common shares and PacWest common stock before voting their shares at the special meeting.

        In addition, the merger agreement provides that CUB may terminate the merger agreement if (i) the PacWest average closing price falls below $44.84 per share and (ii) the PacWest average closing price underperforms the average KBW Index for the determination period by more than 15%. If CUB elects to terminate the merger agreement, then PacWest may reinstate the agreement after increasing the exchange ratio or cash consideration according to formulas set forth in the merger agreement such that the value of the merger consideration is intended to fix at $35.80 per share, as adjusted for any decline in the KBW Index. Accordingly, at the time of the CUB special meeting, CUB shareholders may not know or be able to calculate the applicable metrics over the determination period to determine the cash consideration or the exchange ratio used to determine the number of shares of PacWest common stock they would receive with respect to each CUB common share upon completion of the merger, and the number of shares of PacWest common stock or cash consideration to be received by CUB shareholders may be materially less than anticipated by CUB shareholders.

        For a more detailed discussion of potential adjustments to the merger consideration, see the section entitled "The Merger Agreement—Termination of the Merger Agreement."

CUB shareholders will have a reduced ownership and voting interest in PacWest after the merger and will exercise less influence over PacWest's management.

        CUB shareholders currently have the right to vote in the election of the CUB board of directors and on other matters affecting CUB. Upon the completion of the merger, except for shareholders who own common shares in both PacWest and CUB, each CUB shareholder will be a shareholder of PacWest with a percentage ownership of PacWest that is smaller than such shareholder's current percentage ownership of CUB. It is currently expected that former shareholders of CUB as a group will receive shares in the merger constituting approximately 7.3% of the outstanding shares of PacWest's common stock immediately after the merger. Because of this, CUB shareholders will have less influence on the management and policies of PacWest than they now have on the management and policies of CUB.

Sales of substantial amounts of PacWest's common stock in the open market by former CUB shareholders could depress PacWest's stock price.

        Shares of PacWest common stock that are issued to CUB shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act. As of the close of business on the record date, PacWest had approximately [    •    ] shares of common stock outstanding and [    •    ] shares of PacWest common stock were reserved for issuance under PacWest's equity incentive plans. Based on the CUB common shares currently outstanding, PacWest currently expects to issue approximately 9,487,221 shares of its common stock in connection with the merger.

        Because of the significantly enhanced liquidity of PacWest common stock as compared to CUB common shares on account of the greater public float and trading volume of PacWest common stock relative to CUB common shares, if the merger is completed, CUB's former shareholders may sell substantial amounts of PacWest common stock in the public market following completion of the merger. Any such sales may cause the market price of PacWest common stock to decrease. These sales might also make it more difficult for PacWest to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

PacWest may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, PacWest's ability to combine and integrate the business of CUB into PacWest's business. If PacWest is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

        PacWest and CUB have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of PacWest or CUB or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of CUB could choose to discontinue their relationships with PacWest post-merger because they prefer doing business with a different financial institution, which would adversely affect the future anticipated performance of PacWest. These transition matters could have an adverse effect on CUB during the pre-merger period and the combined company for an undetermined amount of time after the consummation of the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on PacWest following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact PacWest and CUB.

        The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) approval of the principal terms of the merger agreement by CUB shareholders, (ii) absence of any governmental order or law prohibiting completion of the merger, and (iii) effectiveness of the registration statement of which this document is a part.

        The obligation of each party to consummate the merger is also conditioned upon (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the merger agreement, (iii) receipt by such party of a tax opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (iv) the absence of a material adverse effect with respect to the other party since the date of the merger agreement. The obligation of PacWest to consummate the merger is also conditioned upon (i) the adjusted shareholders' equity and allowance for loan losses of CUB being outside of specified levels, (ii) the receipt of certain required regulatory approvals and such approvals not containing materially burdensome regulatory conditions, (iii) the repurchase by CUB of all outstanding shares of CUB's Series A preferred stock held by the U.S. Treasury Department and (iv) holders of not more than 10% of outstanding CUB common shares having duly exercised their dissenters' rights under Chapter 13 of the CGCL. The obligation of CUB to consummate the merger is also conditioned upon the receipt of certain required regulatory approvals.

        These conditions to the consummation of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by the end date, either PacWest or CUB may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after the CUB shareholder approval.

        Furthermore, prior to the CUB shareholder approval, PacWest may terminate the merger agreement and require payment of a $26.5 million termination fee if CUB materially breaches the restriction against soliciting alternative acquisition proposals, if CUB's board of directors recommends against the merger, if CUB's board of directors fails to reaffirm its recommendation in response to an alternative acquisition proposal after receiving a written request to do so from PacWest, or if CUB's board of directors recommends that CUB shareholders tender (or fails to recommend against tendering) their shares in a competing tender offer. CUB must also pay the $26.5 million termination fee if an alternative acquisition proposal has been made or announced, the merger agreement is terminated because the merger was not consummated by the end date and/or the CUB shareholder approval has not been obtained, and within 12 months after the termination of the merger agreement, CUB enters into a definitive agreement with respect to or consummates a proposal by a third party to acquire 50% or more of the assets or voting power of CUB.

        If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party's common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each company may be materially adversely affected.

        In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, the parties would have to recognize these expenses, including, in the case of CUB under certain circumstances, a termination fee, without realizing the expected benefits of the transaction. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on each party's ongoing business during the pendency of the merger, could have a material adverse effect on each party's business, financial condition and results of operations.

        Additionally, PacWest's or CUB's business may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, and the market price of PacWest common stock or CUB common shares might change to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and a party's board of directors seeks another merger or business combination, such party's shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

CUB will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of CUB and, consequently, PacWest. It is currently contemplated that certain CU Bank branches are to be closed or consolidated into nearby Pacific Western Bank branches and certain Pacific Western Bank branches are planned to be closed or consolidated into nearby CU Bank branches. These uncertainties and contemplated changes may impair CUB's ability to attract, retain and motivate key personnel and customers pending the consummation of the merger, as such personnel and customers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties and contemplated changes could cause customers, suppliers, vendors and others who deal with CUB to seek to change existing business relationships with CUB or fail to extend an existing relationship with CUB. In addition, competitors may target CUB's existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

        CUB has a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on CUB's management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on CUB's business, financial condition and results of operations.

        In addition, the merger agreement restricts CUB from taking certain actions without PacWest's consent while the merger is pending. These restrictions may, among other matters, and subject to certain exceptions, prevent CUB from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures, entering into other transactions or making other changes to CUB's business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on CUB's business, financial condition and results of operations. Please see the section entitled "The Merger Agreement—Conduct of Business Prior to the Completion of the Merger" for a description of the restrictive covenants applicable to CUB.

CUB directors and officers have interests in the merger different from the interests of other CUB shareholders.

        CUB's executive officers and directors have interests in the merger that are different from, or in addition to, the interests of CUB shareholders generally. Such interests include the following: (1) CUB executive officers have unvested equity awards that will be accelerated and vest in full on the completion of the merger; (2) CUB executive officers are participants in plans and party to agreements that provide for severance payments and other benefits in the event of, or upon a termination of employment within 24 months following, a change in control of CUB; (3) CUB directors and executive officers are entitled to continued indemnification and insurance coverage following the closing of the merger; (4) David I. Rainer, CUB's Chief Executive Officer and Chairman, K. Brian Horton, director and President of CUB and Karen Schoenbaum, Executive Vice President and Chief Financial Officer of CUB, have entered into consulting agreements with PacWest that become effective as of, and are conditioned upon, the closing of the merger; and (5) CUB non-employee directors have CUB restricted shares that, depending on the closing date of the merger, may accelerate and become vested upon completion of the merger. These interests are described in more detail under the section entitled "The Merger—Interests of CUB Directors and Executive Officers in the Merger."

Shares of PacWest common stock to be received by CUB shareholders as a result of the merger will have rights different from CUB common shares.

        Upon completion of the merger, the rights of former CUB shareholders will be governed by the certificate of incorporation and bylaws of PacWest. The rights associated with CUB common shares are different from the rights associated with PacWest common stock. In addition, the rights of stockholders under Delaware law, where PacWest is incorporated, may differ from the rights of shareholders under California law, where CUB is incorporated. Please see the section entitled "Comparison of Shareholders' Rights" for a discussion of the different rights associated with PacWest common stock.

The merger agreement contains provisions that may discourage other companies from trying to acquire CUB.

        The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to CUB that might result in greater value to CUB shareholders than the merger. These provisions include a general prohibition on CUB from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, in some circumstances upon termination of the merger agreement, CUB may be required to pay PacWest a $26.5 million termination fee. However, the failure of CUB shareholders to approve the merger agreement will not in and of itself trigger CUB's obligation to pay a termination fee, unless other factors also exist, including a third-party proposal to acquire CUB and entry into a definitive agreement with respect to an acquisition of CUB, or consummation of an acquisition of CUB, in each case within 12 months following termination.

        Each of the directors of CUB, in his or her capacity as a shareholder of CUB, has entered into a voting agreement with PacWest in which such director has agreed to vote all CUB common shares that he or she owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of CUB to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, CUB's directors beneficially owned, in the aggregate, [    •    ] CUB common shares, allowing them to exercise approximately [    •    ]% of the voting power of CUB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of CUB RSUs that were not outstanding as of the close of business on the record date). For more information, please see the section entitled "The Merger Agreement—Voting Agreements." CUB also has an unqualified obligation to submit the merger proposal to a vote of CUB shareholders, even if CUB receives a proposal that its board of directors believes is superior to the merger.

PacWest expects to incur substantial expenses related to the merger.

        PacWest expects to incur substantial expenses in connection with consummation of the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of CUB into that of PacWest. Although PacWest and CUB have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result of these expenses, both PacWest and CUB expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

The opinion of CUB's financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the merger.

        On April 5, 2017, the CUB board of directors received an opinion from KBW, its financial advisor, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of CUB common shares. Subsequent changes in the operations and prospects of CUB or PacWest, general market and economic conditions and other factors that may be beyond the control of CUB or PacWest, and on which KBW's opinion was based, may significantly alter the value of CUB or PacWest or the prices of PacWest common stock or CUB common shares by the time the merger is completed. Because CUB does not anticipate asking KBW to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed or as of any other date other than the date of such opinion. For a description of the opinion that CUB received from its financial advisor, please refer to the section entitled "The Merger—Opinion of CUB's Financial Advisor."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains certain forward-looking information about PacWest, CUB, and the combined company after the close of the merger and the bank merger that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of PacWest, CUB and the combined company. Readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by PacWest and CUB with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to:

  •
  lower than expected revenues;

  •
  credit quality deterioration or a reduction in real estate values, which could cause an increase in the provision for credit losses and allowance for credit losses and a reduction in net earnings;

  •
  increased competitive pressure among depository institutions;

  •
  the ability to complete the merger and the bank merger, including by obtaining regulatory approvals and approval by the shareholders of CUB, or any future transaction, or to integrate such acquired entities successfully, or to achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all;

  •
  the reaction by CUB's or PacWest's customers, employees and counterparties to the merger;

  •
  changes in the stock price of either PacWest or CUB prior to the completion of the merger as a result of the financial performance of PacWest or CUB prior to closing;

  •
  the possibility that regulatory approvals will not be received on expected timeframes or at all;

  •
  the possibility that personnel changes/retention will not proceed as planned;

  •
  the possibility that a change in the interest rate environment may reduce net interest margins;

  •
  higher than anticipated operating expenses;

  •
  the effectiveness of PacWest's risk management framework;

  •
  asset/liability re-pricing risks and liquidity risks;

  •
  the costs and effects of legal, compliance, and regulatory actions, changes and developments, including the impact of adverse judgments or settlements in litigation;

  •
  the initiation and resolution of regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews;

  •
  general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, which may be less favorable than expected; and

  •
  other risk factors described in documents filed by PacWest and CUB with the SEC.

        All forward-looking statements included in this proxy statement/prospectus are based on information available at the time of the proxy statement/prospectus. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially.

        PacWest and CUB are under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

 CUB SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

        The special meeting will be held at [    •    ], on [    •    ], 2017, at [    •    ] [    •    ].m., local time. On or about [    •    ], 2017, CUB commenced mailing of this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the special meeting.

Purpose of the Special Meeting

        At the special meeting, CUB common shareholders will be asked to consider and vote upon the following proposals:

  •
  Merger Proposal.  To approve the principal terms of the merger agreement, dated as of April 5, 2017, by and between PacWest and CUB, as such agreement may be amended from time to time, a copy of which is attached as Appendix A to this proxy statement/prospectus; and

  •
  Adjournment Proposal.  To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

        CUB will transact no other business at the special meeting other than as listed above.

Recommendation of the CUB Board of Directors

        After careful consideration, the CUB board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, and determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of CUB and its shareholders.

        The CUB board of directors recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal. Please see the section entitled "The Merger—Recommendation of the CUB Board of Directors and Reasons for the Merger."

Record Date and Quorum

        The CUB board of directors has fixed the close of business on [    •    ], 2017 as the record date for determining the holders of CUB common shares entitled to receive notice of and to vote at the special meeting.

        As of the close of business on the record date, there were [    •    ] CUB common shares outstanding and entitled to vote at the special meeting held by [    •    ] shareholders of record. Each CUB common share entitles the holder to one vote on each proposal to be considered at the special meeting.

        A majority of shares entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the special meeting. Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

        Since none of the proposals to be voted on at the CUB special meeting are routine matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the special meeting. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the CUB special meeting. Please see "—Shares Held in 'Street Name"' below for further information.

        As of the close of business on the record date, directors and executive officers of CUB and their affiliates owned and were entitled to vote [    •    ] CUB common shares, representing approximately [    •    ]% of the CUB common shares outstanding on that date. As of the close of business on the record date, PacWest beneficially held no CUB common shares.

        In connection with the merger agreement, each of the directors of CUB, in his or her capacity as a shareholder of CUB, has entered into a voting agreement with PacWest in which such director has agreed to vote all CUB common shares that he or she owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of CUB to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, CUB's directors beneficially owned, in the aggregate, [    •    ] CUB common shares, allowing them to exercise approximately [    •    ]% of the voting power of CUB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of CUB RSUs that were not outstanding as of the close of business on the record date).

Required Vote

  •
  Merger Proposal:  The affirmative vote of a majority of the outstanding shares entitled to vote on the proposal is required to approve the merger proposal.

  •
  Adjournment Proposal:  The adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum.

Treatment of Abstentions; Failure to Vote

        For purposes of the special meeting, an abstention occurs when a CUB common shareholder attends the special meeting, either in person or represented by proxy, but abstains from voting.

        Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

  •
  For the merger proposal, if a CUB common shareholder present in person at the special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote "AGAINST" the proposal. If a CUB common shareholder is not present in person at the special meeting and does not respond by proxy, it will also have the same effect as a vote "AGAINST" the proposal.

  •
  The adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Accordingly, for purposes of the adjournment proposal, abstentions will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions will affect the outcome under clause (ii) if the number of shares voting affirmatively, though a majority of the shares represented and voting, does not constitute a majority of the required quorum.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a shareholder authorizes the persons named in the proxy to vote such holder's shares at the special meeting in the manner such holder directs. A CUB common shareholder may vote by proxy or in person at the special meeting.

        The method of voting by proxy differs for shares held by shareholders of record and shares held in "street name."

Shareholders of Record:

        If your CUB common shares are registered directly in your name, you are considered the shareholder of record with respect to these shares. If you hold your shares in your name as a shareholder of record, you may submit your proxy before the special meeting in one of the following ways:

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  By telephone: Use the telephone number shown on your proxy card. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

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  Through the Internet: Visit the website shown on your proxy card to vote via the Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

  •
  By mail: Complete, sign, date and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        You may also cast your vote in person at the special meeting. Please see "—Attending the Special Meeting and Voting in Person" below for further information.

        CUB requests that CUB common shareholders vote by telephone, over the Internet or by completing, dating and signing the accompanying proxy and returning it to CUB as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the CUB common shares represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. Applicable deadlines for voting by telephone or through the Internet are set forth in your proxy card.

        If you hold your CUB common shares in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the CUB common shares represented by the proxy will be voted "FOR" the merger proposal and "FOR" the adjournment proposal.

Shares Held in "Street Name":

        If your CUB common shares are held in an account with a bank, broke or other nominee, which are referred to as shares held in "street name," the bank, broker or other nominee is considered the shareholder of record with respect to these shares and you are the beneficial owner of these "street name" shares.

        If your shares are held in "street name" through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. You should refer to the voting form used by that firm to determine whether you may vote by telephone, Internet or mail.

        If your shares are held in "street name," CUB recommends that you mark, date, sign and promptly mail the voting instruction form provided by your bank, broker or other nominee in accordance with the instructions provided by such nominee. If you do not give your bank, broker or other nominees instructions on how to vote your CUB common shares, your bank, broker or other nominees will not be able to vote your shares on either of the proposals at the special meeting and your shares will not be represented at the special meeting.

        If your shares are held in "street name" through a broker, bank or other nominee you must either direct your nominee on how to vote your shares or obtain a proxy from such nominee to vote in person at the CUB special meeting. If your shares are held in "street name," you may only vote in person at the CUB special meeting if you have proof of ownership of your CUB common shares as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the shareholder of record of such shares and present such items at the CUB special meeting. Please see "—Attending the Special Meeting and Voting in Person" below for further information.

        Every shareholder's vote is important. Accordingly, each CUB common shareholder should promptly submit a proxy, whether or not the shareholder plans to attend the special meeting.

        If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.

Shares Held in "Street Name"

        If your CUB common shares are held in "street name" through a bank, broker or other nominee, you must provide the bank, broker or other nominee, as the shareholder of record of your shares, with instructions on how to vote your shares. Please follow the instructions provided by your bank, broker or other nominee. You may not vote shares held in "street name" by returning a proxy card directly to CUB or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

        Brokers, banks or other nominees who hold shares in "street name" for the beneficial owner are not allowed to vote with respect to the approval of matters that are "non-routine" without specific instructions from the beneficial owner. Both proposals to be voted on at the CUB special meeting are considered "non-routine" matters and, therefore, brokers, banks and other nominees do not have discretionary voting power on these matters. A "broker non-vote" occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals to be voted on at the CUB special meeting are routine matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the CUB special meeting.

        Accordingly, if your CUB common shares are held in "street name," your bank, broker or other nominee will NOT be able to vote your CUB common shares on either the merger proposal or the adjournment proposal, and your shares will not be counted as represented for purposes of establishing a quorum at the special meeting unless you have properly instructed your bank, broker or other nominee on how to vote.

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  For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote "AGAINST" the proposal. The merger proposal requires the affirmative vote of a majority of the outstanding shares entitled to vote. Therefore, the failure of a holder of CUB common shares to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote "AGAINST" the merger proposal.

  •
  The adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the special meeting. Accordingly, for purposes of the adjournment proposal, your shares will not affect the outcome under clause (i), which recognizes only actual votes cast. However, your shares will affect the outcome under clause (ii) if the number of shares voting affirmatively, though a majority of the shares represented and voting, does not constitute a majority of the required quorum.

Revocability of Proxies and Changes to a Shareholder's Vote

        If you hold your CUB common shares in your name as a shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of four ways:

  •
  first, by sending a notice of revocation stating that you would like to revoke your proxy;

  •
  second, by sending a completed proxy card bearing a later date than your original proxy card;

  •
  third, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you were eligible to do so and following the instructions on the proxy card; or

  •
  fourth, by attending the special meeting and voting in person. Attendance at the CUB special meeting will not in itself constitute the revocation of a proxy.

        If you are a CUB shareholder of record and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to CUB's corporate secretary at 15821 Ventura Boulevard, Suite 100, Encino, California 91436. The notice of revocation or new proxy card, or electronic proxy submitted via the Internet or by telephone, must be received no later than [    •    ], 2017, at 5:00 p.m. local time, which is the business day immediately prior to the special meeting.

        If your shares are held in "street name" through a broker, bank or other nominee and you have instructed your nominee how to vote your CUB common shares, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your bank, broker or other nominee on how to change or revoke your vote.

Attending the Special Meeting and Voting in Person

        The special meeting will be held at [    •    ], on [    •    ], 2017, at [    •    ] [    •    ].m., local time. Subject to space availability, all CUB common shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting. Since seating may be limited, admission to the special meeting will be on a first-come, first-served basis. Registration and seating will begin at [    •    ] [    •    ].m., local time.

        If you hold your CUB common shares in your name as a shareholder of record and you wish to attend the special meeting and vote in person, please bring valid picture identification.

        If your shares are held in "street name" through a broker, bank or other nominee, you may only vote in person at the CUB special meeting if you have proof of ownership of your CUB common shares as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the shareholder of record of such shares and present such items at the CUB special meeting. You must also bring valid picture identification.

        Any representative of a shareholder who wishes to attend the CUB special meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the holder of CUB common shares and an acceptable form of identification.

Dissenters' Rights

        In connection with the merger, CUB common shareholders will have the opportunity to exercise dissenters' rights in accordance with the procedures set forth in Section 13 of the California General Corporation Law, or CGCL. A copy of Chapter 13 of the CGCL is attached to this proxy statement/prospectus as Appendix C. A dissenting shareholder who votes "AGAINST" the merger in person or by proxy at the special meeting and who follows the required procedures may receive cash in an amount equal to the fair market value of his or her CUB common shares in lieu of the merger consideration provided for under the merger agreement. For additional details and information on how to exercise your dissenters' rights, please refer to "The Merger—Dissenters' Rights" on page [    •    ] and Appendix C of this proxy statement/prospectus. Failure to follow all of the steps required under the CGCL will result in the loss of your dissenters' rights.

Householding

        The SEC's proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more shareholders sharing an address by delivering one proxy statement to those shareholders. This procedure, known as "householding," reduces the amount of duplicate information that shareholders receive and lowers printing and mailing costs.

        If you share an address with another shareholder, you may receive only one set of proxy materials. If you wish to receive a separate copy of proxy materials now or in the future, please request the additional copies: (i) by sending a request to CU Bancorp, 15821 Ventura Boulevard, Suite 100, Encino, California 91436, Attention: Corporate Secretary, (ii) by email to awolman@cunb.com, (iii) by facsimile to (818) 257-7703 or (iv) by calling CUB Investor Relations at (818) 257-7700. The proxy statement/prospectus is also available on the internet at http://www.cubancorp.com. Similarly, if you are receiving multiple copies of the proxy materials and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact CUB in the same manner as set forth above.

Solicitation of Proxies

        CUB is soliciting proxies for the special meeting from CUB common shareholders on behalf of its board of directors. CUB will bear all of the costs of the proxy solicitation for the special meeting, including the costs of preparing, printing and mailing this proxy statement/prospectus to its shareholders. In addition to solicitations by mail, CUB's directors, officers and employees may solicit proxies in person or by telephone, email, facsimile or other electronic methods without additional compensation. CUB has engaged [    •    ] to assist CUB in the solicitation of proxies and the mailing of the proxy materials for the special meeting, as well as to provide related advice and informational support. Such firm will be paid a fee of $[    •    ].

        CUB will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of CUB common shares held in "street name" by such persons.

Questions and Additional Information

        If you have any questions or need assistance in voting your shares, please call CUB Investor Relations at (818) 257-7700.

CUB PROPOSALS

Merger Proposal

        As discussed throughout this proxy statement/prospectus, CUB is asking its common shareholders to approve the merger proposal. Holders of CUB common shares should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of CUB common shares are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

The CUB board of directors recommends a vote "FOR" the merger proposal.

Adjournment Proposal

        The special meeting may be adjourned to another time and place, if necessary or appropriate, to permit, among other things, the further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

        If, at the special meeting, we do not have the affirmative vote of a majority of the outstanding shares entitled to vote to approve the merger proposal, CUB intends to move to adjourn the special meeting in order to enable the board of directors to solicit additional proxies for approval of the merger proposal. If the common shareholders approve the adjournment proposal, CUB could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from common shareholders who have previously voted.

The CUB board of directors recommends a vote "FOR" the adjournment proposal.

No Other Matters

        Under Section 601(a) of the CGCL, CUB may not transact any other business at the special meeting other than as listed above.

 INFORMATION ABOUT THE COMPANIES

PacWest Bancorp
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
Phone: (310) 887-8500

        PacWest Bancorp, a Delaware corporation, is a bank holding company registered under the BHC Act, with corporate headquarters in Beverly Hills, California. PacWest's principal business is to serve as the holding company for PacWest's wholly owned subsidiary.

        PacWest is focused on relationship-based business banking to small, middle-market and venture-backed businesses nationwide. It offers a broad range of loan and deposit products and services through 74 full-service branches located throughout the state of California, one branch located in Durham, North Carolina, and several loan production offices located in cities across the country. It also provides commercial banking services, including real estate, construction, and commercial loans, and comprehensive deposit and treasury management services to small and middle-market businesses. In addition, PacWest offers products and services through its CapitalSource and Square 1 Bank Divisions. The CapitalSource Division provides cash flow, asset-based, equipment, and real estate loans and treasury management services to established middle-market businesses on a national basis. The Square 1 Bank Division offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in key innovation hubs across the United States. PacWest also provides investment advisory and asset management services to select clients through Square 1 Asset Management, Inc., a wholly owned subsidiary of Pacific Western Bank and a SEC-registered investment adviser.

        PacWest Bancorp was established in October 1999 and has achieved strong market positions by developing and maintaining extensive local relationships in the communities it serves. By leveraging its business model, service-driven focus, and presence in attractive markets, as well as maintaining a highly efficient operating model and robust approach to risk management, PacWest has achieved significant and profitable growth, both organically and through disciplined acquisitions. PacWest has successfully completed 28 acquisitions since 2000 which have contributed to its growth and expanded its market presence throughout the United States.

        As of March 31, 2017, PacWest had total assets of $21.9 billion, loans and leases, net of deferred fees, of $15.6 billion, total deposits of $16.3 billion, and stockholders' equity of $4.5 billion.

        PacWest's stock is traded on NASDAQ under the symbol "PACW."

        Additional information about PacWest and its subsidiaries may be found in the documents incorporated by reference into this document. Please also see the section entitled "Where You Can Find More Information."

  CU Bancorp
  818 West 7th Street, Suite 220
  Los Angeles, California 90017
  Phone: (213) 430-7000

        CU Bancorp, a California corporation, headquartered in downtown Los Angeles, California, is a bank holding company registered under the BHC Act and within the meaning of Section 1280 of the California Financial Code. CUB's principal business is to serve as the holding company for its wholly owned subsidiary, CU Bank. The common shares of CUB are listed on the NASDAQ Capital Market under the trading symbol "CUNB."

        CU Bancorp was incorporated as a California corporation on November 16, 2011, and became the holding company for CU Bank on July 31, 2012. CUB is a California state-chartered banking corporation and is not a member of the Federal Reserve System. CU Bank was incorporated on September 30, 2004, under the laws of the State of California, and commenced operations on May 23, 2005.

        CU Bank is a full-service commercial business bank offering a broad range of banking products and services including: deposit services, lending and cash management to small- and medium-sized businesses, to non-profit organizations, to business principals and entrepreneurs, to the professional community, including attorneys, certified public accountants, financial advisors, healthcare providers and investors. CU Bank is a Small Business Administration, or SBA, Preferred Lender. CU Bank's deposit products include demand, money market, and certificates of deposit. CU Bank's loan products include commercial, real estate construction, commercial real estate, SBA and personal loans. CU Bank also provides cash management services, online banking, commercial credit cards and other primarily business-oriented products. In addition to the Los Angeles headquarters office of CUB and CU Bank, CU Bank has eight additional full-service branches in the Ventura/Los Angeles/Orange County/San Bernardino metropolitan area located in Encino, West Los Angeles, Valencia, Thousand Oaks, Gardena, Anaheim, Irvine/Newport Beach and Ontario.

        As of March 31, 2017, CUB had consolidated total assets of $3.1 billion, total loans of $2.0 billion, total deposits of $2.8 billion and total shareholders' equity of $346.4 million.

        CUB's stock is traded on NASDAQ under the symbol "CUNB."

        Additional information about CUB and its subsidiaries may be found in the documents incorporated by reference into this document. Please see the section entitled "Where You Can Find More Information."

 THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between PacWest and CUB. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about PacWest or CUB. Such information can be found elsewhere in this document and in the public filings PacWest and CUB make with the SEC, as described in the section entitled "Where You Can Find More Information."

Terms of the Merger

Transaction Structure

        PacWest's and CUB's boards of directors have approved the merger agreement. The merger agreement provides for the merger of CUB with and into PacWest, with PacWest continuing as the surviving corporation. Immediately after the merger, CU Bank, a California state-chartered bank and a wholly owned subsidiary of CUB, will merge with and into Pacific Western Bank, a California state-chartered bank and a wholly owned subsidiary of PacWest, with Pacific Western Bank as the surviving bank.

Merger Consideration

        In the merger, each CUB common share owned by a CUB shareholder, other than certain specified excluded shares and dissenting shares described under "The Merger Agreement—Merger Consideration—Cancellation of Excluded Shares and Dissenting Shares," will be converted into the right to receive (i) $12.00 in cash and (ii) 0.5308 of a share of PacWest common stock. For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the PacWest average closing price.

        The market value of the stock portion of the merger consideration will fluctuate with the price of PacWest common stock, and the value of the shares of PacWest common stock that holders of CUB common shares will receive upon consummation of the merger may be different than the value of the shares of PacWest common stock that holders of CUB common shares would receive if calculated on the date PacWest and CUB announced the merger, on the date that this document is being mailed to CUB shareholders, or on the date of the special meeting of CUB shareholders. Based on the closing price of PacWest common stock on April 5, 2017, the value of the per share merger consideration payable to holders of CUB common shares was $39.45. Based on the closing price of PacWest common stock on [    •    ], 2017, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of CUB common shares was $[    •    ].

Treatment of CUB Stock Options, Restricted Shares and RSUs

        CUB Stock Options.    At the effective time, each outstanding CUB stock option, whether vested or unvested, will be cancelled and will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of CUB common shares subject to such option and (ii) the excess, if any, of (A) an amount equal to (1) $12.00 in cash plus (2) the product of the PacWest average closing price and 0.5308 over (B) the exercise price per CUB common share underlying such option, less any applicable taxes required to be withheld with respect to such payment.

        CUB Restricted Shares and RSUs.    At the effective time, any vesting conditions applicable to each outstanding CUB restricted share and CUB RSU will automatically accelerate in full and such CUB restricted shares and CUB RSUs will be converted into, and become exchanged for, the merger consideration, less any applicable taxes required to be withheld with respect to such vesting.

Background of the Merger

        The CUB board of directors and executive management team regularly review and assess strategic opportunities that may be available to CUB. In addition, the CUB board of directors and executive management team hold an annual strategic planning retreat which, over the last three years, has had as its primary focus a discussion of strategic options potentially available to CUB, with the goal of enhancing value for CUB shareholders. The most recent strategic planning retreat was held in early November 2016. As part of the strategic planning process at this retreat, the CUB board of directors compared the benefits and challenges of continuing as an independent bank to the benefits and challenges of engaging in a strategic combination with another institution. The CUB board of directors considered a number of factors, including the growth and composition of CU Bank's loan portfolio, CU Bank's deposit franchise, management succession, economic indicators and regulatory developments and requirements. The CUB board of directors also invited KBW to address types of strategic alternatives potentially available to CUB. After considering the presentation by KBW and other discussions, and in an effort to develop better information regarding CUB's strategic options involving combinations with larger banks, the CUB board of directors directed Mr. Rainer, CUB's Chief Executive Officer and Chairman, with the assistance of KBW, to reach out informally to likely potential merger partners to establish a relationship that would allow CUB to gauge their interest in considering a transaction with CUB and obtain a sense of their merger philosophies and estimated valuations for CUB.

        In its presentation at the November retreat, KBW listed a number of financial institutions, including PacWest, that could be potential merger partners based on, among other things, market capitalization, prospects, reputation and business and cultural alignment. Between November 2016 and February 2017, representatives of KBW and/or Mr. Rainer contacted several of the financial institutions identified by KBW. The discussions were preliminary and informal. CUB did not provide nonpublic due diligence information and did not enter into confidentiality agreements with any of those parties other than PacWest. During that same period, stock prices for financial institutions were benefiting from a post-election rise, which saw the KBW Index experience a greater than 20% increase, and which saw CUB's share price experience a steady increase of more than 70%, from $23.15 on November 3, 2016, the first day of the CUB board of directors' 2016 retreat, to $39.55 on February 21, 2017, the day prior to the first discussion with PacWest. As explained to KBW and then communicated to Mr. Rainer, none of the other parties was interested in exploring detailed discussions with CUB at that time, primarily due to CUB's purchase price expectation to consummate a transaction.

        Mr. Rainer reported to the CUB board of directors in the executive session at its February 7, 2017 meeting on the feedback given to KBW and Mr. Rainer by potential merger candidates. The CUB board of directors discussed the input and directed Mr. Rainer and KBW to continue the investigation of the market to determine whether there were parties who would be interested in a transaction with CUB at a valuation that would reflect its then-current share price.

        On February 22, 2017, KBW reached out to Matthew P. Wagner, Chief Executive Officer of PacWest, to explore PacWest's interest in a potential merger with CUB at a price that, among other things, would reflect CUB's then-current share price, which as of that date had climbed to $39.55. Mr. Wagner expressed an interest in further discussions. Thereafter, KBW arranged a meeting on February 27, 2017 between Mr. Wagner and Mr. Rainer to continue to discuss PacWest's interest in a potential merger with CUB. At that meeting, Mr. Wagner expressed an interest in engaging in a more in-depth discussion regarding a potential merger between PacWest and CUB, and Mr. Rainer informed Mr. Wagner that he believed that the CUB board of directors would be looking for a premium for CUB shareholders over the current market price. The next day, KBW, on behalf of CUB, sent PacWest a form of a mutual non-disclosure agreement, pursuant to which CUB and PacWest each agreed to keep the other's proprietary information and the merger discussions confidential and for a period of one year to refrain from directly or indirectly acquiring more than 5.0% of the other's outstanding shares or assets without the prior approval of the other party's board of directors. The mutual non-disclosure agreement also included restrictions on representatives of CUB and PacWest who were provided access to the other party's customer or employee information from soliciting such customers or the other party's employees for a period of one year. The mutual non-disclosure agreement was executed on March 3, 2017. On that same day, based on previous guidance from the CUB board of directors, KBW informed PacWest's financial advisor, Sandler O'Neill + Partners, L.P., referred to as Sandler, that CUB expected no less than $42.00 per share. Sandler responded that PacWest was adamant that it would not pay more than $40.00 per share.

        On March 7, 2017, PacWest sent CUB a draft non-binding letter of intent, referred to as the LOI, outlining a potential merger. The draft LOI called for a merger of CUB into PacWest in which CUB shareholders would receive 0.7101 of a share of PacWest common stock for each CUB common share, or an implied price of $40.00 per CUB common share, based on the March 6, 2017 closing price for PacWest of $56.33 per share. CUB's closing price on March 6, 2017 was $38.10 per share. The draft LOI contemplated that Mr. Rainer would join PacWest's board of directors and CUB's directors and executive officers would execute non-solicitation and non-competition agreements. Further, the draft LOI provided PacWest 60 days of exclusivity from the date of the draft LOI to draft and negotiate a definitive merger agreement.

        At a special telephonic meeting of the CUB board of directors on March 8, 2017, Mr. Rainer and Anita Wolman, CUB's General Counsel, outlined the principal terms of the draft LOI and summarized the previous discussions between KBW and Mr. Rainer, on behalf of CUB, and PacWest. Ms. Wolman reminded the CUB board of directors that this matter was confidential and that that there could be no trading in CUB common shares or PacWest common stock until further notice by Ms. Wolman. Recognizing that the CUB board of directors and CUB management needed sufficient time to analyze the terms of the draft LOI, engage outside counsel and negotiate the terms of an engagement with KBW, the CUB board of directors agreed to meet later in the week and agreed at the meeting to ratify the execution of the mutual non-disclosure agreement with PacWest. To facilitate the negotiation process, and in furtherance of the exercise of the CUB board of directors' fiduciary duty, the CUB board of directors also formed the Special Transactions Committee, referred to as the Special Committee, and appointed to the Special Committee three independent directors with the requisite background and experience to serve in that capacity, namely Mr. Holman, CUB's Lead Independent Director and former and long-time commercial bank executive, Mr. Kentor, a corporate attorney and former General Counsel and Executive Management Committee member at MiniMed Inc., and Mr. Salter, former global leader of FTI Consulting's Valuation and Financial Advisory Services group. The CUB board of directors appointed Mr. Kentor as Special Committee Chairman, adopted a Special Committee Charter and authorized the Special Committee to review, consider, evaluate and direct and oversee the negotiation of the terms and conditions of the draft LOI and possibly a definitive merger agreement and make recommendations for or against the draft LOI and the proposed merger to the CUB board of directors.

        On March 9, 2017, the Special Committee met at the offices of CUB's outside legal counsel, Manatt, Phelps & Phillips, LLP, referred to as Manatt, to discuss the draft LOI. In addition to the members of the Special Committee, the meeting was attended by Mr. Rainer, Ms. Wolman, Karen Schoenbaum, CUB's Chief Financial Officer, lawyers from Manatt and representatives from KBW. Manatt reviewed its presentation on fiduciary duties given to the full CUB board of directors at two different previous annual retreats, and discussed in detail the CUB directors' legal duties applicable to their consideration of a strategic transaction. Representatives of KBW then discussed a preliminary financial analysis of each of CUB and PacWest on a standalone basis and in the context of the proposed merger. The Special Committee also discussed with Manatt and KBW the impact of a provision in the draft LOI pursuant to which CUB could terminate the merger agreement in the event that PacWest's volume weighted average stock price over a determined period prior to the closing (i) declined by more than 15%, and (ii) underperformed the KBW Index by greater than 15%, subject to PacWest's ability to reinstate the transaction by adjusting the merger consideration to fill the shortfall either by including a cash component, an adjusted exchange ratio or both. KBW discussed the recent increase in bank stock prices in general and the even-greater increase in CUB's share price, and how that impacted the pricing of the proposed merger. KBW advised that, based on its analysis, the receipt of a comparable or better offer was not reasonably likely. Following the report by KBW, the Special Committee discussed potential synergies in a strategic transaction with PacWest; the scope and results of the market outreach efforts conducted by Mr. Rainer and KBW since November 2016; the overlap between PacWest and CUB's operations; the importance to PacWest of CUB's deposit relationships; PacWest's dividend payment history; the significant increase in trading liquidity that would inure to the benefit of CUB shareholders from a merger with PacWest; and the likelihood of consummating a strategic transaction with PacWest on a timely basis, considering PacWest's experience in completing acquisitions of financial institutions the size of CUB, including its recent acquisition of Square 1 Financial, Inc., referred to as Square 1. The Special Committee, KBW, Manatt and CUB executive management then discussed the proposed merger consideration in detail, including whether PacWest would be willing to increase the exchange ratio and the advisability of any price protections, such as a collar. Mr. Rainer and KBW reported that they did not believe there was an opportunity to increase the merger consideration based upon conversations with Mr. Wagner and Sandler. Mr. Rainer and KBW also reported that they believed there was a risk that PacWest would terminate discussions if CUB were to attempt to negotiate further on merger consideration, including both the amount and the inclusion of price protections. KBW also advised that the inclusion of price protections such as a collar may not be in the best interests of CUB shareholders given the relative valuations of CUB and PacWest. The Special Committee questioned KBW about the provision in the draft LOI requiring non-employee directors to execute non-competition agreements and specifically asked whether it was customary. KBW explained that it was more customary to limit non-competition agreements to members of executive management responsible for significant customer relationships and strategic initiatives. The Special Committee then asked KBW whether PacWest would consider entering into consulting agreements with reasonable non-competition clauses for Mr. Rainer and Mr. Horton and perhaps other key members of management. KBW agreed to follow up with Sandler about the consulting agreements.

        KBW was excused from the meeting so the Special Committee could discuss KBW's draft engagement letter that had previously been distributed to the members of the Special Committee. Taking into consideration the services KBW had performed on behalf of CUB since November and its review of investment banking compensation in comparable transactions, the Special Committee resolved to recommend to the CUB board of directors that CUB formally engage KBW on the material terms proposed. The Special Committee also resolved to recommend to the CUB board of directors that CUB execute the draft LOI with PacWest subject to, among other things, clarifying CUB's right to conduct reverse due diligence, limiting the persons required to execute non-competition agreements to certain executive officers and modifying the board representation provision to provide for either Mr. Rainer or another mutually agreed upon CUB director to join the PacWest board of directors upon the closing of the proposed transaction.

        On March 10, 2017, the full CUB board of directors met telephonically. Representatives of KBW and Manatt and members of CUB executive management participated in the meeting. KBW discussed PacWest's proposed deal terms, including a preliminary financial analysis of the parties and the proposed transaction. Representatives of Manatt reminded the CUB directors of their fiduciary duties in the context of a strategic transaction, as well as restrictions on trading in the stock of both CUB and PacWest and the importance of confidentiality. The CUB board of directors discussed the status of

CUB's business options, recent macro-economic and regulatory trends and CUB's organic and strategic growth possibilities, including taking into account expansionary limitations imposed on CUB due to the Consent Order, dated September 23, 2016, among CU Bank, the FDIC and the CDBO, referred to as the Consent Order. Mr. Rainer reiterated portions of the discussions from the November 2016 strategic planning retreat regarding the challenges and opportunities for CUB if it remained independent, as well as the opportunity presented for CUB shareholders by the significant increase in CUB's share price. The Special Committee summarized for the CUB board of directors its findings and recommendations with respect to entering into the engagement agreement with KBW and executing the LOI, copies of each of which had previously been delivered to the CUB board of directors. After careful consideration of PacWest's offer, the current regulatory environment and uncertainties of the market and the economy, as well as discussions with Manatt and KBW, the CUB board of directors instructed management to sign the LOI and instructed the Special Committee to oversee further negotiations with PacWest regarding a definitive agreement. PacWest returned the countersigned LOI that same day.

        Following the execution of the LOI, representatives of management and the outside advisors to PacWest and CUB began more detailed discussions on the potential transaction, and Sandler sent an initial due diligence request list to KBW to allow PacWest and its advisors to commence credit, operational and legal due diligence of CUB through an online dataroom established on March 14, 2017. KBW and Manatt reviewed financial and other information regarding PacWest, including documentation for PacWest's recent acquisition of Square 1.

        On March 14, 2017, the CUB board of directors held a special meeting. Representatives from Manatt and members of CUB's executive management attended the meeting. Mr. Rainer advised the CUB board of directors that PacWest desired to sign a definitive agreement in early April and close a transaction, subject to the receipt of the requisite approvals and satisfaction of closing conditions, in the fourth quarter of 2017. He called upon representatives from Manatt to discuss the approval process for the proposed merger transaction, PacWest's proposed timeline and possible events that could disrupt the process and/or delay the closing, including a review by the SEC of PacWest's Form S-4, Community Reinvestment Act objections, protests or hearings and shareholder litigation related to the merger. A representative from Manatt advised the CUB board of directors on issues related to shareholder litigation that sometimes follow merger announcements by public companies. KBW was formally engaged as of March 15, 2017.

        On March 16, 2017, PacWest and Pacific Western Bank held a joint meeting of their boards of directors at which they and members of PacWest's executive management team discussed the strategic rationale and status of the negotiations with CUB. Mr. Wagner discussed with the joint boards of directors, among other things, the proposed consideration contained in the LOI, CUB's strong deposit base and low cost of deposits, CUB's exceptional credit and asset composition, CUB's business model and its similarities to PacWest's, and the Consent Order and the remediation steps undertaken by CUB to address the matters noted therein.

        On March 21, 2017, PacWest's outside legal counsel, Sullivan & Cromwell LLP, referred to as S&C, sent an initial draft of a definitive merger agreement to Manatt. On March 22, 2017, the Special Committee met telephonically. Representatives from Manatt and KBW, as well as Mr. Rainer and Ms. Wolman, participated in the meeting. Manatt explained that based on its initial review, the draft merger agreement was similar in form and content to the merger agreement for the Square 1 transaction that had previously been distributed to the Special Committee and that it was continuing to review the draft merger agreement. KBW informed the Special Committee that it had followed up with Sandler to request that PacWest consider entering into consulting or non-competition agreements with Mr. Rainer, Mr. Horton and Ms. Schoenbaum and that Sandler recently reported back that PacWest intended to offer consulting agreements to those three executive officers. The Special Committee requested that Manatt communicate with S&C and that KBW communicate with Sandler to ensure that drafts of the ancillary agreements, including the voting, non-competition, non-solicitation agreements and consulting agreements were delivered to Manatt at the earliest possible time. KBW then discussed the downward trend in the price of PacWest's stock since the date the LOI was signed. The Special Committee directed KBW to inform Sandler that, in light of the decrease in PacWest's stock price, the parties should consider changes to the merger consideration such as adding cash or changing the exchange ratio. KBW told the Special Committee that it would present more information about the impact of the PacWest stock price on the deal at the meeting of the CUB board of directors scheduled for the following day.

        At the meeting of the CUB board of directors on March 23, 2017, representatives from KBW discussed the decrease in PacWest's stock price since March 10, 2017. KBW discussed, among other things, the market factors weighing on bank stock prices generally, noting that PacWest's stock had performed in line with the KBW Index over that same time period. The CUB board of directors and KBW readdressed the benefits and risks of a fixed exchange ratio transaction and considered the impact of a "take under" transaction, where the value of the merger consideration at closing is less than the trading price of the target's stock. The CUB board of directors also discussed the possibility of adding cash to the merger consideration. The Special Committee and Mr. Rainer informed the CUB board of directors that they had directed KBW to discuss with Sandler augmenting the proposed merger consideration, and KBW told the CUB board of directors that those discussions between KBW and Sandler had begun. A representative from Manatt then outlined for the CUB board of directors provisions in the draft merger agreement that warranted further discussion with S&C and provisions in the merger agreement that were still under review.

        Between March 23, 2017 and April 3, 2017, representatives of CUB and PacWest and their respective legal counsel and financial advisors, conducted negotiations regarding the terms of the merger transaction, including, among other terms, the process and timing of the repurchase of CUB's Series A preferred stock held by the U.S. Department of the Treasury, the scope of the representations, warranties, covenants and closing conditions, employee retention and severance, board representation, tax opinions and termination provisions and termination fees. In addition, the terms of voting, non-solicitation and consulting agreements between PacWest and the individual directors of CUB and certain executive officers of CUB were negotiated.

        On March 27, 2017, Sandler sent a supplemental due diligence request list to KBW, requesting additional materials to be made available to allow PacWest and its advisors to continue credit, operational and legal due diligence of CUB. Sandler was formally engaged by PacWest as of March 28, 2017.

        On March 28, 2017, members of CUB's executive management team, along with a representative from KBW, interviewed members of PacWest's executive management at PacWest's headquarters, as part of CUB's reverse due diligence investigation of PacWest and in response to a written reverse due diligence request list delivered to PacWest's financial advisor on March 23, 2017. During this meeting, CUB received information from PacWest's executive management team regarding, among other things, history of recent acquisition activity and benefits received, their assessment of PacWest's strengths and weaknesses and information on PacWest's prospects, loan quality, compliance with regulatory requirements, information technology and pending litigation.

        During the period from March 23, 2017 through April 5, 2017, Mr. Rainer and the Special Committee met or communicated regularly to discuss the changes in the price of PacWest common stock, the status of the due diligence process, plans for communications with CUB's staff, customers, shareholders and regulators and negotiation of the proposed merger terms, including, among other things, employee retention and severance arrangements. Representatives from Manatt and KBW were also in attendance.

        On April 3, 2017, Sandler contacted KBW regarding a proposed alternative pricing structure for the transaction, providing for 70% PacWest common stock and 30% cash consideration through a fixed exchange ratio of 0.5308, plus $12.00 in cash per share. The revised exchange ratio was set based on PacWest's common stock price of $52.75 as of April 3, 2017, which resulted in the value of the merger consideration being equal to $40.00, the value as negotiated pursuant to PacWest's first offer to CUB per the LOI. Each of the Special Committee members supported the change, subject to reviewing KBW's analysis. On April 4, 2017, PacWest delivered to each of Messrs. Rainer and Horton agreements regarding consulting services to be rendered for PacWest following the merger. On April 5, 2017, PacWest delivered to Ms. Schoenbaum an agreement regarding consulting services to be rendered for PacWest following the merger. See "—Interests of CUB Directors and Executive Officers in the Merger."

        On April 5, 2017, a special meeting of the CUB board of directors was held. Representatives of KBW and Manatt participated. KBW and Manatt summarized the negotiations that had taken place and reviewed the change in the merger consideration to be received by the CUB shareholders, including comparing the original merger consideration offered to the current offer. Executive management of CUB reported on the satisfactory results of its reverse due diligence meeting with PacWest's senior management. The CUB board of directors also considered PacWest's stock price performance as compared to that of CUB's common shares and the KBW Index since 2015. At this meeting, KBW reviewed the financial aspects of the proposed transaction and rendered to the CUB board of directors an oral opinion (later confirmed in writing) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of CUB common shares. Manatt then reviewed with the CUB board of directors the CUB directors' fiduciary duties under applicable law. Following this review, Manatt outlined for the directors the terms of the merger agreement, a marked copy of which had been distributed to the directors prior to the meeting, and the related voting agreements, non-solicitation agreements and consulting agreements to be entered into in connection therewith, copies of which had been made available to the directors in advance of the meeting. The CUB board of directors then engaged in a vigorous discussion of the terms of the agreements, and the representatives of Manatt and KBW answered the CUB directors' various questions. After extensive discussion and taking into account the factors described below under "—Recommendation of the CUB Board of Directors and Reasons for the Merger", the CUB board of directors adopted resolutions approving the merger agreement and transactions contemplated thereby.

        On April 5, 2017, a special meeting of the PacWest board of directors was also held. Representatives of Sandler and S&C participated. Sandler and S&C summarized the negotiations that had taken place and reviewed the merger consideration to be paid by PacWest. S&C outlined for the PacWest directors the terms of the merger agreement, a marked copy of which had been distributed to the PacWest directors prior to the meeting, and the related voting agreements, non-solicitation agreements and consulting agreements to be entered into in connection therewith, copies of which had been made available to the PacWest directors in advance of the meeting. S&C then reviewed with the PacWest board of directors the PacWest directors' fiduciary duties under applicable law. The PacWest board of directors then engaged in a vigorous discussion of the terms of the agreements and the representatives of S&C and Sandler answered the PacWest directors' various questions. After extensive discussion and taking into account the factors described below under "—PacWest's Reasons for the Merger", the PacWest board of directors adopted resolutions approving the merger agreement and transactions contemplated thereby.

        Following the CUB and PacWest boards of directors meetings, the terms of the merger agreement and related agreements were finalized, and the agreements were executed and delivered. The transaction was publicly announced on the morning of April 6, 2017, in a press release jointly issued by

CUB and PacWest. Based on a $51.72 per share closing price of PacWest common stock on April 5, 2017, the aggregate merger consideration was approximately $705 million, or $39.45 per share.

Recommendation of the CUB Board of Directors and Reasons for the Merger

        The CUB board of directors has determined that the merger is fair to and in the best interests of CUB and its shareholders and, by the unanimous vote of all of the directors of CUB, approved and adopted the merger agreement and the merger. ACCORDINGLY, THE CUB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF CUB COMMON SHARES VOTE "FOR" THE MERGER PROPOSAL.

        In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the CUB board of directors evaluated the merger agreement in consultation with CU Bank's executive management and determined that the merger was the best option reasonably available for its shareholders in the current challenging and uncertain banking market. The CUB board of directors also consulted with its legal counsel regarding its fiduciary duties, the terms of the merger agreement and related issues, and reviewed with its financial advisors and its executive management, the financial aspects of the proposed transaction, considerations of the broader financial market and the fairness of the transaction to the shareholders from a financial point of view, among other matters.

        In reaching its determination to approve the merger agreement, the CUB board of directors considered all factors it deemed material. The CUB board of directors analyzed information with respect to the financial condition, results of operations, business and prospects of CUB. In this regard, the CUB board of directors considered the performance trends of CUB over the past several years. The board also considered the ability of CUB to grow as an independent institution, the impact of the Consent Order (discussed in the section entitled "—Background of the Merger") on CUB's ability to expand its operations through acquisitions, its ability to further enhance shareholder value without engaging in a strategic transaction and the opportunity for CUB's shareholders to derive the benefit of the recent increase in CUB's share price, which was significantly greater than the increase experienced by its peer institutions and the KBW Index. In this regard, the CUB board of directors considered the long-term as well as the short-term interests of CUB and its shareholders, including whether those interests might best be served by continued independence.

        In reaching its decision to approve the merger agreement and the merger, the CUB board of directors also considered a number of factors, including the following:

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  information with respect to CUB's business, earnings, operations, financial condition, asset quality and prospects, and information with respect to PacWest's business, earnings, operations, financial condition, asset quality and prospects, the potential cost savings and synergies unique to a transaction between CUB and PacWest, taking into account the results of CUB's due diligence review of PacWest and information provided by PacWest's management;

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  the recent increase of CUB's share price relative to its peer institutions and the opportunity presented by the PacWest merger for CUB shareholders to capitalize on this price increase, in particular through the significant cash component of the merger consideration;

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  the lack of prospects for a superior offer for a strategic combination;

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  its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, continued consolidation, the uncertainties in the regulatory climate for financial institutions, increased operating costs resulting from regulatory initiatives and compliance mandates, including increasing capital requirements, increasing competition, the current environment for community banks, particularly in Southern California, and current financial market conditions;

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  the financial and growth prospects for CUB and its shareholders in a business combination with PacWest as compared to continuing to operate as a stand-alone entity;

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  the greater market capitalization and trading liquidity of PacWest common stock in the event that CUB shareholders desire to sell the shares of PacWest common stock to be received by them following completion of the merger;

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  the merger consideration in the transaction where the stock component will allow CUB's shareholders to continue to participate in the future success of PacWest and derive the benefits from PacWest's dividends and any synergies achieved or any future transactions that might be pursued by PacWest as well as the cash component, which will allow CUB's shareholders to "de-risk";

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  PacWest's successful track record, including, among other things, with respect to the integration of acquisitions;

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  the benefits to CUB and its customers of operating as part of a larger organization, including higher lending limits, potential enhancements to products and services, mitigation of business risks through diversification and greater financial resources;

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  the career opportunities afforded by a larger organization;

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  its belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its existing market position in Southern California;

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  its assessment of the likelihood that the merger would be completed in a timely manner, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

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  the results of discussions with third parties that the CUB board of directors believed, in consultation with its financial advisor, were the parties likely to have the strategic interest and financial capability to pursue a potential strategic transaction with CUB;

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  the financial analyses presented by representatives of KBW to the CUB board of directors with respect to PacWest and the merger, and the opinion of KBW that, as of the date of that opinion and subject to the qualifications and assumptions set forth in the opinion, the merger consideration was fair to the holders of CUB common shares from a financial point of view (see "—Opinion of CUB's Financial Advisor");

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  the CUB board of directors' belief that the merger consideration exceeds CUB's likely value in the absence of a merger, including its potential for future growth, which belief was based on a number of factors, including:

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  the risks and uncertainties associated with maintaining CUB's performance as a standalone company; and

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  the CUB board of directors' analysis of other strategic alternatives available to CUB;

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  the expectation that the merger will qualify as a "reorganization" for United States federal income tax purposes; and

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  the terms of the merger agreement, including the fixed exchange ratio, the form of merger consideration and the inclusion of a significant cash component, expected tax treatment, the achievability of the closing conditions, deal protection and termination fee provisions, which it reviewed with its outside legal and financial advisors, which terms are described more fully under the section entitled "The Merger Agreement".

        In the course of its deliberations regarding the merger, the CUB board of directors also considered potential risks and potentially negative factors associated with the merger, including the following material factors:

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  the need to obtain approval by shareholders of CUB, as well as regulatory approvals, in order to complete the transaction and the risk that those or other conditions will not be satisfied;

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  the risks associated with the operations of the combined company including the challenges both of integrating CUB's business, operations and employees with those of PacWest and of achieving the anticipated cost savings;

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  the fact that the value of the aggregate and per share merger consideration will fluctuate with the market price of PacWest's common stock and the risk that PacWest's common stock price might decline reducing the aggregate and per share merger consideration from the values at the time the merger agreement was approved;

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  the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

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  the risk of potential employee attrition or negative effects on CUB's business and customer relationships as a result of the pending merger;

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  the merger-related costs;

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  the fact that executive officers of CUB have interests in the merger and have arrangements that are different from or in addition to those of CUB shareholders generally; and

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  the fact that CUB would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement and will be obligated to pay a termination fee of $26.5 million to PacWest if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with CUB from pursuing such a transaction.

        This description of the information and factors considered by the CUB board of directors is not intended to be exhaustive, but is believed to include all material factors the CUB board of directors considered. In determining whether to approve and recommend the merger agreement, the CUB board of directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above, the CUB board of directors approved the merger agreement and the merger as being in the best interests of CUB and its shareholders, based on the total mix of information available to the CUB board of directors.

Opinion of CUB's Financial Advisor

        CUB engaged KBW to render financial advisory and investment banking services to CUB, including rendering an opinion to the CUB board of directors as to the fairness, from a financial point of view, to the holders of CUB common shares of the merger consideration to be received by such shareholders in the proposed merger of CUB with and into PacWest. CUB selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

        As part of its engagement, representatives of KBW attended the meeting of the CUB board of directors held on April 5, 2017, at which the CUB board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the CUB board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of CUB common shares. The CUB board of directors unanimously approved the merger agreement at this meeting.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix D to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the CUB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration in the merger to the holders of CUB common shares. It did not address, among other things as set forth in KBW's opinion, the underlying business decision of CUB to engage in the merger or enter into the merger agreement or constitute a recommendation to the CUB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CUB common shares or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders' or affiliates' agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        KBW's opinion was reviewed and approved by KBW's Fairness Opinion Committee in conformity with KBW's policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CUB and PacWest and bearing upon the merger, including, among other things, the following:

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  a draft of the merger agreement dated April 4, 2017 (the most recent draft then made available to KBW);

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  the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of CUB;

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  the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of PacWest;

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  certain regulatory filings of CUB and PacWest and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three year period ended December 31, 2016;

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  certain other interim reports and other communications of CUB and PacWest to their respective shareholders; and

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  other financial information concerning the businesses and operations of CUB and PacWest that was furnished to KBW by CUB and PacWest or which KBW was otherwise directed to use for purposes of KBW's analyses.

        KBW's consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

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  the historical and current financial position and results of operations of CUB and PacWest;

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  the assets and liabilities of CUB and PacWest;

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  the nature and terms of certain other merger transactions and business combinations in the banking industry;

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  a comparison of certain financial and stock market information for CUB and PacWest with similar information for certain other companies the securities of which were publicly traded;

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  publicly available consensus "street estimates" of CUB for 2017 and 2018, as well as assumed long-term CUB growth rates provided to KBW by CUB management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of CUB management and with the consent of the CUB board of directors;

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  publicly available consensus "street estimates" of PacWest for 2017 and 2018, as well as assumed long-term PacWest growth rates that were discussed with KBW by PacWest management and used and relied upon by KBW based on such discussions, at the direction of CUB management and with the consent of the CUB board of directors; and

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  estimates regarding certain pro forma financial effects of the merger on PacWest (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by the management of PacWest, and used and relied upon by KBW based on such discussions, at the direction of CUB management and with the consent of the CUB board of directors.

        KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions with the managements of CUB and PacWest regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken, with KBW's assistance, by or on behalf of and at the direction of CUB, to solicit indications of interest from third parties regarding a potential transaction with CUB.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of CUB as to the reasonableness and achievability of the publicly available consensus "street estimates" of CUB and the assumed CUB long-term growth rates referred to above, and KBW assumed that such information was reasonably prepared and represents, or in the case of the publicly available consensus "street estimates" of CUB that such information is consistent with, the best currently available estimates and judgments of CUB management and that such forecasts, projections and estimates would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of CUB, upon PacWest management as to the reasonableness and achievability of the publicly available consensus "street estimates" of PacWest and the assumed PacWest long-term growth rates referred to above, as well as the estimates regarding certain pro forma financial effects of the merger on PacWest (and the assumptions and bases therefor, including without limitation the cost savings and related expenses expected to result or be derived from the merger) referred to above, and KBW assumed, with the consent of CUB, that such information was reasonably prepared and represents, or in the case of the publicly available consensus "street estimates" of PacWest that such information was consistent with, the best currently available estimates and judgments of PacWest management and that such forecasts, projections and estimates would be realized in the amounts and in the time periods estimated.

        It is understood that the forecasts, projections and estimates of CUB and PacWest provided to KBW were not prepared with the expectation of public disclosure and that such information, together with the publicly available consensus "street estimates" of CUB and PacWest referred to above that KBW was directed to use, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of CUB and PacWest and with the consent of the CUB board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CUB or PacWest since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with CUB's consent, that the aggregate allowances for loan and lease losses for CUB and PacWest are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of CUB or PacWest, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of CUB or PacWest under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

        KBW assumed, in all respects material to its analyses:

  •
  that the merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW's analyses from the draft reviewed by KBW and referred to above) with no adjustments to the merger consideration and with no additional payments in respect of the CUB common shares;

  •
  that any related transactions (including the bank merger and the repurchase of the Series A preferred stock) would be completed as contemplated in the merger agreement and as further described to KBW by representatives of CUB;

  •
  that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  •
  that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions (including the bank merger and the repurchase of the Series A preferred stock) and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

  •
  that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction (including the bank merger and the repurchase of the Series A preferred stock), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of CUB, PacWest or the pro forma entity, or the contemplated benefits of the merger, including, without limitation the cost savings and related expenses expected to result or be derived from the merger.

        KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of CUB that CUB relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CUB, PacWest, the merger and any related transaction (including the bank merger and the repurchase of the Series A preferred stock), and the merger agreement. KBW did not provide advice with respect to any such matters.

        KBW's opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of CUB common shares of the merger consideration to be received by such holders in the merger. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger and the repurchase of the Series A preferred stock), including without limitation, the form or structure of the merger (including the form of the merger consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the merger or any related transaction to CUB, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW's opinion may have affected, and may affect, the conclusion reached in KBW's opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW's opinion did not address, and KBW expressed no view or opinion with respect to:

  •
  the underlying business decision of CUB to engage in the merger or enter into the merger agreement;

  •
  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CUB or the CUB board of directors;

  •
  the fairness of the amount or nature of any compensation to any of CUB's officers, directors or employees, or any class of such persons, relative to the compensation to the holders of CUB common shares;

  •
  the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of CUB (other than the holders of CUB common shares, solely with respect to the merger consideration as described in KBW's opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of PacWest or any other party to any transaction contemplated by the merger agreement;

  •
  whether PacWest has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the cash consideration to the holders of CUB common shares at the closing of the merger;

  •
  whether CUB has sufficient cash, available lines of credit or other sources of funds to enable it to effect the repurchase of the Series A preferred stock concurrently with or prior to the closing of the merger;

  •
  any adjustment (as provided in the merger agreement) to the merger consideration assumed for purposes of KBW's opinion;

  •
  the actual value of PacWest common stock to be issued in the merger;

  •
  the prices, trading range or volume at which CUB common shares or PacWest common stock would trade following the public announcement of the merger or the prices, trading range or volume at which PacWest common stock would trade following the consummation of the merger;

  •
  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to CUB, PacWest, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger and the repurchase of the Series A preferred stock), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, CUB and PacWest. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the CUB board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the CUB board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between CUB and PacWest and the decision of CUB to enter into the merger agreement was solely that of the CUB board of directors.

        The following is a summary of the material financial analyses performed by KBW and presented by KBW to the CUB board of directors in connection with KBW's opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the CUB board of directors, but summarizes the material analyses performed or presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

        For purposes of the financial analyses described below, KBW utilized an implied value of the merger consideration of $40.07 per CUB common share, consisting of the sum of (i) the implied value of the stock consideration based on the closing price of PacWest common stock on April 4, 2017, and (ii) the cash consideration.

        CUB Comparable Companies Analyses.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of CUB to 17 selected U.S. banks which were traded on NASDAQ, the New York Stock Exchange or the New York Stock Exchange Market and headquartered in the Western Region (Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington and Wyoming) and which had total assets between $1 billion and $5 billion. Savings banks and thrifts, ethnic-focused banks and targets of publicly announced merger transactions were excluded from the selected companies.

        The selected companies were as follows:

Bank of Commerce Holdings	National Bank Holdings Corporation
Bank of Marin Bancorp	Northrim BanCorp, Inc.
Central Valley Community Bancorp	Oak Valley Bancorp
CoBiz Financial Inc.	Pacific Mercantile Bancorp
First Financial Northwest, Inc.	Pacific Premier Bancorp, Inc.
First Foundation Inc.	People's Utah Bancorp
Guaranty Bancorp	Sierra Bancorp
Heritage Commerce Corp	TriCo Bancshares
Heritage Financial Corporation

        To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of latest 12 months, referred to as LTM, information, through, the most recent completed quarter, referred to as MRQ, available (which in the case of CUB was the fiscal quarter ended December 31, 2016) and market price information as of April 4, 2017. KBW also used 2017 and 2018 EPS estimates taken from consensus "street estimates" for CUB and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data was prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in CUB's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of CUB and the selected companies:

		Selected Companies
	CUB	Average	Median
MRQ Core Return on Average Assets(1)	1.00%	0.98%	1.02%
MRQ Core Return on Average Equity(1)	8.94%	9.13%	9.60%
MRQ Core Return on Average Tangible Common Equity(1)	12.11%	10.26%	10.75%
MRQ Net Interest Margin	3.60%	3.86%	3.78%
MRQ Fee Income / Revenue Ratio(2)	10.7%	17.3%	18.2%
MRQ Noninterest Expense / Average Assets	2.09%	2.82%	2.78%
MRQ Efficiency Ratio	58.0%	64.0%	62.2%

(1)
Core Income excludes extraordinary items, non-recurring items, gains/losses on sale of securities, reversal in DTA valuation allowance and release in ALLL.
(2)
Excludes gains/losses on sale of securities.

        KBW's analysis also showed the following concerning the financial condition of CUB and the selected companies:

		Selected Companies
	CUB	Average	Median
Tangible Common Equity / Tangible Assets	8.56%	9.55%	8.86%
Leverage Ratio	9.72%	10.44%	10.31%
Tier 1 Capital Ratio	10.68%	13.08%	12.74%
Total Capital Ratio	11.44%	14.44%	13.72%
Loans / Deposits	78.6%	83.7%	80.2%
Loan Loss Reserve / Gross Loans	0.94%	1.18%	1.18%
Nonperforming Assets / Total Assets	0.04%	0.89%	0.90%
Nonperforming Assets / Loans + OREO	0.05%	1.27%	1.23%
Net Charge-offs / Average Loans	(0.02)%	0.05%	0.02%

        In addition, KBW's analysis showed the following concerning the market performance of CUB and the selected companies:

		Selected Companies
	CUB	Average	Median
One-Year Stock Price Change	89.0%	46.7%	42.7%
One-Year Total Return	89.0%	48.7%	45.2%
YTD Stock Price Change	11.0%	0.4%	(0.3)%
Stock Price / Book Value per Share	2.20x	1.72x	1.73x
Stock Price / Tangible Book Value per Share	2.82x	1.94x	1.91x
Stock Price / LTM EPS	26.5x	20.0x	19.9x
Stock Price / 2017E EPS(1)	22.7x	18.8x	18.0x
Stock Price / 2018E EPS(1)	19.0x	15.9x	15.7x
Dividend Yield	0.0%	1.5%	1.2%
LTM Dividend Payout	0.0%	28.8%	29.3%

(1)
Mean consensus street estimates per FactSet Research Systems.

Note:    Market data as of April 4, 2017.

        None of the selected companies used as a comparison in the above selected companies analyses of CUB is identical to CUB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        PacWest Comparable Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of PacWest to 22 selected U.S. banks which were traded on NASDAQ, the New York Stock Exchange or the New York Stock Exchange Market and which had total assets between $15 billion and $30 billion. Savings banks and thrifts, ethnic-focused banks and targets of publicly announced merger transactions were excluded from the selected companies.

        The selected companies were as follows:

Associated Banc-Corp	IBERIABANK Corporation
Bank of Hawaii Corporation	MB Financial, Inc.
Bank of the Ozarks, Inc.	Prosperity Bancshares, Inc.
BankUnited, Inc.	TCF Financial Corporation
Chemical Financial Corporation	Texas Capital Bancshares, Inc.
Commerce Bancshares, Inc.	UMB Financial Corporation
F.N.B. Corporation	Umpqua Holdings Corporation
First Hawaiian, Inc.	Valley National Bancorp
First Horizon National Corporation	Webster Financial Corporation
Fulton Financial Corporation	Western Alliance Bancorporation
Hancock Holding Company	Wintrust Financial Corporation

        To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of LTM information, through, the most recent completed quarter available (which in the case of PacWest was the fiscal quarter ended December 31, 2016) and market price information as of April 4, 2017. KBW also used 2017 and 2018 EPS estimates taken from consensus "street estimates" for PacWest and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data was prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in PacWest's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of PacWest and the selected companies:

		Selected Companies
	PacWest	Average	Median
MRQ Core Return on Average Assets(1)	1.59%	1.06%	0.98%
MRQ Core Return on Average Equity(1)	7.58%	9.37%	8.53%
MRQ Core Return on Average Tangible Common Equity(1)	14.90%	13.17%	12.15%
MRQ Net Interest Margin	5.47%	3.43%	3.26%
MRQ Fee Income / Revenue Ratio(2)	10.3%	26.4%	26.7%
MRQ Noninterest Expense / Average Assets	2.21%	2.53%	2.45%
MRQ Efficiency Ratio	40.1%	58.9%	61.1%

(1)
Core Income excludes extraordinary items, non-recurring items, gains/losses on sale of securities, reversal in DTA valuation allowance and release in ALLL.
(2)
Excludes gains/losses on sale of securities.

        KBW's analysis showed the following concerning the financial condition of PacWest and the selected companies:

		Selected Companies
	PacWest	Average	Median
Tangible Common Equity / Tangible Assets	11.54%	8.27%	8.37%
Leverage Ratio	11.91%	9.04%	8.98%
Tier 1 Capital Ratio	12.31%	11.21%	11.18%
Total Capital Ratio	15.56%	12.97%	12.78%
Loans / Deposits	97.3%	87.5%	92.3%
Loan Loss Reserve / Gross Loans	1.02%	0.96%	0.95%
Nonperforming Assets / Total Assets	1.17%	0.82%	0.75%
Nonperforming Assets / Loans + OREO	1.65%	1.17%	0.99%
Net Charge-offs / Average Loans	0.35%	0.17%	0.14%

        In addition, KBW's analysis showed the following concerning the market performance of PacWest and the selected companies:

		Selected Companies
	PacWest	Average	Median
One-Year Stock Price Change	42.5%	40.6%	38.7%
One-Year Total Return	47.9%	43.2%	40.9%
YTD Stock Price Change	(2.9)%	(5.1)%	(6.1)%
Stock Price / Book Value per Share	1.43x	1.69x	1.45x
Stock Price / Tangible Book Value per Share	2.83x	2.27x	2.20x
Stock Price / LTM EPS	18.2x	19.8x	19.2x
Stock Price / 2017E EPS(1)	17.5x	17.2x	16.9x
Stock Price / 2018E EPS(1)	16.0x	15.1x	14.8x
Dividend Yield	3.8%	1.9%	1.9%
LTM Dividend Payout	69.0%	35.0%	33.8%

(1)
Mean consensus street estimates per FactSet Research Systems. Note:    Market data as of April 4, 2017.

        None of the selected companies used as a comparison in the above selected companies analyses of PacWest is identical to PacWest. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Comparable M&A Transactions Analysis.    KBW reviewed publicly available information related to 15 selected whole bank transactions announced since December 31, 2014 with (i) buyers which were traded on NASDAQ, the New York Stock Exchange or the New York Stock Exchange Market, (ii) announced deal values between $250 million and $1 billion and (iii) targets which had nonperforming assets to total assets less than 100 basis points. Terminated transactions, mergers of equals, transactions with no reported deal value (as defined by SNL Financial), transactions with non-bank buyers and transactions where the target was a thrift were excluded from the selected transactions.

        The selected transactions were as follows:

Acquiror	Acquired Company
Home BancShares, Inc.	Stonegate Bank
First Merchants Corporation	Independent Alliance Banks, Inc.
Simmons First National Corporation	First Texas BHC, Inc.
Pacific Premier Bancorp, Inc.	Heritage Oaks Bancorp
First Interstate BancSystem, Inc.	Cascade Bancorp
Community Bank System, Inc.	Merchants Bancshares, Inc.
United Bankshares, Inc.	Cardinal Financial Corporation
Cathay General Bancorp	SinoPac Bancorp
People's United Financial, Inc.	Suffolk Bancorp
South State Corporation	Southeastern Bank Financial Corporation
Mechanics Bank	California Republic Bancorp
United Bankshares, Inc.	Bank of Georgetown
Yadkin Financial Corporation	NewBridge Bancorp
Western Alliance Bancorporation	Bridge Capital Holdings
PacWest Bancorp	Square 1 Financial, Inc.

        For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements prior to the announcement of the transaction:

  •
  Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings);

  •
  Price per common share to current year EPS consensus "street estimates" of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was excluded);

  •
  Price per common share to next year EPS consensus "street estimates" of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was excluded);

  •
  Price per common share to book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total common equity);

  •
  Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

  •
  Total transaction consideration to deposits of the acquired company; and

  •
  Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

        KBW also reviewed the price per common share paid for the acquired company for the selected transactions in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium) and as a premium to the average closing price of the acquired company for the one-month period ending one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-month market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied value of the merger consideration of $40.07 per CUB common share and using historical financial information for CUB as of December 31, 2016 and for the twelve month period ended December 31, 2016 and market price information of CUB as of April 4, 2017.

        The results of the analysis are set forth in the following table:

	PacWest / CU Bancorp	Selected Transactions
	$40.07 Per Share	High	25th Percentile	Average	Median	75th Percentile	Low
Transaction Value / LTM Earnings	26.7x	46.5x	21.4x	25.3x	23.3x	27.6x	16.7x
Transaction Value / Current Year Earnings	22.9x	29.2x	19.0x	21.3x	19.7x	23.6x	18.1x
Transaction Value / Next Year Earnings	19.2x	20.2x	16.6x	18.0x	17.9x	19.4x	16.5x
Transaction Value/ Book Value	2.22x	2.62x	1.86x	1.96x	1.95x	2.18x	1.15x
Transaction Value / Tangible Book Value	2.84x	2.65x	1.95x	2.14x	2.18x	2.41x	1.26x
Transaction Value / Deposits	27.5%	35.3%	21.5%	26.7%	27.4%	30.5%	21.0%
Core Deposit Premium	18.1%	22.6%	12.1%	16.1%	15.6%	20.5%	10.8%
One-Day Market Premium	0.8%	74.4%	5.8%	24.3%	14.8%	43.2%	(0.7)%
One-Month Market Premium	4.3%	83.1%	19.5%	31.5%	27.9%	38.4%	4.5%

        None of the companies or transactions used as a comparison in the above selected transaction analysis is identical to CUB or the proposed merger, respectively. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of PacWest and CUB to various pro forma balance sheet and income statement items of the combined entity post consummation of the merger. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and net income data for PacWest and CUB as of December 31, 2016, and, (ii) publicly available 2017 and 2018 net income consensus "street estimates" of $366.4 million and $400.9 million, respectively, for PacWest, as agreed by PacWest management and approved by CUB management, and 2017 and 2018 EPS consensus "street estimates" of $1.75 and $2.09, respectively, for CUB, as approved by CUB management. The results of KBW's analysis are set forth in the following table, which also compares the results of KBW's analysis with the implied pro forma ownership percentages of PacWest and CUB shareholders in the combined company based on the implied stock consideration of 0.5308 shares of PacWest common stock provided for in the merger agreement (reflecting a 70.1% stock / 29.9% cash implied merger consideration mix) and also based on a hypothetical exchange ratio assuming 100% stock consideration in the proposed merger for illustrative purposes:

	PacWest as a % of Total	CU Bancorp as a % of Total
Ownership
70.1% Stock / 29.9% Cash	92.8%	7.2%
100% stock	90.0%	10.0%
Balance Sheet
Total Assets	88.0%	12.0%
Gross Loans	88.3%	11.7%
Total Deposits	85.9%	14.1%
Tangible Common Equity	90.1%	9.9%
Income Statement
2016 Net Income to Common(1)	93.0%	7.0%
2017E Net Income to Common(1)	92.2%	7.8%
2018E Net Income to Common(1)	91.5%	8.5%

(1)
2016 reported net income per SNL Financial. PacWest assumes 2017E and 2018E net income of $366.4 million and $400.9 million per consensus "street" estimates, respectively; CU Bancorp 2017E and 2018E net income per EPS consensus "street" estimates, per FactSet.

        Forecasted Pro Forma Financial Impact Analysis.    KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of PacWest and CUB. Using closing balance sheet estimates as of December 31, 2017 for PacWest and CUB based on publicly available consensus "street estimates," publicly available 2017 and 2018 net income consensus "street estimates" of $366.4 million and $400.9 million, respectively, for PacWest, as agreed by PacWest management and approved by CUB management, and publicly available 2017 and 2018 EPS consensus "street estimates" of $1.75 and $2.09, respectively, for CUB, as approved by CUB management, assumed long-term earnings growth rates provided by PacWest management, and pro forma assumptions (including certain purchase accounting adjustments, cost savings and related expenses) provided by PacWest management, KBW analyzed the potential financial impact of the merger on certain projected financial results of PacWest. This analysis indicated the merger could increase assets by 15.9%, increase gross loans by 13.2%, increase deposits by 17.0%, increase Tangible Common Equity by 0.9%, be accretive to PacWest's estimated post-closing 2018 EPS and estimated 2019 EPS and dilutive to PacWest's estimated tangible book value per share as of December 31, 2017. Furthermore, the analysis indicated that each of PacWest's tangible common equity to tangible assets ratio, Common Equity Tier 1 Ratio, leverage ratio and Total Risk-Based Capital Ratio as of December 31, 2017 could be lower on a pro forma basis compared to PacWest on a standalone basis. For all of the above analysis, the actual results achieved by PacWest following the merger may vary from the projected results, and the variations may be material.

        CUB Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis of CUB to estimate a range for the implied equity value of CUB. In this analysis, KBW used consensus "street estimates" of CUB for 2017 and 2018 as well as assumed long-term earnings and asset growth rates of CUB, as approved by CUB management, and assumed discount rates ranging from 9.0% to 13.0% based on the capital asset pricing model and KBW's professional judgment. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that CUB could generate over the five-year period from 2017 to 2021 as a standalone company, and (ii) the present value of implied terminal value at the end of such period. KBW assumed that CUB would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of CUB, KBW applied a range of 14.0x to 18.0x to estimated 2022 earnings based on comparable companies and KBW's professional judgment. This discounted cash flow analysis resulted in a range of implied values per CUB common share of $26.49 to $38.09.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values of CUB.

        Miscellaneous.    KBW acted as financial advisor to CUB and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their respective broker-dealer businesses, and further to certain existing sales and trading relationships with each of CUB and PacWest, may from time to time purchase securities from, and sell securities to, CUB and PacWest. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of CUB and PacWest for its and their own accounts and for the accounts of its and their respective customers and clients.

        Pursuant to the KBW engagement agreement, CUB agreed to pay KBW a cash fee equal to 1.2% of the aggregate merger consideration (referred to as the contingent fee), which is contingent upon the closing of the merger, as well as a separate fee of $750,000 (referred to as the opinion fee), which became payable to KBW concurrently with the rendering of its opinion; provided that the opinion fee, to the extent then-previously paid to KBW, will be credited towards the contingent fee. CUB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW's engagement or KBW's role in connection therewith. Other than this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to CUB. During the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to PacWest. KBW may in the future provide investment banking and financial advisory services to CUB or PacWest and receive compensation for such services.

PacWest's Reasons for the Merger

        In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the PacWest board of directors consulted with PacWest senior management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of PacWest's, CUB's and the combined company's business, operations, financial condition, asset quality, earnings and prospects;

  •
  the potential to grow core deposits and the improvement in PacWest's deposit and liquidity position by adding CUB's strong deposit franchise and liquid balance sheet;

  •
  the opportunity to grow PacWest's presence in Southern California and complement PacWest's existing franchise by adding CUB's leading commercial and industrial community banking business;

  •
  the cost savings available in the proposed transaction, as well as the potential for revenue enhancement, which create the opportunity for PacWest to have greater future earnings and prospects compared to PacWest's earnings and prospects on a stand-alone basis;

  •
  the potential risks associated with successfully integrating CUB's business, operations and workforce with those of PacWest, and PacWest's past record of integrating acquisitions and realizing projected benefits of acquisitions;

  •
  its review and discussions with PacWest's management and advisors concerning the due diligence examination of CUB;

  •
  management's expectation that PacWest will continue to have a strong capital position upon completion of the transaction;

  •
  CUB's asset sensitive balance sheet, which will benefit PacWest in a rising rate environment;

  •
  its review with its legal advisor, Sullivan & Cromwell LLP, of the merger agreement and other agreements, including the provisions of the merger agreement designed to enhance the probability that the transaction will be completed;

  •
  the potential risk of diverting management attention and resources from the operation of PacWest's business and towards the completion of the merger and the integration of CUB;

  •
  the regulatory and other approvals required in connection with the merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions; and

  •
  the possibility of litigation challenging the merger, and PacWest's belief that any such litigation would be without merit.

        The foregoing discussion of the information and factors considered by the PacWest board of directors is not intended to be exhaustive, but includes the material factors considered by the PacWest board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the PacWest board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PacWest board of directors considered all these factors as a whole, including discussions with, and questioning of, PacWest's senior management and PacWest's advisors, and overall considered the factors to be favorable to, and to support its determination to approve entering into the merger agreement.

        This explanation of PacWest's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

        PacWest's board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The PacWest board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.

Management and Board of Directors of PacWest After the Merger

        The directors and officers of PacWest immediately prior to the effective time will be the directors and officers of the surviving corporation after the consummation of the merger, and will serve until such time as their successors are duly elected and qualified.

Interests of CUB Directors and Executive Officers in the Merger

        In considering the recommendation of the CUB board of directors with respect to the merger, CUB shareholders should be aware that certain of the directors and executive officers of CUB have interests in the merger that may be different from, or in addition to, the interests of CUB shareholders generally. The CUB board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and in making its recommendation that CUB shareholders vote to approve the CUB merger proposal. These interests are described in further detail below.

Treatment of Outstanding Equity Awards

        CUB Restricted Shares and CUB RSUs.    At the effective time, any vesting conditions applicable to each CUB restricted share and CUB RSU will, automatically and without any action on the part of the holder thereof, accelerate in full and each such CUB restricted share and CUB RSU will be converted into and exchanged for the merger consideration, less any applicable taxes required to be withheld with respect to such vesting. The following table sets forth the dollar value of the CUB restricted shares that may become vested and the CUB RSUs that may become vested or settled at the closing of the merger held by each CUB director and executive officer. For purposes of calculating the value of the equity awards, we have assumed October [    •    ], 2017 as the closing date of the merger and a merger consideration equal to a price per CUB common share of $39.86 calculated by adding (i) the per share cash consideration, or $12.00, and (ii) (x) the average closing price of PacWest common stock over the first five business days following the April 5, 2017 signing of the merger agreement multiplied by (y) the exchange ratio of 0.5308.

	Restricted Shares		RSUs
						Total Value of Accelerated Equity Awards
Name	Shares	Value	Shares		Value
Executive Officers
David I. Rainer	21,265	$847,623	40,000	(1)	$1,594,400	$2,442,023
K. Brian Horton	17,772	$708,392	—		—	$708,392
Karen A. Schoenbaum	9,939	$396,169	—		—	$396,169
Robert E. Sjogren	6,712	$267,540	—		—	$267,540
Anne A. Williams	18,227	$726,528	—		—	$726,528
Anita Y. Wolman	11,939	$475,889	—		—	$475,889
Non-Employee Directors(2)
Roberto E. Barragan	1,200	$47,832	—		—	$47,832
Charles R. Beauregard	1,200	$47,832	—		—	$47,832
Kenneth J. Cosgrove	1,200	$47,832	—		—	$47,832
David C. Holman	1,200	$47,832	—		—	$47,832
Eric S. Kentor	1,200	$47,832	—		—	$47,832
Jeffrey J. Leitzinger, Ph.D.	1,200	$47,832	—		—	$47,832
Roy A. Salter	1,200	$47,832	—		—	$47,832
Daniel F. Selleck	1,200	$47,832	—		—	$47,832
Charles H. Sweetman	1,200	$47,832	—		—	$47,832
Kaveh Varjavand	1,200	$47,832	—		—	$47,832

(1)
Includes 20,000 CUB RSUs that vested on March 19, 2017, but have not settled. Under the terms of the RSUs, the RSUs vest but do not settle until compensation paid to Mr. Rainer is no longer subject to Section 162(m) of the Internal Revenue Code. Upon the closing of the merger, the compensation paid to Mr. Rainer will no longer be subject to Section 162(m) of the Internal Revenue Code.

(2)
The unvested CUB restricted shares held by each non-employee director are vesting on September 15, 2017. Therefore, depending upon the date on which the closing of the merger actually occurs, these CUB restricted shares may vest pursuant to their terms, without regard to the merger.

New Agreements with PacWest

Consulting Agreements

        In connection with the execution of the merger agreement, PacWest entered into consulting agreements with David I. Rainer, Chairman and Chief Executive Officer of CUB (which consulting agreement was subsequently amended), K. Brian Horton, President and a director of CUB, and Karen A. Schoenbaum, Executive Vice President and Chief Financial Officer of CUB, whereby PacWest will retain these CUB executive officers as consultants to PacWest and its subsidiaries to perform certain services, including providing strategic advice and counsel to PacWest and acting as an ambassador for PacWest in dealings with clients and counterparties. The consulting agreements become effective as of, and are conditioned upon, the closing of the merger. If the merger agreement is terminated pursuant to its terms, the consulting agreements will also terminate and be of no force or effect. The term of the consulting agreements will end on the earlier of (A)(1) 65 months from the closing of the merger, in the case of Mr. Rainer, or (2) the two-year anniversary of the closing of the merger, in the case of Mr. Horton and Ms. Schoenbaum, and (B) the termination of the respective consulting agreement pursuant to its terms.

        Pursuant to the consulting agreements, the executive officers have agreed not to, without the written consent of PacWest, directly or indirectly, represent, become employed by, perform services for, consult to, or advise in any manner or have any material interest in any "competitive enterprise" during the restricted period, which is the period from the effective date of the consulting agreement until its third anniversary, in the case of Mr. Rainer, and its second anniversary, in the case of Mr. Horton and Ms. Schoenbaum. "Competitive enterprise" is defined as any banking organization that competes where CUB or any of its subsidiaries regularly conducted business prior to the closing of the merger, with any of the business activities engaged in by CUB or any of its subsidiaries any time prior to the closing of the merger, or any entity or business attempting to acquire an interest in such banking organization.

        Pursuant to the consulting agreements, during the restricted period, the executive officers are also prohibited from, without the prior written consent of PacWest, in any manner, directly or indirectly: (i) soliciting any client of CUB or any of its subsidiaries to transact business with a competitive enterprise or to reduce or refrain from doing business with PacWest or any of its subsidiaries, (ii) interfering with or damaging any client relationship of PacWest, Pacific Western Bank or CUB, and (iii) soliciting an employee of PacWest or any of its subsidiaries to resign or to apply for or accept employment with a competitive enterprise.

        In addition, each of the executive officers agreed, pursuant to the terms of their respective consulting agreements, not to divulge trade secrets and confidential information, knowledge or data of PacWest and its subsidiaries and their businesses and investments, obtained during the executives' employment with CUB and during their consulting with PacWest.

        The executive officers will receive for their services following consummation of the merger, subject to complying with the non-competition and non-solicitation restrictions and confidentiality provisions of the consulting agreements set forth above, the following annual retainers: (1) $550,000 for Mr. Rainer, payable in substantially equal monthly installments during his 65-month consulting period for a total of $3,000,000; (2) $375,000 for Mr. Horton, payable in equal monthly installments during his two-year consulting period for a total of $750,000; and (3) $100,000 for Ms. Schoenbaum, payable in equal monthly installments during her two-year consulting period for a total of $200,000. The consulting agreements also provide for reimbursement of each of the executive officer's reasonable out-of-pocket expenses, as well as office space at PacWest's Beverly Hills headquarters for Mr. Rainer.

Indemnification and Insurance

        Pursuant to the terms of the merger agreement, following the effective time, PacWest has agreed to indemnify present and former directors and officers of CUB in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent permitted under law and to provide or purchase directors' and officers' liability insurance for a period of six years following the effective time of the merger as described in "The Merger Agreement—Indemnification and Directors' and Officers' Insurance."

Payments Upon Termination or Change in Control

Change in Control Severance Plan

        The CU Bancorp 2012 Change in Control Severance Plan, referred to as the CIC Plan, provides for severance benefits to CUB's executive officers upon termination of employment without cause or resignation for any reason within 24 months following a change in control of CUB. As a condition of receiving the severance benefits under the CIC Plan, the applicable executive officer must execute a release of claims. Specifically, each executive officer is entitled to the following severance benefits under the CIC Plan:

  •
  A multiple of the executive officer's compensation as follows: three times, in the case of Mr. Rainer, and two times, in the case of each of the other executive officers of CUB, the sum of (x) the base salary in effect on the date of the executive's termination of employment and (y) the average of: (i) the bonus (which includes the value of cash and equity incentive awards awarded to the executive officers under CUB's Management Incentive Plan) paid or payable for the most recently completed full fiscal year performance period prior to the date of the executive's termination of employment, and (ii) the bonus paid for the full fiscal year performance period completed immediately prior to the full fiscal year performance period described in subsection (i) above, and

  •
  24 months of reimbursement for any COBRA premiums paid for 24 months following termination.

        Any severance benefits under the CIC Plan that would constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code will be reduced in order to result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In addition, pursuant to Section 409A of the Internal Revenue Code, in certain circumstances payments will be delayed for a period of six months following a participant's termination of employment. In such event, the severance benefits will be contributed to a "rabbi trust" for the benefit of the participant and paid at the expiration of the six-month period.

        The following table sets forth the estimated value of the cash severance payments and COBRA premium payments to which CUB's executive officers would be entitled pursuant to the CIC Plan, subject to execution of a release, based on compensation levels as of the date of this proxy statement/prospectus, in the event of and assuming closing of the merger on October [    •    ], 2017 and a

termination of employment immediately following closing of the merger on such date. The actual amounts, if any, to be received by the executive officers may differ from the amounts set forth below.

Executive Officer	CIC Plan Cash Severance(1)	COBRA
David I. Rainer	$3,330,397	$55,529
K. Brian Horton	$1,194,548	$21,395
Karen A. Schoenbaum	$356,930	$21,395
Robert E. Sjogren	$620,568	$23,592
Anne A. Williams	$1,292,496	$19,115
Anita Y. Wolman	$979,449	$17,688

(1)
The total amount payable following a change in control under all plans, contracts and arrangements to each of the executive officers is limited to three times the average compensation paid to the executive officer during the five years (or shorter period) prior to the change in control. Amounts above that limit will be offset against the cash severance payable under the CIC Plan. As a result of such limit, the total cash severance payable to each of the executive officers under the CIC Plan was reduced as follows: $32,657 for Mr. Rainer, $135,085 for Mr. Horton, $673,529 for Ms. Schoenbaum, $219,246 for Mr. Sjogren, $0 for Ms. Williams and $0 for Ms. Wolman.

Executive Salary Continuation Agreements

        David I. Rainer, K. Brian Horton, Karen A. Schoenbaum, Anne A. Williams and Anita Y. Wolman, collectively, the CUB named executive officers, have previously entered into salary continuation agreements, referred to as the SCAs, with CUB. The SCAs provide the CUB named executive officers with an annual retirement benefit (payable in monthly installments) for 15 years (eight in the case of Ms. Wolman plus two additional years for each year she continues in CUB's employ following attainment of age 65, up to a maximum of 15 years) following their retirement from CUB. All rights to the retirement benefits under the SCAs are currently vested for the CUB named executive officers.

        In the event of a termination of employment within 24 months following a change in control of CUB, the CUB named executive officers become entitled to receive the full retirement benefits that are payable under the SCAs at age 65, the specified normal retirement age. The CUB named executive officers are entitled to a reduced retirement benefit if they leave CUB's employ prior to age 65. The SCAs also provide a death benefit in the event a CUB named executive officer dies while employed by CUB.

        The following table sets forth the benefits that the CUB named executive officers would be entitled to receive, pursuant to the terms of their salary continuation agreements, in the event of a termination of employment immediately following closing of the merger, assuming closing of the

merger on October [    •    ], 2017. The actual amounts, if any, to be received by the CUB named executive officers may differ from the amounts set forth below.

Named Executive Officer	Annual Benefit at Normal Retirement Age	Increase in Present Value of Benefit Due to Change in Control(1)
David I. Rainer	$289,923	$1,334,057
K. Brian Horton	$204,558	$1,152,042
Karen A. Schoenbaum	$130,347	$600,933
Anne A. Williams	$154,890	$689,735
Anita Y. Wolman	$101,827	$0

(1)
Represents the present value of the future payments payable at age 65 minus the accrued liability. We currently are using a 4.75% discount rate. The amount is the increase in the benefit that accrues when the termination is within 24 months following a change in control.

2017 Management Incentive Plan

        The CUB executive officers participate in the 2017 Management Incentive Plan, referred to as the MIP, which was approved by CUB's Compensation, Nominating and Corporate Governance Committee and provides a set of goals and metrics for annual incentive compensation to be paid to CUB's executive officers for 2017. Under the MIP, in the event of a change in control of CUB in 2017, incentive performance award payments will be determined and payable based on the target levels for the cash incentive awards and equity incentive awards. In order for an executive participating in the MIP to receive an incentive performance award following a change in control, he or she must be employed by CUB on the day prior to the change in control. Cash incentive award payments will be paid on a prorated basis, based on the number of days in 2017 prior to the change in control divided by 365. Equity incentive awards will be paid in full, based on the target award level. PacWest has the discretion to deliver payment of the equity incentive awards in cash or unrestricted stock.

        The following table sets forth the benefits that CUB's executive officers would be entitled to receive under the MIP in the event of and assuming consummation of the merger on October [    •    ], 2017. The actual amounts, if any, to be received by the executive officers may differ from the amounts set forth below.

	Target Levels
			Prorated Cash Bonus
Executive Officer	Cash	Equity		Equity Bonus
David I. Rainer	$306,000	$306,000	$229,500	$306,000
K. Brian Horton	$142,000	$142,000	$106,500	$142,000
Karen A. Schoenbaum	$120,000	$90,000	$90,000	$90,000
Robert E. Sjogren	$116,000	$87,000	$87,000	$87,000
Anne A. Williams	$142,000	$142,000	$106,500	$142,000
Anita Y. Wolman	$109,798	$82,349	$82,349	$82,349

Regulatory Approvals Required for the Merger

        Completion of the merger and the bank merger by CUB is subject to the requirement that all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB, the FDIC and the CDBO which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on PacWest (measured on a scale relative to CUB) or on CUB, have been made or obtained (as the case may be) and remain in full force and effect and all statutory waiting periods in respect thereof have expired.

        Completion of the merger and the bank merger by PacWest is subject to the requirement that all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB, the FDIC and the CDBO which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on PacWest (measured on a scale relative to CUB) or on CUB, have been made or obtained (as the case may be) and remain in full force and effect and all statutory waiting periods in respect thereof have expired, and none of such consents, registrations, approvals, permits and authorizations contain any "materially burdensome regulatory condition." The merger agreement defines a "materially burdensome regulatory condition" to mean any condition that would reasonably be likely following the effective time to (i) have a material adverse effect with respect to either PacWest (measured on a scale relative to CUB) or CUB, or (ii) require PacWest, Pacific Western Bank, the combined company or the surviving bank in the bank merger to raise additional capital in an amount that would materially reduce the economic benefits of the merger to PacWest or the holders of PacWest common stock (including the CUB shareholders in respect of the shares of PacWest common stock received by them in the merger).

        Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        PacWest and CUB have agreed to cooperate and to use their respective reasonable best efforts to prepare and file, or in the case of PacWest cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or governmental authorities in order to consummate the merger, the bank merger or any of the other transactions contemplated by the merger agreement. PacWest, CUB and/or their respective subsidiaries have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

        Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to PacWest after the completion of the merger or will contain a materially burdensome regulatory condition.

Federal Reserve Board

        PacWest is a bank holding company as defined in the BHC Act. The primary regulator of PacWest is the FRB. PacWest has filed with the FRB an application under Sections 3(a)(3) and 3(a)(5) of the BHC Act and regulations thereunder for the transactions contemplated by the merger agreement. In considering the approval of the merger, the FRB is required by the BHC Act to review, with respect to PacWest and the companies and insured depository institution to be acquired: (1) the effect of the proposal on competition, (2) the financial condition and future prospects of the combined company and the banks concerned and the managerial resources, including the competence, experience, and integrity of the officers, directors and principal stockholders of PacWest, CUB and their subsidiary banks, (3) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977 and the regulations issued thereunder, referred to as the CRA, (4) whether the merger is an interstate merger subject to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, referred to as the Riegle-Neal Act, (5) the banks' record of compliance with the CRA, (6) the companies' effectiveness in combating money-laundering activities and (7) the risk to the stability of the United States banking or financial system presented by the merger and the related transactions.

        In connection with its review of the application, the FRB will provide an opportunity for public comment on the application, and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

Federal Deposit Insurance Corporation

        The prior approval of the FDIC will be required under Section 18(c) of the Federal Deposit Insurance Act, referred to as the Bank Merger Act, to merge CU Bank with and into Pacific Western Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of each bank that is a party to the bank merger, (3) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system, (4) the convenience and needs of the communities in which the banks serve, (5) whether the merger is subject to the Riegle-Neal Act, (6) the performance records of the banks under the CRA, including their CRA rating and (7) each of the banks' effectiveness in combating money-laundering activities and. In connection with its review under the Bank Merger Act, the FDIC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

        Transactions approved by the FRB or the FDIC generally may not be completed until 30 days after such approval is received, during which time the Department of Justice, referred to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the FRB or the FDIC, as the case may be, and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger and the bank merger, the DOJ could analyze the merger's and the bank merger's effects on competition differently than the FRB or the FDIC, and thus it is possible that the DOJ could reach a different conclusion regarding the merger's and the bank merger's effects on competition. A determination by the DOJ not to object to the merger or the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

California Department of Business Oversight

        The prior approval of the CDBO will be required under the California Financial Code to merge CU Bank with and into Pacific Western Bank. In reviewing the merger of CU Bank with Pacific Western Bank, the CDBO will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity. The CDBO will also take into account the record of performance of the banks concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. The CDBO will also take into account the safety and soundness of the resulting bank following the bank merger. In considering the merger, the California Financial Code also requires the CDBO to consider the fairness of the merger to all parties involved.

Additional Regulatory Approvals and Notices

        Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        Although PacWest and CUB expect to obtain the required regulatory approvals, there can be no assurances as to if, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals may be granted, or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of any such challenge.

Accounting Treatment

        In accordance with current accounting guidance, PacWest, as the acquirer, will account for the merger using the acquisition method. The acquisition method requires that (a) the recorded assets and liabilities of PacWest will be carried forward at their recorded amounts, (b) PacWest's historical operating results will be unchanged for the prior periods being reported on, (c) the assets and liabilities of CUB will be adjusted to fair value at the date of the merger and combined with the assets and liabilities of PacWest, and (d) the operating results of CUB will be included in the operating results of PacWest beginning from the date of completion of the merger. In addition, all identifiable intangible assets will be recorded at fair value and included as part of the assets acquired. The amount by which the purchase price, consisting of the value of the cash and shares of PacWest common stock to be issued to former holders of CUB common shares, CUB RSUs and CUB restricted shares and cash to be issued to former holders of CUB stock options, exceeds the fair value of the net assets including identifiable intangible assets of CUB at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangible assets will be amortized over their estimated lives.

Public Trading Markets

        PacWest common stock is listed on NASDAQ under the symbol "PACW" and CUB common shares are listed on NASDAQ under the symbol "CUNB." Upon completion of the merger, CUB common shares will be delisted from NASDAQ and thereafter will be deregistered under the Exchange Act. The PacWest common stock issuable in the merger will be listed on NASDAQ.

Exchange of Shares in the Merger

        At or prior to the effective time, PacWest will appoint an exchange agent to handle the exchange of CUB common shares for shares of PacWest common stock. Promptly after the effective time (and in any event within five business days), the exchange agent will send to each holder of record of CUB common shares at the effective time (other than holders of excluded shares or dissenting shares) appropriate transmittal materials and instructions for effecting the exchange of CUB common shares for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of certificates or book entry shares for cancellation along with the other documents described in the instructions, a CUB shareholder will receive a certificate (or evidence of shares in book-entry form, as applicable) representing the number of whole shares of PacWest common stock that such holder is entitled to receive based on the exchange ratio of 0.5308 for each CUB common share and a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) of the cash consideration for the surrendered shares, and any cash payable in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement. After the effective time, CUB will not register any transfers of CUB common shares.

Dissenters' Rights

        CUB shareholders who vote their CUB common shares "AGAINST" the merger proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not be converted into the right to receive the merger consideration otherwise payable for CUB common shares upon consummation of the merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of CGCL. A copy of Chapter 13 of the CGCL is attached to this proxy statement/prospectus as Appendix C.

        The following discussion is not a complete statement of the law pertaining to dissenters' rights under the CGCL. The full text of Sections 1300 through 1313 of the CGCL is attached to this proxy statement/prospectus as Appendix C and is incorporated herein by reference. Appendix C should be reviewed carefully by any CUB shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters' rights.

        All references in Sections 1300 through 1313 of the CGCL and in this summary to a "shareholder" are to the holder of record of CUB common shares as to which dissenters' rights are asserted. A person having a beneficial interest in CUB common shares held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters' rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person's dissenters' rights.

        ANY HOLDER OF CUB COMMON SHARES WISHING TO EXERCISE DISSENTERS' RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CGCL, WHICH CONSISTS OF SECTIONS 1300-1313, WILL RESULT IN THE LOSS OF A SHAREHOLDER'S STATUTORY DISSENTERS' RIGHTS.

        Under the CGCL, CUB common shares must satisfy each of the following requirements to qualify as dissenting shares, which are referred to as dissenting shares:

  •
  such dissenting shares must have been outstanding on the record date;

  •
  such dissenting shares must have voted "AGAINST" the merger proposal;

  •
  the holder of such dissenting shares must timely make a written demand that CUB repurchase such dissenting shares at fair market value (as defined below); and

  •
  the holder of such dissenting shares must submit certificates representing such dissenting shares for endorsement (as described below).

        A vote "AGAINST" the merger proposal does not in and of itself constitute a demand for appraisal under California law.

        Pursuant to Sections 1300 through 1313 of the CGCL, holders of dissenting shares may require CUB to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter, referred to as the "fair market value."

        By no later than the date of the special meeting, CUB or its transfer agent must have received from any dissenting shareholder a written demand that CUB repurchase such shareholder's dissenting shares. The written demand must include the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that CUB purchase. Furthermore, the written demand must include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting shareholder to sell the dissenting shares at such price).

        Within 10 days following approval of the merger proposal by the CUB shareholders, CUB is required to mail a dissenter's notice to each person who is entitled to dissenting shareholder rights. The dissenter's notice must contain the following:

  •
  a notice of the approval of the merger proposal;

  •
  a statement of the price determined by CUB to represent the fair market value of dissenting shares (which will constitute an offer by CUB to purchase such dissenting shares at such stated price unless such shares lose their status as "dissenting shares" under Section 1309 of the CGCL);

  •
  a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

  •
  a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

        Within 30 days after the date on which the notice of the approval of the merger proposal by the outstanding shares is mailed to dissenting shareholders, a dissenting shareholder must submit to CUB certificates representing any dissenting shares that the dissenting shareholder demands CUB purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that CUB purchase within 30 days after the date of the mailing of the notice of the approval of the merger proposal. The demand, statement and CUB certificates should be delivered to: CU Bancorp, 15821 Ventura Boulevard, Suite 100, Encino, California 91436, Attention: Corporate Secretary.

        If upon the dissenting shareholder's surrender of the certificates representing the dissenting shares, CUB and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

        If CUB and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders' approval of the merger proposal is mailed, to resolve such dispute. In such action, the court will determine whether the CUB common shares held by such shareholder are dissenting shares and/or the fair market value of such dissenting shares.

        In determining the fair market value for the dissenting shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraisers, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the dissenters' rights action, including reasonable compensation to the appraisers appointed by the court, will be allocated between CUB and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of CUB shares exceeds the price offered by CUB in the notice of approval, then CUB will pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by CUB, then the court may in its discretion impose additional costs on CUB, including attorneys' fees, fees of expert witnesses and interest.

        CUB shareholders considering whether to exercise dissenters' rights should consider that the fair market value of their CUB common shares determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of consideration to be paid in connection with the merger, as set forth in the merger agreement. Also, CUB reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of dissenting shares is less than the value of the merger consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. CUB shareholders considering whether to exercise dissenters' rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters' rights.

        Strict compliance with certain technical prerequisites is required to exercise dissenters' rights. CUB shareholders wishing to exercise dissenters' rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any CUB shareholder who fails to comply with the requirements of Chapter 13 of the CGCL, attached as Appendix C to this proxy statement/prospectus, will forfeit the right to exercise dissenters' rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

        Except as expressly limited by Chapter 13 of the CGCL, dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

        Dissenting shares lose their status as "dissenting shares," and holders of dissenting shares cease to be entitled to require CUB to purchase such shares, upon the happening of any of the following:

  •
  the merger is abandoned;

  •
  the dissenting shares are transferred before their submission to CUB for the required endorsement;

  •
  the dissenting shareholder and CUB do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither CUB nor the shareholder files a complaint or intervenes in a pending action within six months after CUB mails a notice that its shareholders have approved the merger; or

  •
  with CUB's consent, the dissenting shareholder withdraws the shareholder's demand for purchase of the dissenting shares.

THE MERGER AGREEMENT

        The following is a summary of selected provisions of the merger agreement. While PacWest and CUB believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to, this document. The parties urge you to read the merger agreement in its entirety.

Explanatory Note

        The merger agreement and the summary of its terms in this document have been included only to provide you with information about the terms and conditions of the merger agreement. The representations, warranties and covenants contained in the merger agreement are made by PacWest and CUB only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by PacWest and CUB in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Stockholders are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by PacWest or CUB. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this document, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of PacWest or CUB.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of PacWest or CUB or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document. Please see the section entitled "Where You Can Find More Information." PacWest and CUB will provide additional disclosures in their public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

The Merger

        Upon the terms and subject to the conditions of the merger agreement, CUB will merge with and into PacWest, with PacWest surviving the merger. The separate corporate existence of CUB will cease, with all its rights, privileges, immunities, power and franchises. The merger agreement also provides that immediately after the merger, CU Bank, a California state-chartered bank and a wholly owned subsidiary of CUB, will merge with and into Pacific Western Bank, a California state-chartered bank and wholly owned subsidiary of PacWest, with Pacific Western Bank as the surviving bank.

Effects of the Merger

        As a result of the merger, there will no longer be any publicly held CUB common shares. CUB shareholders will only participate in the surviving corporation's future earnings and potential growth through their ownership of PacWest common stock. All of the other incidents of direct ownership of CUB common shares, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from CUB, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of PacWest and CUB will vest in the surviving corporation, and all obligations, liabilities, debts, restrictions, disabilities and duties of PacWest and CUB will become the obligations, liabilities, debts, restrictions, disabilities and duties of the surviving corporation.

Closing and Effective Time of the Merger

        The merger agreement provides that the merger will be consummated no later than three business days after the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual written agreement of PacWest and CUB. The merger will be consummated at the time the certificate of merger has been duly filed with the Secretary of State of the State of Delaware and the agreement of merger has been duly filed with the Secretary of State of the State of California or at such later time as may be agreed by the parties and specified in the Delaware certificate of merger and the California agreement of merger. The parties are seeking regulatory approval by the fourth quarter of 2017, with the consummation of the merger to occur as soon as practicable thereafter. However, there can be no assurance as to when or if the merger will occur.

        If the merger is not completed by the end date, the merger agreement may be terminated by either PacWest or CUB, except to the extent that the failure of the merger to be consummated by that date arises out of or results from the knowing action or inaction of the party seeking to terminate which action or inaction is in violation of its obligations under the merger agreement.

        For a description of the transaction structure, merger consideration and treatment of CUB stock options, CUB restricted shares and CUB RSUs, please see the section entitled "The Merger—Terms of the Merger."

PacWest's Governing Documents, Directors and Officers Following the Closing

Governing Documents

        The certificate of incorporation and bylaws of PacWest will be the certificate of incorporation and bylaws of the surviving corporation as they exist immediately before the effective time, in each case until thereafter changed or amended as provided therein or by applicable law.

Directors and Officers

        The directors and officers of PacWest immediately prior to the effective time will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

Merger Consideration; Exchange Procedures

Conversion of CUB Common Shares

        At the effective time, each CUB common share, other than excluded shares and dissenting shares as described below, issued and outstanding immediately prior to the effective time will be converted into and become exchangeable for (i) $12.00 in cash and (ii) the right to receive 0.5308 of a share of PacWest common stock as described under "The Merger—Merger Consideration," subject to adjustment as set forth in the merger agreement and as further described below under "—Termination of the Merger Agreement."

Purchase of Outstanding CUB Series A Preferred Stock

        Prior to closing, PacWest and CUB will reasonably cooperate with respect to the purchase by CUB from the U.S. Treasury Department of all of CUB's Series A preferred stock held by the U.S. Treasury Department, and following CUB's Series A preferred stock purchase (which will occur at or immediately prior to the closing), all of CUB's Series A preferred stock will be cancelled, and no payment or distribution of merger consideration will be made in consideration therefor.

Cancellation of Excluded Shares and Dissenting Shares

        At the effective time, (i) any CUB common shares held by PacWest or any direct or indirect wholly owned subsidiary of PacWest or by CUB or any direct or indirect wholly owned subsidiary of CUB, other than those held in a fiduciary capacity or as a result of debts previously contracted, which are referred to as excluded shares, and (ii) any dissenting shares (subject to the procedures for dissenting shares described herein) will automatically be cancelled and retired and will cease to exist and no consideration will be issued in exchange therefor.

Dissenting Shares

        No later than 10 calendar days after CUB's shareholders approve the merger, CUB will provide each record holder of CUB common shares entitled to vote on the merger with a notice including the information regarding dissenting shareholders' rights set forth in Section 1301(a) of the CGCL.

        To the extent dissenters' rights under Section 1301(a) are applicable to the merger, no dissenting shares will be converted into or represent a right to receive the consideration for such shares set forth in merger agreement. Instead, holders of dissenting shares will be entitled to require CUB to purchase such shares for cash at their fair market value to the extent granted by Chapter 13 of the CGCL. If a holder of dissenting shares thereafter effectively withdraws or loses such dissenters' rights with respect to such shares then, as of the occurrence of such withdrawal or loss, each such share will be deemed as of the effective time to have been converted into and represent only the right to receive the consideration for such shares set forth in the merger agreement.

        For more information regarding dissenters' rights, please see the section entitled "The Merger—Dissenters' Rights."

Rights as Shareholders of CUB

        At the effective time, holders of CUB common shares will cease to be, and will have no rights as, shareholders of CUB other than to receive the merger consideration and any dividends or distributions to which they are entitled under the merger agreement.

Effect of Merger on CUB Stock Options, Restricted Shares and RSUs

        For a description of the treatment of CUB stock options, CUB restricted shares and CUB RSUs in the merger, see the section entitled "The Merger—Treatment of CUB Stock Options, Restricted Shares and RSUs."

Exchange Procedures

        Immediately prior to the effective time, PacWest will deposit (or cause to be deposited) with an exchange agent selected by PacWest with CUB's prior approval (such approval not to be unreasonably withheld or delayed) (i) an amount of cash equal to $12.00 multiplied by the number of CUB shares

(other than excluded shares and dissenting shares) outstanding immediately prior to the effective time, plus any cash due in lieu of fractional shares, and (ii) certificates, or evidence of shares in book-entry form, representing the shares of PacWest common stock to be exchanged for CUB common shares in the merger. Promptly after the effective time (and in any event within five business days), the exchange agent will provide appropriate transmittal materials to holders of record of CUB common shares, advising such holders of the procedure for surrendering their shares to the exchange agent.

        Upon the surrender of CUB common shares (or affidavits of loss in lieu thereof), the holder will be entitled to receive in exchange therefor:

  •
  a number of whole shares of PacWest common stock that such holder is entitled to receive pursuant to the merger agreement, as described in "—Conversion of CUB Common Shares" above, evidenced by a stock certificate or in book-entry form; and

  •
  a check in the amount of the cash consideration for the surrendered shares and any cash payable in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

Distributions with Respect to Unexchanged Shares

        All shares of PacWest common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time and if a dividend or other distribution is declared by PacWest in respect of the PacWest common stock, the record date for which is at or after the effective time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of PacWest common stock will be paid to any holder of any unsurrendered certificate or book-entry shares representing CUB common shares until such certificate (or affidavit of loss in lieu thereof) or book-entry shares are surrendered for exchange in accordance with the merger agreement. Subject to applicable laws, following surrender of any such certificate (or affidavit of loss in lieu thereof as provided) or book-entry shares, there will be issued and/or paid to the holder of the certificates representing whole shares of PacWest common stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the effective time theretofore payable with respect to such whole shares of PacWest common stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of PacWest common stock with a record date after the effective time but with a payment date subsequent to surrender.

Fractional Shares of PacWest Common Stock

        No fractional shares of PacWest common stock will be issued to any shareholder of CUB upon completion of the merger. For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the PacWest average closing price. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Representations and Warranties

        The merger agreement contains representations and warranties on the part of CUB as to, among other things:

  •
  organization, standing and authority;

  •
  capital stock;

  •
  the organization and existence of any subsidiaries;

  •
  corporate power;

  •
  corporate authority;

  •
  no conflicts, third party consents and governmental and regulatory approvals required to complete the merger;

  •
  required filings;

  •
  availability, accuracy and compliance with GAAP of financial reports and filings with the SEC and regulatory authorities;

  •
  timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

  •
  absence of litigation;

  •
  compliance with restrictive agreements with regulators;

  •
  compliance with 12 U.S.C. § 1851 and the regulations promulgated thereunder, known as the Volcker Rule;

  •
  compliance with laws and permits;

  •
  material contracts;

  •
  no broker's or finder's fees, except as contemplated by the merger agreement;

  •
  employee benefit plans;

  •
  labor matters;

  •
  environmental matters;

  •
  tax matters;

  •
  interest rate risk management instruments, such as swaps and options;

  •
  proper and accurate maintenance of books and records;

  •
  insurance coverage;

  •
  validity and status of loans;

  •
  adequacy of its allowance for loan losses under established regulatory and accounting standards;

  •
  transactions with affiliates;

  •
  conditions of and title to real and personal property;

  •
  intellectual property; and

  •
  exemptions from takeover statutes.

        The merger agreement also contains representations and warranties on the part of PacWest as to, among other things:

  •
  organization, standing and authority;

  •
  capital stock;

  •
  corporate power;

  •
  corporate authority;

  •
  no conflicts, third party consents and governmental and regulatory approvals required to complete the merger;

  •
  required filings;

  •
  availability, accuracy and compliance with GAAP and filings with the SEC and regulatory authorities;

  •
  absence of litigation;

  •
  absence of restrictive agreements with regulators;

  •
  compliance with laws and permits;

  •
  no broker's or finder's fees, except as contemplated by the merger agreement; and

  •
  tax matters.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect" with respect to PacWest or CUB, as the case may be, means any effect, circumstance, occurrence or change that (i) is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, or condition (financial or otherwise) of CUB and its subsidiaries or PacWest and its subsidiaries, as the case may be, or (ii) materially impairs the ability of such party to consummate the merger and the transactions contemplated by the merger agreement on a timely basis. However, none of the following effects, circumstances, occurrences or changes will be considered when determining if a material adverse effect has occurred:

  •
  any change in law or GAAP or interpretations thereof (except to the extent that such effect, circumstance, occurrence or change disproportionately adversely affects CUB and its subsidiaries or PacWest and its subsidiaries, as the case may be, compared to other companies of similar size and operating in the commercial banking industry in which such party operates, in which case only the disproportionate effect will be taken into account);

  •
  effects resulting from worsening of geopolitical conditions in the United States or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which either party and any of its respective subsidiaries conduct material operations;

  •
  any change in market price or trading volume of CUB common shares or PacWest common stock (except that the facts or circumstances giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect, except to the extent such facts or circumstances are themselves excepted from the definition of material adverse effect pursuant to any other clause of the definition);

  •
  any action taken by either party with the other party's express written consent or any action taken by either party that such party was expressly required to take pursuant to the terms of the merger agreement, including, in the case of CUB, the repurchase of CUB's Series A preferred stock held by the U.S. Treasury Department pursuant to the merger agreement;

  •
  any failure, in and of itself, by CUB or PacWest to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except that the facts or circumstances giving rise or contributing to the failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect, except to the extent such facts or circumstances are themselves excepted from the definition of material adverse effect pursuant to any other clause of the definition);

  •
  changes in economic conditions affecting commercial banks generally (except to the extent that such change in economic conditions disproportionately adversely affects CUB and its subsidiaries or PacWest and its subsidiaries, as the case may be, compared to other companies of similar size and operating in the commercial banking industry in which such party operates, in which case only the disproportionate effect will be taken into account;

  •
  for purposes of the conditions set forth in the merger agreement that there not be a material adverse effect on the other party since the date of the merger agreement, those matters disclosed in the PacWest disclosure schedules and CUB disclosure schedules, respectively, in each case, consistent with the standard set forth in the merger agreement and based on the information on those matters made available on or prior to the date of the merger agreement (except to the extent of any adverse developments with respect to such matters arising after the date of the merger agreement); or

  •
  changes in relationships with customers or employees of the respective parties and their respective subsidiaries that were primarily the result of the announcement or public disclosure of the merger agreement and the transactions contemplated thereby.

        The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled "Termination of the Merger Agreement," if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of PacWest or CUB, or otherwise under the merger agreement, unless PacWest or CUB willfully and intentionally breached the merger agreement.

Conduct of Business Prior to the Completion of the Merger

        CUB has agreed that, prior to the effective time, except as approved in writing by PacWest, as expressly contemplated by the merger agreement or as required by law, CUB and its subsidiaries' respective businesses will be conducted in the ordinary and usual course and CUB and its subsidiaries will use its reasonable best efforts to preserve its business organizations and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with governmental authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of CUB and its subsidiaries' present employees and agents, and subject to the covenants relating to regulatory applications, as described under "Regulatory Matters" below, CUB and its subsidiaries will take no action that would reasonably be expected to adversely affect or materially delay CUB's ability to obtain any necessary approvals of any regulatory authorities or other governmental authority required for the transactions contemplated by the merger agreement or to perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.

        In addition to the general covenants above, CUB has agreed that until the effective time, except as otherwise expressly required by the merger agreement or as required by law, or as PacWest may approve in writing (such approval not to be unreasonably withheld or delayed), subject to certain exceptions (including those set forth in CUB's disclosure schedules), CUB will not and will not permit its subsidiaries to:

Capital Stock

  •
  issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any rights, other than shares issuable in respect of options, restricted shares or RSUs outstanding on the date of the merger agreement or permitted to be granted thereby; or

  •
  permit any shares of capital stock of CUB or any of its subsidiaries to become subject to grants of employee or director stock options, other rights or similar stock-based employee rights;

Dividends and Stock Repurchases

  •
  make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock except for dividends paid by any direct or indirect wholly owned subsidiary to CUB or to any other direct or indirect wholly owned subsidiary and except for dividends paid on CUB's Series A preferred stock in accordance with the terms thereof; or

  •
  directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock (other than the acquisition of CUB common shares from a holder of CUB equity awards in satisfaction of withholding obligations or in payment of the exercise price and other than the repurchase of CUB's Series A preferred stock held by the U.S. Treasury Department);

Compensation

  •
  enter into, renew, terminate, amend or otherwise modify any employment, retention, change in control, consulting, transition, termination, severance or similar agreement or arrangement with any director, officer, employee or consultant of such party or any of its subsidiaries, enter into any collective bargaining or similar agreement, pay or award, or commit to pay or award, any bonus or incentive compensation, grant any salary or wage increase or increase any employee compensation or benefit (including incentive or bonus payments) or forgive any loans or issue any loans to any employee or consultant of CUB, except (i) for increases in base salary or wage rates for employees who are not executive officers in the ordinary and usual course of business consistent with past practice, provided that no such increase for any employee shall result in an annual adjustment of more than three percent individually or in the aggregate, (ii) to the extent required by the terms of an existing benefit plan as in effect as of the date of the merger agreement or (iii) for other changes that are required by applicable law; or

  •
  grant or approve the grant of any new stock options or other equity-based awards or, except as provided in the merger agreement, amend or modify the terms of any outstanding stock options or equity-based awards;

Hiring

  •
  hire any person as an employee of CUB or any of its subsidiaries or engage any independent contractor or promote any employee, other than (i) persons hired or promoted to fill any vacancies arising on or after the date of the merger agreement and (ii) any person hired as an employee or any employee promoted to a position with an annual base salary or wage rate and target cash bonus opportunity of no more than $100,000 in the aggregate or any person engaged as an independent contractor with consulting fees and target cash bonus opportunity of no more than $150,000;

Benefit Plans

  •
  enter into, terminate, establish, adopt or amend any benefit plans or any other compensation plan, program, policy or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant of CUB or any of its subsidiaries; or fund or in any other way secure the payment of any cash benefits, in each case, except to the extent required by applicable law or the terms of an existing benefit plan as in effect as of the date of the merger agreement;

Dispositions

  •
  sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to CUB and its subsidiaries, taken as a whole;

Acquisitions

  •
  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, equity interests, deposits or properties of any other person (other than purchases of loans and loan participations as permitted by the terms of the merger agreement);

Mergers

  •
  merge or consolidate CUB or any of its subsidiaries with any other person, except for any such transaction among its wholly owned subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

Capital Expenditures

  •
  make any capital expenditures other than in accordance with CUB's budget as provided to PacWest;

Governing Documents

  •
  amend either the CUB articles of incorporation or bylaws, or the organizational documents of any of its subsidiaries;

Accounting Methods

  •
  implement or adopt any change in CUB's book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred by CUB's independent public accountants, or as required by the merger agreement; or

  •
  except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets;

Contracts

  •
  except with respect to contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice, enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claim under, any material contract (as defined in the merger agreement) or any contract which would be a material contract if it were in existence on the date of the merger agreement in each case which is not terminable at will or with 30 calendar days or less notice without payment of any amount other than for products delivered or services performed through the date of termination;

Claims

  •
  enter into any settlement, compromise or similar agreement with respect to any action, suit, proceeding, order or investigation to which CUB or any of its subsidiaries is or becomes a party after the date of the merger agreement, involving a payment by CUB or any subsidiary of an amount that exceeds $100,000 individually or $250,000 in the aggregate or would impose any material restriction on the business of the surviving corporation or create adverse precedent for claims that are reasonably likely to be material to CUB and its subsidiaries, taken as a whole;

Adverse Actions

  •
  take any action or omit to take any action that is intended to or would reasonably be likely to result in: (i) any of CUB's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time; (ii) a condition to the merger not being satisfied; (iii) the merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code; or (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law;

Risk Management

  •
  except as required by law or regulation: (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices; (ii) fail to follow in all material respects CUB's or its applicable subsidiary's existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable efforts to avoid any material increase in CUB's aggregate exposure to interest rate risk;

Indebtedness

  •
  incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

Loans

  •
  forgive any loans to directors, officers or employees;

  •
  make any loan or loan commitment to any person which would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such person and any affiliate or immediate family member of such person, exceed $5,000,000; or

  •
  purchase or sell any loan or loan participation in excess of $5,000,000;

        without, in the case of the second and third bullets above, first submitting a copy of the loan write up containing the information customarily submitted as part of the loan write up, to the chief credit officer of PacWest two business days prior to taking such action; provided that, if PacWest objects in writing to such action within two business days after receiving such loan write up, CUB will obtain the approval required under CUB's policies in effect as of the date of the merger agreement prior to making such loan or loan commitment or such purchase or sale;

Investments

  •
  other than in accordance with the investment policies of CUB or any of its subsidiaries in effect on the date of the merger agreement or in securities transactions as provided below, make any investment either by contributions to capital, property transfers or purchase of any property or asset of any person; or

  •
  other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of 18 months or less, purchase or acquire securities of any type;

Taxes

  •
  commence or settle any litigation or proceeding with respect to any liability for material taxes, or take any action which is reasonably likely to have a material adverse impact on the tax position of CUB, or, after the merger, which is reasonably likely to have a material adverse impact on the tax position of the surviving corporation;

  •
  except in the ordinary course of business consistent with past practice, make or change any material express or deemed tax election;

  •
  file any amended tax return or change any of its methods of reporting income or deductions for tax purposes;

  •
  change the entity classification of CUB or any of its subsidiaries;

  •
  consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment; or

  •
  take any other action with respect to taxes that is outside the ordinary and usual course of business or inconsistent with past practice;

Branches

  •
  apply for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of CUB or any of its subsidiaries;

New Business

  •
  enter into any new line of business or change in any material respect CUB's lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, as applicable, except as required by applicable law or policies imposed by any governmental authority;

Lending Practices

  •
  other than in the ordinary course of business consistent with past practice, make any material changes in CUB's policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a governmental authority; or

Commitments

  •
  agree or commit to do any of the foregoing.

PacWest Forbearance

        PacWest has agreed as to itself and its subsidiaries that, prior to the effective time (unless CUB shall otherwise approve in writing, and except as otherwise expressly contemplated by the merger agreement or as set forth in PacWest's disclosure schedules) and except as required by applicable law, it will not and will cause each of its subsidiaries not to:

Adverse Actions

  •
  take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of PacWest's representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (ii) any of the conditions to the merger not being satisfied, (iii) the merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code; or (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law;

Governing Documents

  •
  amend PacWest's charter or bylaws, or the organizational documents of any of its subsidiaries, in each case in a manner that would adversely affect the holders of CUB common shares relative to and disproportionately to all other holders of PacWest common stock; or

Commitments

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Regulatory Matters

        PacWest and CUB have agreed to prepare and file this document, and PacWest has agreed to prepare and file with the SEC the registration statement on Form S-4 in connection with the issuance of shares of PacWest common stock in the merger, as promptly as practicable, of which this document is a part. Each party has agreed to use its reasonable best efforts to have the S-4 registration statement declared effective under the Securities Act as promptly as practicable after such filing.

        PacWest and CUB have agreed to cooperate and use their respective reasonable best efforts to prepare and file, or in the case of PacWest cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or governmental authorities in order to consummate the merger, the bank merger or any of the other transactions contemplated by the merger agreement.

        Nothing contained in the merger agreement will be deemed to require PacWest to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authorities that would reasonably be likely to be a materially burdensome regulatory condition.

Shareholder Approval

        CUB has agreed to convene a meeting of its shareholders as soon as practicable after the S-4 registration statement is declared effective, and will in any event use reasonable best efforts to convene such meeting no later than 55 calendar days after the S-4 registration statement is declared effective, to consider and vote upon the approval of the principal terms of the merger agreement. Subject to certain limited exceptions, the CUB board of directors will recommend to CUB shareholders that they approve the principal terms of the merger agreement. Unless the merger agreement is terminated in accordance with its terms, CUB will convene such meeting regardless of whether or not (i) the CUB board of directors has changed its recommendation that CUB shareholders approve the principal terms of the merger agreement or (ii) an acquisition proposal from a third party has been made (discussed in more detail below).

Bank Merger

        PacWest and CUB have agreed that, immediately after the merger, CU Bank will merge with and into Pacific Western Bank, with Pacific Western Bank as the surviving entity.

NASDAQ Listing

        PacWest has agreed to file with NASDAQ any required notices or forms with respect to the shares of PacWest common stock to be issued in the merger.

Employee Matters

        For a period of one year following closing, PacWest will provide, or cause to be provided, to each of the employees of CUB and its subsidiaries as of immediately prior to the effective time who continue employment with PacWest or any of its subsidiaries with a base salary or base wage, cash incentive opportunities and pension and welfare opportunities (excluding equity and long term incentive compensation) that are substantially comparable in the aggregate to those that are generally made available to similarly situated employees of PacWest and its subsidiaries.

        PacWest has agreed to use commercially reasonable efforts to give CUB employees full credit for their service with CUB for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans that such employees may be eligible to participate in after the closing to the same extent recognized by CUB immediately prior to the closing, except to the extent it would result in the duplication of benefits for the same period of service and other than (i) for benefit accrual purposes under any defined benefit pension plan and (ii) for purposes of qualifying for subsidized early retirement benefits.

        PacWest has agreed to use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods (to the extent such conditions or waiting periods were covered or satisfied under the applicable plans of CUB) with respect to participation and coverage requirements applicable to the CUB employees under any life, disability, medical, dental or health plans that such employees may be eligible to participate in after the closing, and provide each CUB employee with full credit under medical, dental and health plans for any co-payments, deductibles and out-of-pocket expenses paid during the portion of the applicable plan year prior to such employee's participation in any life, disability, medical, dental or health plans of PacWest after the closing.

Indemnification and Directors' and Officers' Insurance

        PacWest has agreed to, following the effective time, indemnify present and former directors and officers of CUB in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent permitted under law.

        For a period of six years from the effective time, PacWest has agreed to provide the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of CUB on terms and conditions no less advantageous to such officers and directors than those provided by CUB; provided, however, that PacWest is not required to spend more than 250% of the current annual amount spent by CUB to procure such insurance coverage. In lieu thereof, PacWest or, with the prior written consent of PacWest, CUB may purchase a six-year tail policy subject to the limitation on cost described in the preceding sentence.

Acquisition Proposals

        Under the terms of the merger agreement, CUB has agreed that neither it nor its subsidiaries nor any of their respective officers, directors, employees and affiliates will, and that CUB will direct and use its reasonable best efforts to cause its and its subsidiaries' agents and representatives not to, directly or indirectly:

  •
  initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any acquisition proposal; or

  •
  engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with any person relating to an acquisition proposal or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

        For purposes of the merger agreement, "acquisition proposal" means:

  •
  any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving CUB or any of its subsidiaries that if consummated would result in any person (or such person's shareholders) owning 15% or more of the total voting power of CUB or the surviving entity in a merger involving CUB or the resulting parent company; and

  •
  any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of CUB or those of any of its subsidiaries or 15% or more of CUB's consolidated total assets.

        However, the above restriction would not prevent CUB or its board of directors from:

  •
  complying with Rule 14d-9 and 14d-2 under the Exchange Act;

  •
  at any time before, but not after the CUB shareholder approval is obtained, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if CUB receives from the person so requesting such information, an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between PacWest and CUB; or

  •
  engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal;

        only if, however, in the cases referred to in the second and third bullet points above, the CUB board of directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to violate the directors' fiduciary duties under applicable law.

        Further, the merger agreement provides that the CUB board of directors and each committee thereof will not:

  •
  except as expressly permitted by the merger agreement, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to PacWest, the recommendation of its board of directors that its shareholders approve the principal terms of the merger agreement; or

  •
  cause or permit CUB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

        Notwithstanding the above, prior to the time the CUB shareholder approval is obtained, the CUB board of directors may withhold, withdraw or adversely modify the recommendation of its board of directors or approve, recommend or otherwise declare advisable any superior proposal (as defined below) made to CUB after the date of the merger agreement that was not solicited, initiated, encouraged or facilitated in breach of the merger agreement, if (A) an unsolicited bona fide written offer is made to CUB and is not withdrawn and the CUB board of directors determines in good faith (after consultation with its financial advisor) that such acquisition proposal is a superior proposal, and (B) the CUB board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would result in a violation of the directors' fiduciary duties under applicable law; provided, however, that no such change of recommendation may be made until after (I) at least five business days following PacWest's receipt of notice from CUB advising that the CUB board of directors intends to take such action and the basis therefor, and (II) CUB has negotiated in good faith to permit PacWest to modify the merger agreement during such five business day period. In determining whether to make a change of recommendation, the CUB board of directors will take into account any changes to the terms of the merger agreement proposed by PacWest and any other information provided by PacWest in response to such notice.

        As used in the merger agreement, "superior proposal" means an unsolicited bona fide acquisition proposal (provided that for purposes of the definition of "superior proposal" the references to "15%" in the definition of "acquisition proposal" will instead refer to "50%") that the CUB board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to CUB shareholders from a financial point of view than the transaction contemplated by the merger agreement.

Trust Preferred Securities; Federal Home Loan Bank Borrowings

        The merger agreement provides that, at the effective time, PacWest will assume the performance of the indentures and guarantee agreements relating to the trust capital securities issued by various trust business subsidiaries of CUB and the payment of the principal of and premium, if any, and interest thereon. CUB will also cooperate with PacWest to effect the discharge of CUB's borrowings from the Federal Home Loan Bank of San Francisco.

Series A Preferred Stock Purchase

        The merger agreement provides that, prior to the effective time, CUB and PacWest will use reasonable best efforts to facilitate the purchase by CUB from the U.S. Treasury Department of all of CUB's Series A preferred stock held by the U.S. Treasury Department.

Conditions to Consummation of the Merger

        The respective obligation of each party to effect the merger is subject to the satisfaction or written waiver at or prior to the effective time of each of the following conditions:

  •
  CUB having obtained the CUB shareholder approval;

  •
  no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement; and

  •
  the S-4 registration statement having become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 registration statement, of which this document is a part, having been issued, and no proceedings for that purpose having been initiated or been threatened, by the SEC.

        CUB's obligation to effect the merger is also subject to the fulfillment or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of PacWest set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and CUB's receipt of a certificate signed on behalf of PacWest by an executive officer of PacWest, dated as of the closing date, to such effect;

  •
  performance by PacWest in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time, and receipt by CUB of a certificate signed by an executive officer of PacWest, dated as of the closing date, to such effect;

  •
  all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB, the FDIC and the CDBO which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on CUB or PacWest (measured on a scale relative to CUB), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired;

  •
  since April 5, 2017, no event having occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect with respect to PacWest; and

  •
  receipt by CUB of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        PacWest's obligation to complete the merger is also subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of CUB set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and PacWest's receipt of a certificate signed on behalf of CUB by an executive officer of CUB, dated as of the closing date, to such effect;

  •
  performance by CUB in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time, and receipt by PacWest of a certificate signed by an executive officer of CUB, dated as of the closing date, to such effect;

  •
  all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB, the FDIC and the CDBO which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on CUB or PacWest (measured on a scale relative to CUB), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and none of such consents, registrations, approvals, permits and authorizations containing any materially burdensome regulatory condition;

  •
  as of the last business day of the month reflected in the closing financial statements, (i) the adjusted CUB shareholders' equity will not be less than $338,000,000 and (ii) CUB's allowance for loan losses will not be less than $19,000,000, each as determined in accordance with GAAP;

  •
  since April 5, 2017, no event having occurred or circumstance arisen that, individually or taken together with all other facts, has had or is reasonably likely to have a material adverse effect with respect to CUB;

  •
  holders of not more than 10% of outstanding CUB common shares having duly exercised their dissenters' rights under Chapter 13 of the CGCL;

  •
  the purchase of CUB's Series A preferred stock from the U.S. Treasury Department having been consummated; and

  •
  receipt by PacWest of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned:

  •
  at any time prior to the effective time, whether before or after the CUB shareholder approval, by action of the board of directors of either party, in the event that both parties mutually consent in writing to terminate the merger agreement;

  •
  at any time prior to the effective time, whether before or after the CUB shareholder approval, by action of the board of directors of either party, in the event that the merger is not consummated by February 28, 2018 (which may be extended to April 30, 2018 by either party if all conditions to closing have been met except for the receipt of the required regulatory approvals), except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;

  •
  at any time prior to the effective time, whether before or after the CUB shareholder approval, by action of the board of directors of either party if:

  •
  the approval of any governmental authority required for consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement has been denied by final and nonappealable action of such governmental authority, or an application therefor has been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority, or

  •
  the CUB shareholder approval is not obtained at the duly convened special meeting;

  •
  at any time prior to the effective time, whether before or after the CUB shareholder approval, by action of either party's board of directors if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to the end date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

  •
  by action of PacWest's board of directors at any time prior to the CUB shareholder approval, in the event:

  •
  CUB has breached in any material respect the prohibitions in the merger agreement relating to acquisition proposals;

  •
  the CUB board of directors has effected a change of recommendation;

  •
  at any time after the end of 10 business days following receipt of an acquisition proposal, the CUB board of directors has failed to reaffirm its recommendation that the CUB shareholders approve the principal terms of the merger agreement as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by PacWest; or

  •
  a tender offer or exchange offer for outstanding CUB common shares has been publicly disclosed (other than by PacWest or an affiliate of PacWest) and the CUB board of directors recommends that CUB shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the CUB board of directors fails to recommend unequivocally against acceptance of such offer; or

  •
  by action of CUB's board of directors, by written notice to PacWest on the business day immediately following the determination date, effective as of three business days following the date of such written notice, in the event that:

  •
  the PacWest average closing price is less than $44.84 per share (with a proportionate adjustment for any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the merger agreement and the determination date); and

  •
  the quotient of the PacWest average closing price divided by $52.75 is less than (i) the quotient of the average price of the KBW Index during the determination period divided by the index ratio, minus (ii) 0.15.

    If CUB elects to terminate the merger agreement and provides written notice thereof to PacWest, then within two business days following PacWest's receipt of such notice, PacWest may elect to reinstate the merger and related transactions, and adjust the exchange ratio to equal the lesser of (i) the quotient of $23.80 divided by the PacWest average closing price and (ii) (a) the quotient of $23.80 divided by the PacWest average closing price (b) multiplied by the index ratio. Alternatively, PacWest may elect not to adjust the exchange ratio, and, in lieu thereof, may increase the cash consideration per CUB common share such that the value of the total consideration received for each share is the same as if the exchange ratio had been adjusted as described above.

Termination Fee

        CUB must pay PacWest a termination fee of $26.5 million in the following circumstances:

  •
  PacWest terminates the merger agreement because CUB (i) has breached in any material respect its obligations relating to acquisition proposals under the merger agreement, (ii) the CUB board of directors has changed its recommendation to shareholders, (iii) any time after the end of 10 business days following receipt of an acquisition proposal, the CUB board of directors has failed to reaffirm its recommendation to shareholders after receipt of a written request from PacWest, or (iv) a tender offer or exchange offer for outstanding CUB common shares has been publicly disclosed (other than by PacWest or an affiliate of PacWest) and the CUB board of directors recommends that the CUB shareholders tender their shares or, within 10 business days after the commencement of such tender or exchange offer, the CUB board of directors fails to recommend unequivocally against acceptance of such an offer; or

  •
  (i) (a) an acquisition proposal has been made to CUB or its shareholders generally or (b) any person has publicly announced an intention to make an acquisition proposal with respect to CUB; (ii) thereafter the merger agreement is terminated by either party because (A) the merger was not consummated on or before the end date and the CUB shareholder approval has not been obtained or (B) the CUB shareholder approval was not obtained at the special meeting, and (iii) within 12 months after the termination of the merger agreement, CUB enters into a definitive agreement with respect to or consummates an acquisition proposal (except that for purposes of the foregoing, references to "15%" in the definition of the term "acquisition proposal" will instead refer to "50%").

Waiver and Amendment of the Merger Agreement

        Prior to the effective time, any provision of the merger agreement may be: (i) waived in whole or in part by the party benefited by the provision or by both parties; or (ii) amended or modified at any time, by an agreement in writing between the parties thereto executed in the same manner as the merger agreement, except that after the CUB shareholder approval is obtained, the merger agreement may not be amended if it would reduce the aggregate value of the consideration to be received by CUB shareholders in the merger without any subsequent approval by such shareholders or be in violation of applicable law.

Expenses

        The merger agreement provides that all costs and expenses incurred in connection with the merger agreement, the merger, and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Voting Agreements

        Each of the directors of CUB, in his or her capacity as a shareholder of CUB, has entered into a voting agreement with PacWest in which such director has agreed to vote all CUB common shares that he or she owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of CUB to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, CUB's directors beneficially owned, in the aggregate, [    •    ] CUB common shares, allowing them to exercise approximately [    •    ]% of the voting power of CUB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of CUB RSUs that were not outstanding as of the close of business on the record date).

        In addition, each shareholder who executed a voting agreement agreed not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any CUB common shares or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of their CUB common shares, and not commit or agree to take any of the foregoing actions, subject in each case to certain limited exceptions.

        The voting agreements terminate in certain circumstances, including in the event that the merger agreement is terminated in accordance with its terms.

        The foregoing description of the voting agreements is only a summary, and shareholders are urged to read the form of voting agreement attached as Appendix B to this document, which is incorporated herein by reference.

MATERIAL U.S. FEDERAL INCOME TAX
CONSEQUENCES OF THE MERGER

        This section describes the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of CUB common shares.

        For purposes of this discussion, a U.S. holder is a beneficial owner of CUB common shares who for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States or any state or political subdivision thereof;

  •
  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds CUB common shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding CUB common shares, you should consult your tax advisor about the tax consequences of the merger to you.

        This discussion applies only to those CUB shareholders who hold their CUB common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular U.S. holders in light of their individual circumstances or to CUB shareholders that are subject to special rules, such as:

  •
  financial institutions;

  •
  investors in pass-through entities;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  persons that hold CUB common shares as part of a straddle, hedge, constructive sale or conversion transaction;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  certain expatriates or persons that have a functional currency other than the U.S. dollar;

  •
  persons who are not U.S. holders;

  •
  shareholders who exercise dissenters' rights; and

  •
  shareholders who acquired their CUB common shares through the exercise of a CUB stock option, a CUB restricted share award or a CUB RSU or otherwise as compensation or through a tax-qualified retirement plan.

        In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

        The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

        PacWest and CUB have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of PacWest to complete the merger is conditioned upon the receipt of an opinion from Sullivan & Cromwell LLP, counsel to PacWest, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of CUB to complete the merger is conditioned upon the receipt of an opinion from Manatt, Phelps & Phillips, LLP, counsel to CUB, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by PacWest and CUB. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service or the courts. PacWest and CUB have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, each CUB shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences of the Merger Generally to Holders of CUB Common Shares

        Assuming that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code:

  •
  A CUB holder who receives PacWest common stock and cash (other than cash received in lieu of a fractional share of PacWest common stock) in exchange for CUB common shares pursuant to the merger, will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the PacWest common stock received pursuant to the merger over such holder's adjusted tax basis in the CUB common shares surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of PacWest common stock);

  •
  The aggregate tax basis in the PacWest common stock received by a holder of CUB common shares in the merger, including any fractional share interests deemed received and redeemed (as described below), will equal such holder's aggregate adjusted tax basis in the CUB common shares surrendered in the exchange, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by such holder (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange; and

  •
  the holding period of PacWest common stock received in exchange for CUB common shares will include the holding period of the CUB common shares for which it is exchanged.

        If U.S. holders of CUB common shares acquired different blocks of shares of CUB common shares at different times or at different prices, such holders' basis and holding period may be determined with reference to each block of CUB common shares. Any such holders should consult their tax advisors regarding the manner in which PacWest common stock received in the exchange should be allocated among different blocks of CUB common shares and with respect to identifying the bases or holding periods of the particular shares of PacWest common stock received in the merger.

Cash Received In Lieu of a Fractional Share of PacWest Common Stock

        A CUB shareholder who receives cash in lieu of a fractional share of PacWest common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by PacWest. As a result, a CUB shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

        The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

COMPARISON OF SHAREHOLDERS' RIGHTS

General

        CUB is incorporated under the laws of the State of California, and the rights of CUB shareholders are governed by the laws of the State of California, CUB's articles of incorporation and CUB's bylaws. As a result of the merger, CUB shareholders will receive shares of PacWest common stock and will become PacWest stockholders. PacWest is incorporated under the laws of the State of Delaware, and the rights of PacWest stockholders are governed by the laws of the State of Delaware, PacWest's certificate of incorporation and PacWest's bylaws. Thus, following the merger, the rights of CUB shareholders who become PacWest stockholders in the merger will no longer be governed by the laws of the State of California and CUB's articles of incorporation and bylaws and instead will be governed by the laws of the State of Delaware and PacWest's certificate of incorporation and bylaws.

Comparison of Stockholders' Rights

        Set forth below is a summary comparison of material differences between the rights of CUB shareholders under California law and CUB's articles of incorporation and bylaws (left column) and the rights of PacWest stockholders under Delaware law and PacWest's certificate of incorporation and bylaws (right column). While the parties believe that the summary table includes the material differences between the rights of CUB's shareholders and those of PacWest's stockholders, this summary does not include a complete description of all the differences between the rights of the stockholders. Copies of the full text of PacWest's certificate of incorporation and bylaws currently in effect, and CUB's articles of incorporation and bylaws currently in effect, are available, without charge, by following the instructions in the section entitled "Where You Can Find More Information."

CUB	PacWest
Authorized Capital Stock

CUB's articles of incorporation state that the authorized capital stock of CUB consists of 75 million common shares, no par value per share, and 50 million preferred shares, no par value per share. As of [•], 2017, there were [•] common shares issued and outstanding and 16,400 shares of Series A preferred stock issued and outstanding, which preferred stock CUB intends to repurchase and cancel prior to the effective time.
PacWest's certificate of incorporation states that the authorized capital stock of PacWest consists of 200 million shares of common stock and 5 million shares of preferred stock. As of [•], 2017, there were [•] shares of PacWest common stock outstanding and no shares of PacWest preferred stock outstanding.

CUB	PacWest
Number of Directors

CUB's bylaws state that the number of directors that may serve on CUB's board of directors cannot be less than nine nor more than 17. The number of directors may be changed, or a definite number may be fixed without provisions for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to the applicable bylaw provision adopted by the vote or written consent of a majority of the outstanding shares entitled to vote. However, an amendment reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote thereon. There are currently 12 members of the CUB board of directors.
PacWest's bylaws state that the number of directors comprising the board of directors will be from seven to 15, with the exact number to be determined from time to time by the PacWest board of directors. There are currently 12 members of the PacWest board of directors. Pursuant to the merger agreement, the directors of PacWest immediately prior to the effective time will be the directors of PacWest following the merger.

CUB	PacWest
Election of Directors

CUB's bylaws provide that CUB shareholders may cumulate votes with respect to the election of directors at a shareholders' meeting for any candidate or candidates' whose names have been placed in nomination prior to the voting if the shareholder has given notice prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, then every shareholder entitled to vote may cumulate such shareholder's votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of votes up to the number of directors to be elected are elected.
PacWest's certificate of incorporation provides that each stockholder is entitled to one vote for each share of stock held by such stockholder. Cumulative voting is permitted so long as the name of the candidates for whom such votes would be cast has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting prior to the voting of such stockholder's intention to cumulate votes. Cumulative voting provides each stockholder with a number of votes equal to the number of directors to be elected multiplied by the number of shares of common stock held by such stockholder, which such stockholder can then vote in favor of one or more nominees.

PacWest's bylaws provide that directors will be elected by the vote of the majority of the votes cast (meaning the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee) at any meeting for the election of directors at which a quorum is present, provided that the directors will be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum is present for which (i) the secretary of PacWest receives a notice pursuant to PacWest's bylaws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date PacWest first mails its notice of meeting for such meeting to the stockholders.

Removal of Directors

Under CUB's bylaws, any or all of the directors may be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board of directors is removed) when the votes cast against removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected.
Under PacWest's bylaws, any director may be removed, with or without cause, at any meeting of stockholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if the certificate of incorporation provides for cumulative voting (as it currently does) and less than the entire board of directors is to be removed, then no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of directors.

CUB	PacWest
Filling Vacancies on the Board of Directors

CUB's bylaws provide that vacancies on the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. However, a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by approval of the shareholders. Each director so elected will hold office until the expiration of the term of the director which such director replaced.
PacWest's bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director. Any director elected or appointed to fill a vacancy will hold office until the expiration of the term of the director which such director replaced.
Nomination of Director Candidates by Stockholders

CUB's bylaws provide that any shareholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors may nominate candidates to become members of the board of directors. Notice of the shareholder's intention to make any nominations must be made in writing and delivered or mailed to the president or the chief executive officer of CUB no more than 60 days prior to any meeting of shareholders called for the election of directors and no more than 10 days after the date the notice of such meeting is sent to shareholders. However, if notice of such meeting is sent to shareholders, such notice of intention to nominate must be received by the president or chief executive officer of CUB not later than the time fixed for the opening of the meeting.
PacWest's bylaws permit stockholders who are entitled to vote in the meeting of stockholders and who are stockholders of record at the time notice is delivered to the corporate secretary of PacWest to nominate a director for election if notice is delivered to the corporate secretary not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.
Stockholder Proposals
CUB's articles of incorporation and bylaws do not provide a procedure whereby shareholders may bring proposals before CUB's annual meeting.
PacWest's bylaws provide that in order for a proposal to be brought before an annual meeting by a stockholder, the stockholder must give notice of the proposal to the secretary not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.

CUB	PacWest
Stockholder Action Without a Meeting

CUB's bylaws provide that any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

In the case of election of directors, such consent will be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

According to PacWest's bylaws, any action required or permitted to be taken at any annual or special stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is delivered to PacWest, setting forth the action to be taken, and is signed by the number of stockholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Special Meetings of Stockholders

According to CUB's bylaws, a special meeting of the shareholders, for any purpose or purposes whatsoever, may be called at any time by the board of directors, or by the chairman of the board of directors, or by the president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at any such meeting.
According to PacWest's bylaws, PacWest may call a special stockholders meeting upon the written request of the board of directors, the chairman of the board of directors, the chief executive officer or the vice chairman of the board of directors, or at the request of PacWest stockholders who together hold not less than 10% of the outstanding shares of PacWest stock that would be entitled to vote at such a meeting.

CUB	PacWest
Indemnification of Directors and Officers

Pursuant to CUB's articles of incorporation, the liability of directors for monetary damages is eliminated to the fullest extent permissible under California law.

The articles of incorporation also authorize the indemnification of CUB's agents (including any current or former director or officer of CUB) for breach of duty in excess of indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on indemnification set forth in Section 204 of the CGCL. Section 204 prohibits indemnifying directors for (i) intentional misconduct or knowing and culpable violations of law; (ii) acts or omissions that a director believes are contrary to the best interests of the corporation or its shareholders and involve the absence of good faith; (iii) transactions from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; or (vi) actions under Sections 310 and 316 of the CGCL.

CUB's bylaws also provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, will be indemnified and held harmless by CUB to the fullest extent authorized by California law.

PacWest's certificate of incorporation provides that a director of PacWest will not be liable to PacWest or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law. Delaware law would not allow for exoneration of liability of a director (i) for any breach of the director's duty of loyalty to PacWest or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware, referred to as the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

PacWest's bylaws also provide that PacWest will indemnify any person who is or was a director or officer of PacWest who was or is made a party to or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of PacWest, to the fullest extent permitted by law.

CUB	PacWest
Amendments to Certificate of Incorporation and Bylaws

Generally, the CGCL requires a vote of the majority of the outstanding shares entitled to vote to amend the articles of incorporation.

New bylaws may be adopted and the bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written assent of shareholders entitled to vote such shares, except as otherwise provided by law or by the articles of incorporation.

Subject to the rights of the shareholders as provided in the bylaws, bylaws other than a bylaw or an amendment thereof changing the authorized number of directors may be adopted, amended or repealed by the board of directors.

PacWest's certificate of incorporation may be amended in any manner allowed under Delaware law.

PacWest's bylaws may be amended by the board of directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.

Business Combination Restrictions

Section 1101 of the CGCL requires that, in a merger of a corporation with a shareholder (or its affiliate) who holds more than 50% but less than 90% of the corporation's common stock, the other shareholders of the corporation must receive common stock in the transaction, unless all the corporation's shareholders consent to the transaction.

Section 1203 of the CGCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or sale of assets is made by an interested party (generally a controlling or managing party of the corporation), the interested party must provide the other shareholders with a written opinion as to the fairness of the consideration to be paid to the shareholders. Furthermore, if a tender of shares or a vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party's proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw their vote, consent or proxy, and to withdraw any tendered shares.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" (as defined under Delaware law) with a person owning 15% or more of the corporation's voting stock for three years following the time that a person becomes a 15% stockholder, with certain exceptions. PacWest, in its certificate of incorporation, has opted out of Section 203 and is not subject to these restrictions.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of the capital stock of PacWest does not purport to be complete and is qualified in its entirety by reference to PacWest's certificate of incorporation and bylaws, as well as the DGCL. Pursuant to PacWest's certificate of incorporation, PacWest has the authority to issue up to 200 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share. Each share of PacWest common stock has the same relative rights, and is identical in all respects, with each other share of PacWest common stock. PacWest common stock is traded on NASDAQ under the symbol "PACW." PacWest common stock represents non-withdrawable capital and will not be insured by the FDIC. All of the outstanding shares of stock are, and any stock issued pursuant to the merger agreement will be, fully paid and nonassessable.

Limitation of Liability and Indemnification Matters

        PacWest's certificate of incorporation provides that a director of PacWest will not be liable to PacWest or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law. PacWest's bylaws also provide that, to the maximum extent permitted by law, PacWest will indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of PacWest or serves or served at the request of PacWest as a director, officer or employee of any other enterprise. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by PacWest promptly upon receipt by PacWest of a commitment from such person to repay such expenses if it will ultimately be determined that such person is not entitled to be indemnified by PacWest. The bylaws do not limit the power of PacWest or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons as otherwise pursuant to the bylaws.

Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws

        Certain provisions of PacWest's certificate of incorporation and bylaws could make it less likely that PacWest's management would be changed or someone would acquire voting control of PacWest without the consent of PacWest's board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow stockholders to receive premiums over the market price of their common stock.

Preferred Stock

        PacWest's board of directors can at any time, under PacWest's certificate of incorporation and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of PacWest through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring PacWest's management could stop a takeover by preventing the person trying to take control of PacWest from acquiring enough voting shares necessary to take control.

Nomination Procedures

        Holders of PacWest common stock can nominate candidates for PacWest's board of directors. A stockholder must follow the advance notice procedures described in PacWest's bylaws. In general, to nominate a person for election to PacWest's board of directors at a meeting of PacWest's stockholders, a stockholder must submit a written notice of the proposed nomination to PacWest's corporate secretary at least 90 but not more than 120 days before the meeting.

Amendment of Bylaws

        Under PacWest's bylaws, PacWest's board of directors can adopt, amend or repeal the bylaws, subject to limitations under the DGCL. PacWest's stockholders also have the power to change or repeal PacWest's bylaws.

Common Stock

Voting Rights

        Holders of PacWest common stock will be entitled to one vote per share on all matters requiring stockholder action, including, but not limited to, the election of directors. Cumulative voting is permitted so long as the name of the candidates for whom such votes would be cast has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting prior to the voting of such stockholder's intention to cumulate votes. In an election of directors under cumulative voting, each share of voting stock is entitled to vote the number of votes to which such share would normally be entitled, multiplied by the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors. Without cumulative voting, the holders of a majority of the shares present at an annual meeting would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of a majority of the stockholders voting. Without cumulative voting, any director or the entire board of directors of a corporation may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors.

Dividends

        Holders of PacWest common stock may receive dividends when, as and if declared by PacWest's board of directors out of funds legally available for payment of dividends, subject to any restrictions imposed by Federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Other restrictions on PacWest's ability to pay dividends are described below under "—Restrictions on Dividends."

Liquidation Preference

        Holders of common stock are not entitled to a liquidation preference in respect of those shares. Upon liquidation, dissolution or winding up of PacWest, holders of PacWest common stock will be entitled to share ratably in all assets remaining after the payment of all liabilities of PacWest and of preferential amounts to which any preferred stock may be entitled.

Other Matters

        The holders of the PacWest common stock will have no preemptive or other subscription rights. PacWest common stock will not be subject to call or redemption.

Restrictions on Dividends

        PacWest's ability to pay dividends or to repurchase its common stock, and the ability of Pacific Western Bank to pay dividends to PacWest, are restricted by several factors. First, PacWest is incorporated in Delaware and is governed by the DGCL. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and/or for the preceding fiscal year. Under Delaware law, however, PacWest cannot pay dividends out of net profits if, after PacWest pays the dividend, PacWest's capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        In addition, PacWest's ability to pay cash dividends or to repurchase shares of common stock may be limited by certain covenants contained in the indentures governing trust preferred securities issued by PacWest or entities that it has acquired, and the debentures underlying the trust preferred securities. Generally the indentures provide that if an event of default (as defined in the indentures) has occurred and is continuing, or if PacWest is in default with respect to any obligations under its guarantee agreement which covers payments of the obligations on the trust preferred securities, or if PacWest gives notice of any intention to defer payments of interest on the debentures underlying the trust preferred securities, then PacWest may not, among other restrictions, declare or pay any dividends with respect to its common stock or repurchase shares of common stock.

        Furthermore, notification to the FRB is required prior to PacWest's declaring and paying a cash dividend to its stockholders during any period in which its quarterly and/or cumulative twelve-month net earnings are insufficient to fund the dividend amount, among other requirements. Under such circumstances, PacWest may not pay a dividend should the FRB object until such time as PacWest receives approval from the FRB or no longer needs to provide notice under applicable regulations.

        Finally, PacWest's ability to pay dividends depends largely on its receipt of cash dividends from Pacific Western Bank, which are limited by various statutes and regulations. Dividends paid by Pacific Western Bank are regulated by the CDBO and the FDIC under their general supervisory authority as it relates to a bank's capital requirements. Pacific Western Bank may declare a dividend without the approval of the CDBO and the FDIC as long as the total dividends declared in a calendar year do not exceed either the retained earnings or the total of net earnings for three previous fiscal years less any dividend paid during such period. During the year ended December 31, 2016, PacWest received $259 million in dividends from Pacific Western Bank. Since Pacific Western Bank had a retained deficit of $520.0 million at December 31, 2016, for the foreseeable future, any further cash dividends from Pacific Western Bank to PacWest will continue to require CDBO and FDIC approval.

        Refer to "Business—Supervision and Regulation" in PacWest's most recent Annual Report on Form 10-K and similar sections in PacWest's future filings for more information about restrictions on the ability of PacWest's subsidiary to pay PacWest dividends.

Restrictions on Ownership of PacWest's Common Stock

        Under the BHC Act, any person or company is required to obtain the approval of the FRB before acquiring control of PacWest, which, among other things, includes the acquisition of ownership of or control over 25% or more of any class of voting securities of PacWest or the power to exercise a "controlling influence" over PacWest. In the case of an acquirer that is a bank or bank holding company, the BHC Act requires approval of the FRB for the acquisition of ownership or control of any voting securities of PacWest, if the acquisition results in the bank or bank holding company controlling more than 5% of the outstanding shares of any class of PacWest's voting securities. The Change in Bank Control Act prohibits a person, entity, or group of persons or entities acting in concert, from acquiring "control" of a bank holding company such as PacWest unless the FRB has been given prior notice and has not objected to the transaction. Under FRB regulations, the acquisition of 10% or more of a class of voting stock of PacWest would generally be deemed an acquisition of control of PacWest.

Transfer Agent

        The transfer agent for PacWest common stock is Wells Fargo Shareowner Services.

 EXPERTS

        The consolidated financial statements of PacWest and its subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of CUB and its subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the report of RSM US LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

        Sullivan & Cromwell LLP, New York, New York, and Manatt, Phelps & Phillips, LLP, Los Angeles, California, will deliver at the effective time their opinions to PacWest and CUB, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger." The validity of the PacWest common stock to be issued in connection with the merger will be passed upon for PacWest by Sullivan & Cromwell LLP, Los Angeles, California.

OTHER MATTERS

        Under Section 601(a) of the CGCL, CUB may not transact any other business at the special meeting other than as listed above.

CUB ANNUAL MEETING SHAREHOLDER PROPOSALS

        CUB intends to hold an annual meeting of shareholders in 2017 only if the merger is not completed. In the event that the merger is not completed in 2017, or at all, any shareholder nominations or proposals intended to be presented at CUB's next annual meeting must be submitted a reasonable time prior to any such meeting to be considered timely.

        If the merger is completed, CUB shareholders will become stockholders of PacWest. Any stockholder nominations or proposals which a stockholder wishes to have included in PacWest's proxy statement and form of proxy relating to its 2018 annual meeting of stockholders must be received by the date, and must otherwise comply with the requirements, described in PacWest's proxy statement for its 2017 annual meeting of shareholders filed with the SEC.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows PacWest and CUB to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

        This document incorporates by reference the following documents that have previously been filed with the SEC by PacWest (File No. 001-36408):

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, as amended;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; and

  •
  Current Reports on Form 8-K filed January 19, 2017, February 1, 2017, April 6, 2017, April 17, 2017, May 9, 2017 and May 18, 2017 and the Amendment to Current Report on Form 8-K filed February 15, 2017 (other than the portions of those documents not deemed to be filed).

        This document also incorporates by reference the following documents that have previously been filed with the SEC by CUB (File No. 001-35683):

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, as amended;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; and

  •
  Current Reports on Form 8-K filed January 26, 2017, February 1, 2017, February 2, 2017, April 6, 2017, April 7, 2017 and April 27, 2017 (other than the portions of those documents not deemed to be filed).

        In addition, PacWest and CUB are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the CUB shareholders, provided, however, that PacWest and CUB are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

        Both PacWest and CUB file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CUB or PacWest file with the SEC without charge by following the instructions in the section entitled "Where You Can Find More Information."

        Neither PacWest nor CUB has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

        AGREEMENT AND PLAN OF MERGER

dated as of April 5, 2017

by and between

PACWEST BANCORP

and

CU BANCORP

A-i

A-ii

        AGREEMENT AND PLAN OF MERGER, dated as of April 5, 2017 (this "Agreement"), by and between PacWest Bancorp, a Delaware corporation ("Parent"), and CU Bancorp, a California corporation (the "Company") (collectively hereinafter referred to as the "Parties").

RECITALS

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the California General Corporation Law (the "CGCL"), the Company will merge with and into Parent (the "Merger"), with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation");

        WHEREAS, the respective boards of directors of each of Parent and the Company have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective stockholders, as applicable, and have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

        WHEREAS, immediately after the Merger, California United Bank, a California state-chartered bank and a wholly-owned subsidiary of the Company ("CU Bank"), will merge with and into Pacific Western Bank, a California state-chartered bank and wholly-owned subsidiary of Parent ("PW Bank"), with PW Bank as the surviving bank (the "Bank Merger");

        WHEREAS, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into a Voting Agreement (each a "Voting Agreement" and collectively, the "Voting Agreements") in connection with the Merger, in the form of Exhibit A hereto;

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, (i) each executive officer and each member of the board of directors of the Company is entering into a non-solicitation agreement with Parent, in the form of Exhibit B hereto, and (ii) certain executive officers of the Company are entering into consulting agreements with Parent; and

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

        1.01    Certain Definitions.     The following terms are used in this Agreement with the meanings set forth below:

        "Acquisition Proposal" means (A) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that if consummated, would result in any Person (or the stockholders of any

Person) owning 15% or more of the total voting power of the Company or the surviving entity in a merger involving such party or the resulting parent company of such surviving entity and (B) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the Company or those of any of its Subsidiaries or 15% or more of the Company's consolidated total assets (including equity securities of its Subsidiaries), in each case other than the transactions contemplated by this Agreement.

        "Adjusted Shareholders' Equity" has the meaning set forth in Section 6.03(d).

        "Advisors" has the meaning set forth in Section 6.03(d).

        "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, "control" of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 8.02.

        "ALL" has the meaning set forth in Section 4.02(v).

        "Alternative Acquisition Agreement" has the meaning set forth in Section 5.06(c)(i)(B).

        "Anti-Bribery and Anti-Corruption Laws" means the FCPA and all other applicable anti-bribery and anti-corruption Laws.

        "Bank Merger" has the meaning set forth in the Recitals to this Agreement.

        "Bank Merger Certificate" has the meaning set forth in Section 5.19.

        "Bank Secrecy Act" means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act and their implementing regulations.

        "Bankruptcy and Equity Exception" has the meaning set forth in Section 4.02(e).

        "Benefit Plans" has the meaning set forth in Section 4.02(n).

        "Book-Entry Share" has the meaning set forth in Section 3.01(a).

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "CA Agreement of Merger" has the meaning set forth in Section 2.02.

        "California Secretary" means the Secretary of State of the State of California.

        "Cash Consideration" has the meaning set forth in Section 3.01(a).

        "CDBO" means the California Department of Business Oversight.

        "Certificate" has the meaning set forth in Section 3.01(a).

        "Certificate of Merger" has the meaning set forth in Section 2.02.

        "CFC" means the California Financial Code.

        "Claim" has the meaning set forth in Section 5.11(a).

        "Closing" has the meaning set forth in Section 2.02.

        "Closing Date" has the meaning set forth in Section 2.02.

        "Closing Financial Statements" has the meaning set forth in Section 5.15.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Company" has the meaning set forth in the Preamble of this Agreement.

        "Company 401(k) Plan" has the meaning set forth in Section 5.12(d).

        "Company Applicable Date" has the meaning set forth in Section 4.02(g).

        "Company Board" means the board of directors of the Company.

        "Company Board Recommendation" has the meaning set forth in Section 5.04.

        "Company Bylaws" means the bylaws of the Company, as amended.

        "Company Change of Recommendation" has the meaning set forth in Section 5.06(c)(i)(A).

        "Company Charter" means the certificate of incorporation of the Company, as amended.

        "Company Common Stock" means the common stock, no par value per share, of the Company.

        "Company Disclosure Schedule" has the meaning set forth in Section 4.01.

        "Company Equity Awards" has the meaning set forth in Section 3.04(c).

        "Company Loan Property" has the meaning set forth in Section 4.02(p).

        "Company Material Adverse Effect" means any effect, circumstance, occurrence or change that is (i) material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) that materially impairs the ability of the Company to consummate the Merger and the transactions contemplated hereby on a timely basis; provided, however, that none of the following effects, circumstances, occurrences or changes shall be considered when determining if a Company Material Adverse Effect has occurred: (A) any change in Law or GAAP or interpretations thereof (except to the extent that with respect to this clause (A) such effect, circumstance, occurrence or change disproportionately adversely affects the Company and its Subsidiaries compared to other companies of similar size operating in the commercial banking industry in which the Company operates, in which case only the disproportionate effect will be taken into account); (B) effects resulting from worsening of geopolitical conditions in the United States or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which the Company and any of its Subsidiaries conduct material operations; (C) any change in market price or trading volume of Company Common Stock (except to the extent that, with respect to this clause (C), the facts or circumstances giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Company Material Adverse Effect pursuant to any other clause of this definition); (D) any action taken by the Company with Parent's express written consent or any action taken by the Company that the Company was expressly required to take pursuant to the terms of this Agreement, including the Preferred Stock Purchase effected pursuant to Section 5.21 of this Agreement; (E) any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (E), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Company

Material Adverse Effect pursuant to any other clause of this definition); (F) changes in economic conditions affecting commercial banks generally (except to the extent that with respect to this clause (F), such change in economic condition disproportionately adversely affects the Company and its Subsidiaries, compared to other companies of similar size operating in the commercial banking industry in which the Company operates, in which case only the disproportionate effect will be taken into account); (G) for purposes of the condition set forth in Section 6.03(e), those matters disclosed in the Company Disclosure Schedule consistent with the standard set forth in Section 4.01(a) and based on the information on those matters provided on or prior to the date hereof (for the avoidance of doubt, except to the extent of any adverse developments with respect to such matters that arise after the date hereof); or (H) changes in relationships with customers or employees of the Company and its Subsidiaries that were primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby.

        "Company Meeting" has the meaning set forth in Section 5.04.

        "Company Option" has the meaning set forth in Section 3.04(a).

        "Company Preferred Stock" means the preferred stock of the Company, including the Series A Preferred Stock.

        "Company Restricted Share" has the meaning set forth in Section 3.04(b)

        "Company RSU" has the meaning set forth in Section 3.04(c).

        "Company SEC Reports" has the meaning set forth in Section 4.02(g).

        "Company Shareholder Approval" means the approval of the principal terms of this Agreement by the affirmative vote or requisite consent of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Meeting.

        "Company Stock Option Plan" has the meaning set forth in Section 3.04(a).

        "Company Stock Plan" has the meaning set forth in Section 3.04(a).

        "Confidentiality Agreement" has the meaning set forth in Section 5.07(d).

        "Continuing Employees" has the meaning set forth in Section 5.12(a).

        "Contract" or "Contracts" has the meaning set forth in Section 4.02(f)(ii).

        "CRA" has the meaning set forth in Section 4.02(k)(iv).

        "CU Bank" has the meaning set forth in the Recitals to this Agreement.

        "Delaware Secretary" means the Secretary of State of the State of Delaware.

        "Deposit Insurance Fund" means the Deposit Insurance Fund administered by the FDIC.

        "Determination Date" has the meaning set forth in Section 7.01(g).

        "Determination Period" has the meaning set forth in Section 7.01(g).

        "DGCL" has the meaning set forth in the Recitals to this Agreement.

        "Dissenting Share" means any share of Company Common Stock that is owned by shareholders who have perfected and not withdrawn a demand for dissenters' rights pursuant to Chapter 13 of the CGCL.

        "D&O Insurance" has the meaning set forth in Section 5.11(c).

        "Effective Time" has the meaning set forth in Section 2.02.

        "End Date" has the meaning set forth in Section 7.01(b).

        "Environmental Laws" means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion, common Law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

        "Equity Award Cashout Price" has the meaning set forth in Section 3.04(a).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 4.02(n)(iv).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.03(a).

        "Exchange Fund" has the meaning set forth in Section 3.03(a).

        "Exchange Ratio" has the meaning set forth in Section 3.01(a).

        "Excluded Shares" has the meaning set forth in Section 3.01(d).

        "Fair Housing Act" means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

        "FCPA" means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78dd-1 et seq.), as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Federal Reserve Act" means the Federal Reserve Act of 1913, as amended.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Final Index Price" has the meaning set forth in Section 7.01(g).

        "GAAP" means generally accepted accounting principles in the United States, consistently applied over the period involved.

        "Governmental Authority" means any federal, state or local court, tribunal, arbitral, governmental, administrative or regulatory authority (including any Regulatory Authorities), agency, commission, body or other governmental entity or instrumentality.

        "Hazardous Substance" means any substance in any concentration that is: (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

        "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

        "Indemnified Party" or "Indemnified Parties" has the meaning set forth in Section 5.11(a).

        "Index Ratio" has the meaning set forth in Section 7.01(g).

        "Initial Index Price" has the meaning set forth in Section 7.01(g).

        "Intellectual Property Rights" has the meaning set forth in Section 4.02(z)(ii).

        "IRS" has the meaning set forth in Section 4.02(n)(i).

        "Knowledge" means the actual knowledge, after reasonable inquiry under the circumstances, of the persons set forth in Section 1.02 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule.

        "Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.

        "Loan" has the meaning set forth in Section 4.02(u)(i).

        "Material Contract" has the meaning set forth in Section 4.02(l).

        "Materially Burdensome Regulatory Condition" has the meaning set forth in Section 5.10(a).

        "Merger" has the meaning set forth in the Recitals to this Agreement.

        "Merger Consideration" has the meaning set forth in Section 3.01(a).

        "Multiemployer Plan" has the meaning set forth in Section 4.02(n)(v).

        "Multiple Employer Plan" has the meaning set forth in Section 4.02(n)(v).

        "NASDAQ" means, in the case of Parent, the NASDAQ Global Select Market and in the case of the Company, the NASDAQ Capital Market.

        "OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

        "Option Consideration" has the meaning set forth in Section 3.04(a).

        "Order" has the meaning set forth in Section 6.01(b).

        "Parent" has the meaning set forth in the Preamble to this Agreement.

        "Parent Average Closing Price" means the volume weighted average price of shares of Parent Common Stock quoted on NASDAQ for the Determination Period.

        "Parent Award" means a right of any kind, contingent or accrued, to acquire or receive shares of Parent Common Stock or benefits measured by the value of shares of Parent Common Stock, and each award of any kind consisting of shares of Parent Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Parent Stock Plan, other than Parent Stock Options.

        "Parent Board" means the board of directors of Parent.

        "Parent Common Stock" means the common stock, par value $0.01 per share, of Parent.

        "Parent Disclosure Schedule" has the meaning set forth in Section 4.01.

        "Parent Material Adverse Effect" means any effect, circumstance, occurrence or change that is (i) material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (ii) that materially impairs the ability of Parent to consummate the Merger and the transactions contemplated hereby on a timely basis; provided, however, that none of the following effects, circumstances, occurrences or changes shall be considered when determining if a Parent Material Adverse Effect has occurred: (A) any change in Law or GAAP or interpretations thereof (except to the extent that with respect to this clause (A) such effect, circumstance, occurrence or change disproportionately adversely affects Parent and its Subsidiaries compared to other companies of similar size operating in the commercial banking industry in which Parent operates, in which case only the disproportionate effect will be taken into account); (B) effects resulting from worsening of geopolitical conditions in the United States or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which Parent and any of its respective Subsidiaries conduct material operations; (C) any change in market price or trading volume of Parent Common Stock (except to the extent that, with respect to this clause (C), the facts or circumstances giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition); (D) any action taken by Parent with the Company's express written consent or any action taken by Parent that Parent was expressly required to take pursuant to the terms of this Agreement; (E) any failure, in and of itself, by Parent to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (E), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition); (F) changes in economic conditions affecting commercial banks generally (except to the extent that with respect to this clause (F), such change in economic condition disproportionately adversely affects Parent and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the commercial banking industry in which Parent operates, in which case only the disproportionate effect will be taken into account); (G) for the purposes of Section 6.02(d), those matters disclosed in the Parent Disclosure Schedule consistent with the standard set forth in Section 4.01(a) and based on the information on those matters provided on or prior to the date hereof (for the avoidance of doubt, except to the extent of any adverse developments with respect to such matters that arise after the date hereof); or (H) changes in relationships with customers or employees of Parent and its Subsidiaries that were primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby.

        "Parent Preferred Stock" means the preferred stock, par value $0.01 per share, of Parent.

        "Parent PRSU" means each performance restricted stock unit that is subject to performance based vesting criteria representing the right to receive Parent Common Stock under the Parent Stock Plan or otherwise.

        "Parent Reports" has the meaning set forth in Section 4.03(f)(i).

        "Parent Restricted Shares" has the meaning set forth in Section 4.03(b).

        "Parent Section 382 Rights Agreement" means the Tax Asset Protection Plan, dated as of April 7, 2014, between Parent and Wells Fargo Bank, National Association, as rights agent.

        "Parent Stock Options" means issued and outstanding options to acquire Parent Common Stock which were granted under the Parent Stock Plan.

        "Parent Stock Plan" means Parent's 2003 Stock Incentive Plan, as amended.

        "Parties" has the meaning set forth in the Preamble to this Agreement.

        "Payroll Processor" has the meaning set forth in Section 3.04(a).

        "Person" means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

        "Preferred Stock Purchase" has the meaning set forth in Section 3.01(c).

        "Professional Fees" has the meaning set forth in Section 6.03(d).

        "Prospectus/Proxy Statement" has the meaning set forth in Section 5.06(a).

        "PW Bank" has the meaning set forth in the Recitals to this Agreement.

        "Qualified Plans" has the meaning set forth in Section 4.02(m)(iii).

        "Registration Statement" has the meaning set forth in Section 5.06(a).

        "Regulatory Agreement" has the meaning set forth in Section 4.02(i)(i).

        "Regulatory Authorities" has the meaning set forth in Section 4.02(i)(i).

        "Rights" means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

        "Sarbanes-Oxley Act" has the meaning set forth in Section 4.02(g)(i), as amended, and the rules and regulations promulgated thereunder.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Series A Preferred Stock" means the Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share, of the Company.

        "Share" and "Shares" has the meaning set forth in Section 3.01(a).

        "Shareholders' Equity Measuring Date" has the meaning set forth in Section 6.03(d).

        "Stock Consideration" has the meaning set forth in Section 3.01(a).

        "Subsidiary" means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

        "Superior Proposal" means an unsolicited bona fide Acquisition Proposal (provided that for purposes of the definition of "Superior Proposal" the references to "15%" in the definition of "Acquisition Proposal" shall instead refer to "50%") that the Company's board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Company Common Stock from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.05(c) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

        "Surviving Corporation" has the meaning set forth in the Recitals to this Agreement.

        "Takeover Statute" has the meaning set forth in Section 4.02(z).

        "Tax" (including, with correlative meanings, the terms "Taxes" and "Taxable") means all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unclaimed property, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

        "Tax Returns" means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local Law.

        "Termination Fee" has the meaning set forth in Section 7.02(b)(i).

        "Third-Party Intellectual Property Rights" has the meaning set forth in Section 4.02(z)(ii).

        "Treasury Department" has the meaning set forth in Section 3.01(c).

        "USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (Pub. L. No. 107-56).

        "Volcker Rule" has the meaning set forth in Section 4.02(j).

        "Voting Agreements" has the meaning set forth in the Recitals to this Agreement.

ARTICLE 2

THE MERGER

        2.01    The Merger.

          (a)    The Combination.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into Parent and the separate corporate existence of the Company shall cease. Parent shall be the Surviving Corporation in the Merger, and shall continue to exist as a Delaware corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

          (b)    Certificate of Incorporation and Bylaws.    The Certificate of Incorporation and Bylaws of Parent as in effect immediately prior to the Effective Time shall be those of the Surviving Corporation. The directors and officers of Parent immediately prior to the Effective Time, together with the additional director appointed pursuant to Section 5.05, shall be the directors and officers of the Surviving Corporation, until such time as their successors shall be duly elected and qualified.

          (c)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in § 259 of the DGCL and § 1107 of the CGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Parent shall vest in the Surviving Corporation and the Surviving Corporation shall succeed thereto, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Parent shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        2.02    Closing; Effective Time.     The closing of the Merger (the "Closing") shall take place at such time and place as the Company and Parent shall agree, on the date when the Effective Time is to occur (the "Closing Date"). Subject to the terms and conditions of this Agreement, the Parties shall cause (a) an Agreement of Merger in the form of Exhibit C hereto (the "CA Agreement of Merger") to be filed with the California Secretary and (b) a Certificate of Merger (the "Certificate of Merger") to be filed with the Delaware Secretary. Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Parties shall cause the Effective Time to occur no later than the third Business Day after such satisfaction or waiver (except as the Parties may otherwise agree to in writing). The Merger provided for herein shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary, or such later time as may be agreed by the Parties and specified in the Certificate of Merger and the CA Agreement of Merger (the time the Merger becomes effective being the "Effective Time").

ARTICLE 3

CONSIDERATION; EXCHANGE PROCEDURES

        3.01    Effect on Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of any Person:

          (a)    Outstanding Company Common Stock.    Subject to adjustment as provided in Section 7.01(g), each share of Company Common Stock (each, a "Share" and, collectively, "Shares"), excluding Excluded Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive (i) $12.00 in cash (the "Cash Consideration") and (ii) 0.5308 of a share (the "Exchange Ratio") of Parent Common Stock (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration"), without interest thereon. At the Effective Time, all Shares (other than Excluded Shares and Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a "Certificate") and each holder of a Share not represented by a Certificate (a "Book-Entry Share"), other than any Excluded Shares and Dissenting Shares, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration plus any dividends or distributions to which the holder thereof has the right to receive pursuant to Section 3.03(c) as well as any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.03(d).

          (b)    Outstanding Parent Stock.    Each share of Parent Common Stock, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

          (c)    Outstanding Series A Preferred Stock.    Prior to Closing, Parent and the Company agree to reasonably cooperate with respect to the purchase by the Company in accordance with Section 5.21 of this Agreement ("Preferred Stock Purchase") from the United States Department of the Treasury (the "Treasury Department") all of the Series A Preferred Stock held by the Treasury Department, and following the Preferred Stock Purchase (which, for the avoidance of doubt, shall occur at or immediately prior to the Closing), all of the Series A Preferred Stock shall be cancelled, and no payment or distribution shall be made in consideration therefor.

          (d)    Cancellation of Excluded Shares.    (i) Any shares of Company Common Stock held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or by the Company or any direct or indirect wholly-owned Subsidiary of the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted ("Excluded Shares") and (ii) subject to Section 3.01(e), any Dissenting Shares shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

          (e)    Dissenting Shares.

              (i)  No later than ten (10) calendar days following the date that the Company Shareholder Approval is received, the Company or the Surviving Corporation shall provide each record holder of Company Common Stock entitled to vote on the Merger with a notice including the information set forth in Section 1301(a) of the CGCL.

             (ii)  Notwithstanding any provision of this Agreement to the contrary, to the extent dissenters' rights under Section 1301(a) are applicable to the Merger, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such dissenters' rights to the extent granted by Chapter 13 of the CGCL. If a holder of shares of Company Common Stock who demands that the Company purchase such shares under Chapter 13 of the CGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) such holders' dissenters' rights with respect to such shares of Company Common Stock then, as of the occurrence of such withdrawal or loss, each such share of Company Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive, in accordance with Section 3.01, the Merger Consideration for such shares set forth in this Article III.

            (iii)  The Company shall comply in all respects with the provisions of Chapter 13 of the CGCL with respect to the Dissenting Shares. The Company shall give Parent (A) prompt notice of any demands for purchase of any such shares of Company Common Stock pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the CGCL and received by the Company in connection therewith and (B) the opportunity to direct all negotiations and proceedings with respect to purchase of any shares of Company Common Stock under Chapter 13 of the CGCL; provided that Parent shall act in a commercially reasonable manner in directing any such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent or as required by law, voluntarily make any payment with respect to any demands for purchase of Company Common Stock or offer to settle or settle any such demands.

        3.02    Rights as Shareholders; Stock Transfers.     At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor). After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

        3.03    Exchange Procedures.

          (a)    Exchange Agent.    Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company's prior approval (such approval not to be unreasonably withheld or delayed) (the "Exchange Agent"), for the benefit of the holders of Shares (in each case, other than holders of Excluded Shares and Dissenting Shares), an amount in cash equal to the Cash Consideration multiplied by the number of Shares (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time plus any cash due in lieu of fractional shares pursuant to Section 3.03(d) and certificates or, at Parent's option, evidence of shares in book-entry form representing the shares of Parent Common Stock in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the transmittal materials, pursuant to the provisions of this Article III, and after the Effective Time, if applicable, any dividends or other distributions with respect to shares of Parent Common Stock (such amount in cash and certificates for shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund"). The Company shall notify Parent in writing prior to the Effective Time of the number of Shares, Excluded Shares and, to the extent practicable, Dissenting Shares outstanding immediately prior to the Effective Time, and shall cause the Company's transfer agent to deliver to the Exchange Agent on or prior to the Closing Date a list of the holders of Company Common Stock in a format that is reasonably acceptable to the Exchange Agent and otherwise reasonably cooperate with the Exchange Agent.

          (b)    Exchange Procedures.    Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares and Dissenting Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 3.03(f)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an "agent's message" with respect to Book-Entry Shares and to be in such form and have such provisions as Parent and the Company may reasonably agree). Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (x) a certificate (or evidence of shares in book-entry form, as applicable) representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article III and (y) a check in the amount (after giving effect to any required tax withholdings as provided in Section 3.03(g)) equal to (A) the Cash Consideration that such holder is entitled to receive pursuant to this ARTICLE 3 plus (B) any cash in lieu of fractional shares plus (C) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate, may be issued and/or paid to such a transferee if the Exchange Agent is presented with the Certificate formerly representing such Shares and/or all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

          (c)    Distributions with Respect to Unexchanged Shares; Voting.    All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in

  Section 3.03(f)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

          (d)    Fractional Shares.    Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.03(d) shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the Parent Average Closing Price by (ii) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.01(a).

          (e)    Termination of Exchange Fund.    The Exchange Fund shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. None of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (f)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

          (g)    Withholding Rights.    Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          (h)    Adjustments.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Exchange Ratio and the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Exchange Ratio and the Merger Consideration, respectively, for purposes of this Agreement.

        3.04    Treatment of Equity Awards.

          (a)    Treatment of Options.    At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Option") under the Company's 2007 Equity and Incentive Plan (the "Company Stock Plan") or the 1st Enterprise Bank 2006 Stock Incentive Plan, as amended (the "Company Stock Option Plan"), whether vested or unvested, shall be cancelled and shall only entitle the holder of such Company Option to receive, as soon as administratively practicable after the Effective Time, an amount in cash equal to the product of (i) the total number of Shares subject to such Company Option and (ii) the excess, if any, of (A) the Equity Award Cashout Price over (B) the exercise price per Share under such Company Option, less any applicable Taxes required to be withheld with respect to such payment (such amount, the "Option Consideration"); provided that to the extent reasonably practicable, Parent shall have the option to fund the Option Consideration to be paid with respect to Company Options by funding the necessary amounts to the payroll processor of the Company or Parent or any of their respective Affiliates (the "Payroll Processor") for payment by the Payroll Processor of the Option Consideration to the applicable holders of such Company Options. For the avoidance of doubt, any Company Option which has an exercise price per share of Company Common Stock that is greater than or equal to the Equity Award Cashout Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the "Equity Award Cashout Price" shall mean an amount equal to (1) the Cash Consideration plus (2) the product of (x) the Parent Average Closing Price and (y) the Exchange Ratio, as may be adjusted pursuant to Section 7.01(g).

          (b)    Company Restricted Shares.    At the Effective Time, any vesting conditions applicable to each outstanding restricted stock award (a "Company Restricted Share") under the Company Stock Plan, shall, automatically and without any required action on the part of the holder thereof, accelerate in full and such Company Restricted Share shall be converted into, and become exchanged for, the Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting, which Tax withholding may, at the election of the holder, be effected by deduction from such Merger Consideration of a number of shares of Parent Common Stock having a fair market value, based on the closing price of shares of Parent Common Stock quoted on NASDAQ for the Closing Date, equal to the amount of Taxes to be withheld), pursuant to Section 3.01(a).

          (c)    Company RSUs.    At the Effective Time, any vesting conditions applicable to each outstanding restricted stock unit (a "Company RSU") under the Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, accelerate in full and such Company RSU shall be converted into, and become exchanged for, the Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting, which Tax withholding may, at the election of the holder, be effected by deduction from such Merger Consideration of a number of shares of Parent Common Stock having a fair market value, based on the closing price of shares of Parent Common Stock quoted on NASDAQ for the Closing Date, equal to the amount of Taxes to be withheld), pursuant to Section 3.01(a).

          (d)    Company Actions.    At or prior to the Effective Time, the Company, the Company Board and the Compensation, Nominating and Corporate Governance Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options, Company Restricted Shares and Company RSUs (the "Company Equity Awards") pursuant to Section 3.04(a) through 3.04(c).

        The Company shall take all actions that are necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

        4.01    Disclosure Schedules; Standards.

          (a)    Disclosure Schedules.    On or prior to the date hereof, each of the Company and Parent shall have delivered to the other a schedule (the "Company Disclosure Schedule" and "Parent Disclosure Schedule", respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or, with respect to the Company Disclosure Schedule, as an exception to one or more representations or warranties contained in Section 4.02 or to one or more covenants contained in Section 5.01 or, with respect to the Parent Disclosure Schedule, as an exception to one or more representations or warranties contained in Section 4.03 (provided that (i) any information set forth in any one section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission by such applicable Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable).

          (b)    Standards.    No representation or warranty of a Party contained in Section 4.02 or 4.03 (other than the representations and warranties in (i) Sections 4.02(b) or 4.03(b), which shall be true and correct with respect to it (except for such failures to be true and correct which are de minimis), (ii) Sections 4.02(d), 4.02(e), 4.02(i), 4.03(c) and 4.03(d), which shall be true and correct in all material respects with respect to it, and (iii) Sections 4.02(g)(viii)(B) and 4.03(f)(iv), which shall be true and correct in all respects with respect to it), shall be deemed untrue or incorrect, and no Party hereto shall be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the conditions set forth in Section 6.02(a) and 6.03(a) hereof, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Sections 4.02 or 4.03, as applicable, has had or is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; provided, that solely for purposes of determining whether the Company has breached a representation or warranty as of the date hereof (and not for any other purpose, including the conditions set forth in Section 6.03(a)), the representations and warranties made in Sections 4.02(h) and 4.02(k) shall be true and correct in all material respects with respect to it; provided, further, that for purposes of determining whether a representation or warranty is untrue or incorrect for all purposes hereunder, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Company Material Adverse Effect," "Parent Material Adverse Effect" or similar terms or phrases) in any representation or warranty (other than Section 4.02(g)(viii)(B), the last sentence of Section 4.02(g)(i), Section 4.02(l)(i)(A), Section 4.02(l)(vii), Section 4.02(n)(i), the last sentence of Section 4.03(f)(i)and Section 4.03(f)(iv)) shall be disregarded,

        4.02    Representations and Warranties of the Company.     Except as (i) set forth in the Company Disclosure Schedule, or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by the Company since December 31, 2015 but prior to the date hereof (excluding any disclosures related to Taxes, any disclosures set forth under the heading "Risk Factors" and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature), the Company hereby represents and warrants to Parent:

          (a)    Organization, Standing and Authority.    It is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. CU Bank, a subsidiary of the Company, is a California state chartered non-member bank and a member of the Federal Home Loan Bank of San Francisco. Each other Subsidiary of the Company is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. CU Bank's deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. To the Knowledge of the Company, no proceedings for the termination or revocation of the FDIC's insurance are pending or threatened. The Company and each of its Subsidiaries is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification. The Company has made available to Parent a complete and correct copy of the Company Charter and the Company Bylaws and the organizational documents of its Subsidiaries, each as amended prior to the date hereof. The Company Charter and the Company Bylaws and such organizational documents made available to Parent are in full force and effect.

          (b)    Company Capital Stock.    The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, of which 17,834,183 shares were issued and outstanding as of the close of business on April 4, 2017; and 50,000,000 shares of Company Preferred Stock, of which 16,400 were designated shares of Series A Preferred Stock and were outstanding as of the close of business on April 4, 2017. As of April 4, 2017, (A) 19,755 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options, (B) 292,031 shares of Company Common Stock are outstanding Company Restricted Shares and (C) 40,000 shares of Company Common Stock are subject to outstanding Company RSUs. Section 4.02(b) of the Company Disclosure Schedule sets forth a correct and complete listing of all outstanding Company Equity Awards as of April 4, 2017 setting forth the number of shares of Company Common Stock subject to each Company Equity Award and the exercise price, if applicable, with respect to each Company Equity Award. As of April 4, 2017, 394,336 shares of Company Common Stock are available for issuance under the Company Stock Plan. No shares of Company Common Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company or any Subsidiary of the Company. Except as set forth in this Section 4.02(b), there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).

          (c)    Subsidiaries.

              (i)  Section 4.02(c)(i) of the Company Disclosure Schedule sets forth each of the Company's Subsidiaries, and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of the Company authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights.

             (ii)  Section 4.02(c)(ii) of the Company Disclosure Schedule sets forth, other than in respect of the Subsidiaries of the Company, any equity securities or similar interests of any other Person or any interests of any other Person or any interest in a partnership or joint venture of any kind, in each case, beneficially owned, directly or indirectly, by the Company or any of its Subsidiaries.

          (d)    Corporate Power.    The Company and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and the Company has all requisite corporate power and authority and, other than receiving the Company Shareholder Approval, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated hereby.

          (e)    Corporate Authority.    As of the date hereof, the Company Board has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matters be submitted for consideration by its shareholders at a special meeting of such shareholders and that such matter be recommended for approval at such special meeting. The Company has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by Parent) is a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or to general equity principles (the "Bankruptcy and Equity Exception"). The Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

          (f)    Regulatory Approvals; No Violations.    (i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority are required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and thereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the CDBO, as may be required, (B) the filing with the SEC of the Prospectus/Proxy Statement and the Registration Statement and declaration of effectiveness of the Registration Statement, (C) the filing of the Certificate of Merger with the Delaware Secretary as described in Section 2.02, (D) the filing of the CA Agreement of Merger with the California Secretary as described in Section 2.02 and (E) the filing of the Bank Merger Certificates with the California Secretary and the CDBO as described in Section 5.19. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 4.02(f) and in Section 6.03(c) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.03(c).

             (ii)  Subject to receipt of the approvals referred to in the preceding paragraph and the Company Shareholder Approval, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by it of the Merger, the Bank Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, excluding any Benefit Plan, a "Contract" and, collectively, "Contracts") binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which the Company or any Subsidiary of the Company is subject, (B) constitute or result in a breach or violation of, or a default under, the Company Charter, the Company Bylaws or the organizational documents of any Subsidiary of the Company or (C) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.

          (g)    Reports; Financial Statements.

              (i)  The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2015 (the "Company Applicable Date") (the forms, statements, reports and documents filed or furnished since the Company Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the "Company SEC Reports"). Each of the Company SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company SEC Reports did not, and any of the Company SEC Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

             (ii)  The Company's consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were or will be prepared from and in accordance with, the books and records of the Company and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

            (iii)  The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ.

            (iv)  The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on its financial statements.

             (v)  The Company has identified and disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company's auditors and the audit committee of the Company's board of directors (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company's auditors and audit committee since the Company Applicable Date and (ii) any material communication since the Company Applicable Date made by management or such Party's auditors to the audit committee required or contemplated by the listing standards of NASDAQ, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. Since the Company Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company's employees regarding questionable accounting or auditing matters, have been received by the Company to its Knowledge. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Company Applicable Date through the Company's whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any such Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any such policy contemplating such reporting, including in instances not required by those rules.

            (vi)  The Company and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, as applicable, and all other material reports and statements required to be filed by it since December 31, 2014, including the rules and regulations of the FDIC, the CDBO or any other Regulatory Authority, as applicable, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the Laws, rules and regulations of the applicable Regulatory Authority with which they were filed. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2014. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since December 31, 2014.

           (vii)  Except for those liabilities that are reflected or reserved against on the most recent consolidated balance sheet included in the Company SEC Reports, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed) other than in the ordinary and usual course of business consistent with past practice since the date of such balance sheet (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

          (viii)  Since December 31, 2014, (A) the Company and each of its Subsidiaries have conducted their businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.02 or otherwise) has had, or is reasonably likely to have, a Company Material Adverse Effect.

            (ix)  Since December 31, 2014, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any Subsidiary of the Company, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company other than as set forth in the Company SEC Reports, (C) any change by the Company in accounting principles, practices or methods or (D) any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

          (h)    Litigation.    No civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to the Company's Knowledge, threatened against it, any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such, and there are no facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company, any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such. Neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.

          (i)    Regulatory Matters.

              (i)  None of the Company, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each, a "Regulatory Agreement") from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the CDBO, the Federal Reserve Board and the FDIC) or the supervision or regulation of any Party or any of its Subsidiaries (collectively, the "Regulatory Authorities"). The Company and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority. CU Bank is and has been in compliance in all respects with the standards of conduct and other requirements set forth in the consent order, dated September 23, 2016, by and among the Federal Deposit Insurance Corporation, the CDBO and CU Bank and the Company and each of its Subsidiaries is and has been in compliance in all respects with the standards of conduct and other requirements set forth in any other Regulatory Agreement to which it is a party.

             (ii)  None of the Company or any of its Subsidiaries has been advised by, and the Company does not have Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Agreement.

          (j)    Volcker Rule.    Each of the Company and its Subsidiaries has complied in all material respects with, and is not in material default or violation under, 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the Office of the Comptroller of the Currency and the SEC in connection therewith (collectively, the "Volcker Rule") since April 1, 2014. Section 4.02(j) of the Company Disclosure Schedule sets forth (i) all Company Subsidiaries engaged in activities that require the use of an exemption in 12 C.F.R. §§ 44.4-44.6, 248.4-248.6, or 17 C.F.R. §§ 255.4-255.6, and (ii) all covered funds that the Company or any of its Subsidiaries sponsors, or in which the Company or any of its Subsidiaries holds an ownership interest (as defined in the Volcker Rule), as well as all the applicable exemptions or exclusions in 12 C.F.R. §§ 44.11-44.13, 248.11-248.13, or 17 C.F.R. § 255.11-255.13 that the Company and its Subsidiaries rely upon with respect to such covered funds.

          (k)    Compliance With Laws.

              (i)  The Company and its Subsidiaries are, and have been since December 31, 2014, in compliance with and are not in default or violation of any Laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Volcker Rule, Regulation W of the Federal Reserve Board or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by OFAC. Without limiting the generality of the foregoing, the Company has not been advised of any governmental or regulatory concerns regarding its compliance with the Anti-Bribery and Anti-Corruption Laws, anti-money laundering Laws, including the Bank Secrecy Act, any Order issued with respect to anti-money laundering by OFAC and any other state or federal anti- money-laundering Laws, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.

             (ii)  The Company has adopted such procedures, policies and internal controls as are necessary or appropriate to comply with the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other applicable anti-money laundering Laws (including any economic or trade sanction or guidance) and, to the Company's Knowledge, is in compliance with such Laws in all material respects. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect; and, to the Company's Knowledge, no suspension or cancellation of any of them is threatened.

            (iii)  No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has the Company or any Subsidiary of the Company received any notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's Knowledge, do any grounds for any of the foregoing exist).

            (iv)  As of December 31, 2016, each of the Company and CU Bank is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary banking regulator), and CU Bank's rating under the Community Reinvestment Act of 1997 (the "CRA") is no less than "outstanding".

          (l)    Material Contracts; Defaults.    None of the Company or any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (any such Contract in the following categories, a "Material Contract"):

              (i)  (A) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K and that has not been filed as an exhibit to one of the Company SEC Reports; (B) containing covenants binding upon the Company or its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of Parent, the Surviving Corporation or its Subsidiaries) to compete in any business or geographic area or which grant "most favored nation" status that, following the Merger, would apply to the Surviving Corporation or any of its Subsidiaries; (C) that could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries; or (D) that prohibits or limits the right of the Company or any of its Subsidiaries to sell or distribute any products or services in any material respect;

             (ii)  (A) involving commitments to others to make capital expenditures or capital asset purchases or capital asset sales in excess of $250,000; or (B) involving any expenditures or commitments to purchase relating to information technology;

            (iii)  relating to any direct or indirect indebtedness for borrowed money of the Company or any of its Subsidiaries (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit, but excluding deposits received in the ordinary course of business), or any conditional sales Contracts, chattel mortgages and other security arrangements with respect to personal property and any equipment lease agreements involving payments to or by the Company or any of its Subsidiaries in excess of $500,000 over the remaining term;

            (iv)  other than pursuant to the Benefit Plans, providing for payments to any Person to be made by the Company or any of its Subsidiaries upon a change in control thereof;

             (v)  that may not be cancelled by Parent, the Company or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $100,000 (assuming such Contract was terminated on the Closing Date);

            (vi)  containing any standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of another Person;

           (vii)  that would prevent, materially delay or materially impede the Company's ability to consummate the Merger, the Bank Merger or the other transactions contemplated hereby;

          (viii)  providing for indemnification by the Company or any of its Subsidiaries of any Person, except for non-material Contracts entered into in the ordinary course of business;

            (ix)  that was not negotiated and entered into on an arm's-length basis;

             (x)  that is entered into, or has been entered into in the two years prior to the date hereof, with (A) any Affiliate of the Company, (B) any current or former director or executive officer or any Person beneficially owning five percent (5%) or more of the outstanding Shares or (C) any "associate" or member of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (A) or (B) of this subsection;

            (xi)  that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

           (xii)  which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

          (xiii)  that involves performance of services or delivery of goods or materials to, or expenditures by, the Company or any of its Subsidiaries of an amount or value in excess of $250,000 over its remaining term, other than loans, funding arrangements, OREO-related arrangements and other transactions made in the ordinary course of the banking or trust business;

          (xiv)  relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into since December 31, 2014 (other than Contracts relating to the acquisition or sale of other real estate owned);

           (xv)  granting to a Person any right, license, covenant not to sue or other right in Intellectual Property Rights or grants to the Company or any of its Subsidiaries a license or other right to any Intellectual Property Rights (including licenses to software, other than licenses to shrink-wrap or click-wrap software), in each case that involves the payment of more than $50,000 per annum or is material to the conduct of the business of the Company or any of its Subsidiaries;

          (xvi)  relating to the lease of real property or for the lease of personal property providing for annual payments of $100,000 or more; and

         (xvii)  otherwise not entered into in the ordinary course of business or that is material to the Company or its financial condition or results of operations.

        None of the Company or any of its Subsidiaries is in default under any Material Contracts to which any such entity is a party, by which it or its assets, business or operations may be bound or affected or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Section 4.02(l) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Material Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by the Company of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby.

          (m)    No Brokers.    None of the Company, any of its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger, the Bank Merger or the other transactions contemplated by this Agreement, except that the Company has employed Keefe, Bruyette & Woods, Inc. as its financial advisor, the fee arrangements with which have been disclosed in writing to Parent prior to the date hereof.

          (n)    Employee Benefit Plans.

              (i)  Section 4.02(n)(i) of the Company Disclosure Schedule lists all "employee benefit plans" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, stock based, incentive, retention, deferred compensation, retiree medical or life insurance, supplemental retirement, termination, severance, employment or other compensation or benefit plans, programs, arrangements, contracts or agreements to or with respect to which the Company or any of its Subsidiaries is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (collectively, the "Benefit Plans"). The Company has heretofore made available to Parent true and complete copies of each of the Benefit Plans (or a written description of such Benefit Plan if such plan is not set forth in a written document) and the following related documents (if applicable): (i) all summary plan descriptions, amendments, modifications or material supplements to any Benefit Plan, (ii) any trust instruments, insurance contracts or other funding vehicles forming a part of any Benefit Plan, (iii) the annual report (Form 5500) filed with the Internal Revenue Service (the "IRS") for the last two plan years, (iv) the most recently received determination letter from the IRS relating to a Benefit Plan, (v) the most recently prepared actuarial report for each Benefit Plan for each of the last two years and (vi) all material correspondence to or from any Governmental Authority received in the last three years with respect to any Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available by the Company to Parent, there are no amendments to the Company's Benefit Plans that have been adopted or approved.

             (ii)  Each Benefit Plan of the Company has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Within the past three (3) years, none of the Company or any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Benefit Plan.

            (iii)  Section 4.02(n)(iii) of the Company Disclosure Schedule identifies each Benefit Plan of the Company that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a favorable determination letter with respect to each

    Qualified Plan of the Company and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

            (iv)  None of the Company, any of its Subsidiaries or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") maintains or contributes to or has within the past six (6) years maintained or contributed to an "employee benefit plan" within the meaning of Section 3(2) of ERISA that is subject to Subtitles C or D of Title IV of ERISA. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

             (v)  None of the Company, any of its Subsidiaries or any ERISA Affiliate has, at any time during the past six (6) years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and, within the past six (6) years, none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

            (vi)  None of the Company or any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar provisions of state or local Law.

           (vii)  Each Benefit Plan of the Company that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, is in documentary compliance with, and has been maintained and operated in all material respects in compliance with, Section 409A of the Code and the guidance issued by the Internal Revenue Service thereunder.

          (viii)  None of the Company or any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 4999 or 409A of the Code.

            (ix)  All contributions required to be made to any Benefit Plan of the Company by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company's financial statements included in its Company SEC Reports to the extent required by GAAP.

             (x)  There are no pending or, to the Company's Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

            (xi)  None of the Company, any of its Subsidiaries, any ERISA Affiliate or any other Person, including any Benefit Plan fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that would subject any of the Benefit Plans or their related trusts, the Company, any of its Subsidiaries, or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

           (xii)  There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries, or result in any other limitation on the right of the Company or any of its Subsidiaries to amend, merge, or terminate any Benefit Plan of the Company or related trust. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has any obligation to pay (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) any "excess parachute payment" within the meaning of Section 280G of the Code.

          (xiii)  Each Benefit Plan that includes an automatic reduction to the extent necessary such that no portion of the amount payable, as so reduced, will be deemed to be "excess parachute payments" within the meaning of Section 280G of the Code is listed on Section 4.02(n)(xiii) of the Company Disclosure Schedule.

          (o)    Labor Matters.    There are no pending or, to Knowledge of the Company, threatened material labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor union or labor organization, or work rules or practices agreed to with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened, nor has there been at any time during the past five (5) years any, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company has no Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, equal opportunity, plant closures and layoffs, workers' compensation, labor relations and unemployment insurance.

          (p)    Environmental Matters.    (i) The Company and its Subsidiaries have complied at all times and are in compliance with all applicable Environmental Laws; (ii) to the Company's Knowledge, no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries (including any property in which the Company or any of its Subsidiaries holds or has held a fiduciary or management role, a "Company Loan Property"), is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time; (iii) to the Company's Knowledge, none of the Company or any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any Company Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance; (iv) to the Company's Knowledge, none of the Company or any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) none of the Company or any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) none of the Company or any of its Subsidiaries has received any notice, demand, letter, claim or request for information from any Governmental Authority concerning any potential violation of, or liability under, any Environmental Law; (vii) none of the Company or any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (viii) to the Company's Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company, any Subsidiary of the Company any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company or any of its Subsidiaries, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or Company Loan Property and (ix) the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or control relating to the Company, any of its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

          (q)    Tax Matters.    (i) (A) The Company and its Subsidiaries (1) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate; (2) have paid in full or accrued all Taxes that are required to have been paid or accrued; (3) have withheld from amounts owing to any employee, independent contractor, creditor or third party all amounts that it is obligated to have withheld and have timely paid such withheld amounts to the relevant Tax authority; (4) in the case of any Tax Return required to be retained by it prior to the Effective Time in respect of any information reporting or other Tax requirements, have retained properly completed Tax Returns in its files; and (5) have complied with all information reporting (and related withholding) requirements related to any payments subject to one or more information reporting requirements set forth in the Code, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised with the Company by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) none of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) there are no pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (F) the Company has made available to Parent true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by the Company or any of its Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

             (ii)  There are no Liens on any of the Company's assets or on any assets of any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for statutory Liens for Taxes not yet due and payable) nor, to the Company's Knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.

            (iii)  None of the Company or any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) in Taxable income for any Tax period beginning on or after the Effective Time, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

            (iv)  None of the Company or any of its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company or any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any Person (other than with respect to itself or any of its Subsidiaries).

             (v)  No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

            (vi)  None of the Company or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

           (vii)  None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

          (viii)  Neither the Company nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

          (r)    Risk Management Instruments.    None of the Company or any of its Subsidiaries is a party to or have agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) and do not own any securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (s)    Books and Records.    The books and records of the Company and its Subsidiaries (and any predecessor entities) have been fully, properly and accurately maintained, there are no inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of the Company and its Subsidiaries.

          (t)    Insurance.    Section 4.02(t) of the Company Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the Company or any of its Subsidiaries and all insurance claims filed by the Company or any of its Subsidiaries under such policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. Section 4.02(t) of the Company Disclosure Schedule also lists all claims or potential claims meeting the applicable reporting thresholds under such policies that have not been reported thereunder as of the date hereof. All such policies of the Company are with reputable insurers and provide full and adequate coverage for all normal risks incidental to the business of the Company and its Subsidiaries and each of their respective properties and assets and are in character and amount reasonably consistent with industry practice. All such policies of the Company are in full force and effect; none of the Company or any of its Subsidiaries are in material default thereunder; and all claims thereunder have been filed, and all premiums due thereunder have been paid, in due and timely fashion.

          (u)    Loan Matters.

              (i)  Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which the Company or any Subsidiary of the Company is a creditor (collectively, "Loans") currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries.

             (ii)  Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the Company's written underwriting standards, in each case, with all applicable requirements of applicable Law.

            (iii)  None of the agreements pursuant to which the Company or any of its Subsidiaries has sold or is servicing (A) Loans or pools of Loans or (B) participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against the Company or any of its Subsidiaries solely on account of a payment default by the obligor on any such Loan.

            (iv)  The Company has previously disclosed to Parent all claims for repurchases by the Company or any of its Subsidiaries of Loans that were sold to third parties by the Company and its Subsidiaries that are outstanding or threatened (in writing), in each case, as of the date hereof and since December 31, 2014.

             (v)  Section 4.02(u)(v) of the Company Disclosure Schedule sets forth a list of (A) each Loan that as of February 28, 2017 (1) was contractually past due ninety (90) calendar days or more in the payment of principal and/or interest, (2) was on non-accrual status, (3) was classified as "substandard," "doubtful," "loss," "classified," "criticized," "credit risk assets," "concerned loans," "watch list," "impaired" or "special mention" (or words of similar import) by the Company, any of its Subsidiaries or any Governmental Authority (4) for which a specific reserve allocation existed in connection therewith, (5) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (B) each Loan that, as of February 28, 2017, had a total outstanding balance and/or unfunded commitment of $500,000 or more and that, as of such date, (1) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than ninety (90) calendar days past due, (2) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (3) where a specific reserve allocation exists in connection therewith, and (C) each asset of the Company or any of its Subsidiaries that, as of February 28, 2017, was classified as "other real estate owned," "other repossessed assets" or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 4.02(u)(v) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of February 28, 2017.

            (vi)  Section 4.02(u)(vi) of the Company Disclosure Schedule sets forth a list of all Loans outstanding as of the date of this Agreement by the Company or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no executive officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

           (vii)  Neither the Company nor any of its Subsidiaries is (A) now nor has it ever been since December 31, 2014 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of Loans or (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

          (viii)  Since December 31, 2014, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by the Company or any of its Subsidiaries satisfied: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (B) the responsibilities and obligations relating to such Loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, loan investor or insurer, on the other hand;(C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Authority, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

            (ix)  Since December 31, 2014, the Company and each of its Subsidiaries have not engaged in, and, to the Knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (A) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Regulatory Agreement or (B) the conduct referred to as "robo-signing" or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.

             (x)  Since December 31, 2014, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC

    Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset's value.

          (v)    Allowance For Loan Losses.    The Company's or CU Bank's allowance for loan losses ("ALL") is, and shall be as of the Effective Time, in compliance with each of such entity's existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (w)    Transactions With Affiliates.    The Company has not engaged in any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act. All agreements between the Company or any of its Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation W of the Federal Reserve Board.

          (x)    Real Property.

              (i)  Section 4.02(x)(i) of the Company Disclosure Schedule contains a complete and correct list of all real property or premises owned or operated by the Company as of the date hereof. Other than as disclosed in Section 4.02(x)(i) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part.

             (ii)  (A) Section 4.02(x)(ii) of the Company Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the Company or any of its Subsidiaries, and together with a list of all applicable leases or subleases and the name of the lessor or sublessor.

              (B)  Each of the leases referred to in the Company Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or one of its Subsidiaries, the foregoing representation is based on the Knowledge of the Company.

            (iii)  As to the Company and its Subsidiaries, none of the owned or leased premises or properties described in paragraph (i) or (ii) above have been condemned or otherwise taken by any Governmental Authority and, to the Company's Knowledge, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might adversely affect its use or value for the purposes now made of it. None of the premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in each case in any material respect with the current use of such property by the Company or such Subsidiary.

          (y)    Title.    The Company and its Subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits, (C) for those assets and properties disposed of for fair value in the ordinary course of business since

  December 31, 2014 and (D) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

          (z)    Intellectual Property.

              (i)  The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of the Company or any of its Subsidiaries as currently conducted.

             (ii)  (A) None of the Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by the Company of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "Third-Party Intellectual Property Rights"); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, the "Intellectual Property Rights"); or (II) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the Company, are threatened by any Person; and (C) the Company has no Knowledge of any valid grounds for any bona fide claims (I) against the use by the Company or any of its Subsidiaries of any Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Intellectual Property Rights; or (III) challenging the Company's or any of its Subsidiaries' license or legally enforceable right to use any Third-Party Intellectual Property Rights.

          (aa)    Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each, a "Takeover Statute") or any anti-takeover provision in the Company's Articles or Bylaws is applicable to this Agreement or the transactions contemplated hereby, including the Merger, with respect to the Company. The Company does not have any stockholder rights plan, "poison pill" or similar plan or arrangement in effect.

          (bb)    No Other Representations or Warranties.

              (i)  Except for the representations and warranties in this Section 4.02, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by the Company in this Section 4.02, neither the Company nor any Person makes or has made any representation to Parent or any of Parent's Affiliates or representatives with respect to any oral or written information presented to Parent or any of Parent's Affiliates or representatives in the course of their due diligence investigation of the Company (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

             (ii)  The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 4.03.

        4.03    Representations and Warranties of Parent.     Except as (i) set forth in the Parent Disclosure Schedule, or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by Parent, as applicable, since December 31, 2015 but prior to the date hereof (excluding any disclosures related to Taxes, any disclosures set forth under the heading "Risk Factors" and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature), Parent hereby represents and warrants to the Company:

          (a)    Organization, Standing and Authority.    It is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. PW Bank is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the State of California. PW Bank is a California state-chartered bank and a member of the Federal Home Loan Bank of San Francisco. PW Bank's deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. To the Knowledge of Parent, no proceedings for the termination or revocation of the FDIC's insurance are pending or threatened. Each of Parent and PW Bank is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification. Parent has made available to the Company a complete and correct copy of its charter and bylaws and the organizational documents of PW Bank, each as amended prior to the date hereof, which are in full force and effect. The outstanding shares of capital stock of PW Bank have been duly authorized and are validly issued, fully paid and nonassessable, are not subject to preemptive rights (and were not issued in violation of any preemptive rights) and are owned of record and beneficially by Parent.

          (b)    Capital Stock.    As of the date hereof, the authorized capital stock of Parent consists solely of 200,000,000 shares of Parent Common Stock, of which 121,408,133 shares were issued and outstanding (including 1,537,717 shares subject to vesting, repurchase or other lapse restrictions pursuant to the Parent Stock Plan (the "Parent Restricted Shares")) at the close of business on April 3, 2017, and 5,000,000 shares of Parent Preferred Stock, none of which are issued and outstanding. As of the date hereof, there were 239,025 units outstanding of PRSUs and there are no outstanding Parent Stock Options or other Parent Awards (other than Parent Restricted Shares and Parent PRSUs). As of April 3, 2017, 12,148,677 shares of Parent Common Stock are reserved for issuance under the Parent Stock Plan. As of April 3, 2017, 1,560,544 shares of Parent Common Stock are held in treasury by Parent or otherwise owned directly or indirectly by Parent or any Subsidiary of Parent. Except as set forth in this Section 4.03(b), as of the date hereof, there are no shares of Parent Common Stock authorized and reserved for issuance, Parent does not have any other Rights issued or outstanding with respect to Parent Common Stock, and Parent does not have any commitment to authorize, issue or sell any Parent Common Stock or Rights, except pursuant to this Agreement and the Parent Section 382 Rights Agreement. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).

          (c)    Corporate Power.    Parent and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated hereby.

          (d)    Corporate Authority.    As of the date hereof, the Parent Board has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby. Parent has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by the Company) is a valid and legally binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (e)    Regulatory Approvals; No Violations.

              (i)  No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority are required to be made or obtained by Parent in connection with the execution, delivery and performance by Parent of this Agreement or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and thereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the CDBO, as may be required, (B) the filing with the SEC of the Prospectus/Proxy Statement and the Registration Statement and declaration of effectiveness of the Registration Statement, (C) the filing of the Certificate of Merger with the Delaware Secretary as described in Section 2.02, (D) the filing of the CA Agreement of Merger with the California Secretary as described in Section 2.02 and (E) the filing of the Bank Merger Certificates with the California Secretary and the CDBO as described in Section 5.19. As of the date hereof, Parent is not aware of any reason why the approvals set forth in this Section 4.03(e) and in Section 6.03(c) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.03(c).

             (ii)  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent does not, and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, (B) constitute or result in a breach or violation of, or a default under, the organizational documents of Parent or any of its Subsidiaries or (C) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.

          (f)    Parent Reports; Financial Statements.

              (i)  Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2015 (the forms, statements, reports and documents filed or furnished since December 31, 2015 and those filed or furnished subsequent to the date hereof including any amendments thereto, the "Parent Reports"). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Parent Reports did not, and any of the Parent Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

             (ii)  Parent's consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were or will be prepared from and in accordance with, the books and records of Parent and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

            (iii)  Parent and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, as applicable, and all other material reports and statements required to be filed by it since December 31, 2014, including the rules and regulations of the FDIC, the CDBO or any other Regulatory Authority, as applicable, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the Laws, rules and regulations of the applicable Regulatory Authority with which they were filed. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2014. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since December 31, 2014.

            (iv)  Since December 31, 2015, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.03 or otherwise) has had, or is reasonably likely to have, a Parent Material Adverse Effect.

             (v)  Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and that are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent's filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has identified and disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent's auditor and the audit committee of the Parent Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Since December 31, 2016, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent's or its Subsidiaries' employees regarding questionable accounting or auditing matters, have been received by Parent to Parent's Knowledge. Except for those liabilities that are reflected or reserved against on the most recent consolidated balance sheet included in the Parent Reports, neither Parent nor any of its Subsidiaries has incurred any material obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed) other than in the ordinary and usual course of business consistent with past practice since the date of such balance sheet (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

          (g)    Litigation.    No civil, criminal or administrative litigation, claim, investigation, action, suit, hearing or other proceeding before any Governmental Authority is pending or, to Parent's Knowledge, threatened against it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, except for those that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding which is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (h)    Regulatory Matters.

              (i)  None of Parent, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

             (ii)  None of Parent or any of its Subsidiaries has been advised in writing by, and Parent does not have Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (i)    Compliance With Laws.

              (i)  Parent and its Subsidiaries are, and have been since December 31, 2014, in compliance with and are not in default or violation of any Laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Volcker Rule or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by OFAC, except for violations that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

             (ii)  Parent and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to Parent's Knowledge, no suspension or cancellation of any of them is threatened, except in each case those the absence of which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (iii)  No investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has Parent or any Subsidiary of Parent received any written notification or communication from any Governmental Authority (A) asserting that Parent or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's Knowledge, do any grounds for any of the foregoing exist).

            (iv)  As of December 31, 2016, each of Parent and PW Bank is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary banking regulator), and PW Bank's rating under the CRA is no less than "satisfactory".

          (j)    No Brokers.    None of Parent, any of its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Sandler O'Neill + Partners, L.P. as its financial advisor.

          (k)    Tax Matters.    None of Parent or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (l)    No Other Representations or Warranties.

              (i)  Except for the representations and warranties in this Section 4.03, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Parent in this Section 4.03, neither Parent nor any Person makes or has made any representation to the Company or any of the Company's Affiliates or representatives with respect to any oral or written information presented to the Company or any of the Company's Affiliates or representatives in the course of their due diligence investigation of Parent (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

             (ii)  Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 4.02.

ARTICLE 5

COVENANTS

        5.01    Interim Operations.     The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Law, (a) the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course, (b) each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organizations and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the Company and its Subsidiaries' present employees and agents, and (c) subject to Section 5.10, the Company and its Subsidiaries shall take no action that would reasonably be expected to adversely affect or materially delay the ability of the Company to obtain any necessary approvals of any Regulatory Authorities or other Governmental Authority required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement or as required by Law, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not and shall not permit its Subsidiaries to:

          (a)    Capital Stock.    (i) Other than any shares of Company Common Stock issuable in respect of Company Options, Company Restricted Shares or Company RSUs outstanding on the date hereof or permitted to be granted after the date hereof issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any Rights, or (ii) permit any shares of capital stock of the Company or any of its Subsidiary to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (b)    Dividends; Etc.    (i) Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company and except for dividends paid in respect of the Series A Preferred Stock in accordance with the terms thereof), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock (other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards in satisfaction of withholding obligations or in payment of the exercise price and other than as permitted by Section 5.21).

          (c)    Compensation; Employment Agreements; Etc.    Enter into, renew, terminate, amend or otherwise modify any employment, retention, change in control, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of the Company or any of its Subsidiaries, enter into any collective bargaining or similar agreement, pay or award, or commit to pay or award, any bonus or incentive compensation, or grant any salary or wage increase or increase any employee compensation or benefit (including incentive or bonus payments), forgive any loans or issue any loans to any employee or consultant of the Company, except (i) for increases in base salary or wage rates for employees who are not executive officers in the ordinary and usual course of business consistent with past practice, provided that no such increase for any employee shall result in an annual adjustment of more than three percent (3%) individually or three percent (3%) in the aggregate, (ii) to the extent required by the terms of an existing Benefit Plan as in effect as of the date hereof and set forth on Section 4.02(n)(xii) or 5.01(c) of the Company Disclosure Schedule, or (iii) for other changes that are required by applicable Law. Without limiting the generality of the foregoing, except as set forth on Section 5.01(c) of the Company Disclosure Schedule, the Company shall not grant or approve the grant of any new stock options or other equity or equity-based awards or, except as provided in this Agreement, amend or modify the terms of any outstanding stock options or equity-based awards.

          (d)    Hiring.    Hire any person as an employee of the Company or any of its Subsidiaries or engage any independent contractor or promote any employee (other than (i) persons hired or promoted to fill any vacancies arising on or after the date hereof and (ii) any person hired as an employee or any employee promoted to a position with an annual base salary or wage rate and target cash bonus opportunity of no more than $100,000 in the aggregate or any person engaged as an independent contractor with consulting fees and target cash bonus opportunity of no more than $150,000).

          (e)    Benefit Plans.    (i) Enter into, terminate, establish, adopt or amend any Benefit Plans or any other employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or (ii) fund or in any other way secure the payment of any cash benefits, in each case, except to the extent required by (A) applicable Law or (B) the terms of an existing Benefit Plan as in effect as of the date hereof and set forth on Section 4.02(n)(i) of the Company Disclosure Schedule.

          (f)    Dispositions.    Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations pursuant to Section 5.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries, taken as a whole.

          (g)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, equity interests, deposits or properties of any other Person (other than purchases of loans and loan participations pursuant to Section 5.01(q)).

          (h)    Mergers.    Merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses.

          (i)    Capital Expenditures.    Make any capital expenditures other than in accordance with the budget set forth on Section 5.01(i) of the Company Disclosure Schedule.

          (j)    Governing Documents.    Amend either the Company Charter or the Company Bylaws, or the organizational documents of any of its Subsidiaries.

          (k)    Accounting Methods.    (i) Implement or adopt any change in the Company's book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by the Company's independent public accountants, or as required by Section 5.09 of this Agreement or (ii) except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets (including any Contract that would be a Material Contract as a result of entering into, modifying or amending such Contract), other than in the ordinary course of business consistent with past practice.

          (l)    Contracts.    Except with respect to Contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 5.01(q), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Material Contract or any Contract which would be a Material Contract if it were in existence on the date hereof in each case which is not terminable at will or with thirty (30) calendar days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

          (m)    Claims.    Enter into any settlement, compromise or similar agreement with respect to, any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action involves payment by the Company or any Subsidiary of an amount that exceeds $100,000 individually or $250,000 in the aggregate or would impose any material restriction on the business of the Surviving Corporation or create adverse precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

          (n)    Adverse Actions.    Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Company's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) the Merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Code or (iv) a material violation of any provision of this Agreement, except as may be required by applicable Law.

          (o)    Risk Management.    Except as required by applicable Law, the FDIC or the CDBO, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow in all material respects, the Company's or its applicable Subsidiary's existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable efforts to avoid any material increase in the Company's aggregate exposure to interest rate risk.

          (p)    Indebtedness.    Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

          (q)    Loans.    (i) Make any loan or loan commitment to any Person which would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such Person and any Affiliate or immediate family member of such Person exceed $5,000,000 or (ii) purchase or sell any loan or loan participation in excess of $5,000,000, in each case, without first submitting a copy of the loan write up containing the information customarily submitted as part of the loan write up, to the chief credit officer of Parent two (2) full Business Days prior to taking such action; provided that, if Parent objects in writing to such loan or loan commitment or such purchase or sale within two (2) Business Days after receiving such loan write up, the Company shall obtain the approval required under the Company's policies in effect as of the date hereof prior to making such loan or loan commitment or such purchase or sale. The Company shall not forgive any loans to directors, officers or employees.

          (r)    Investments.    (i) Other than in accordance with the investment policies of the Company or any of its Subsidiaries in effect on the date hereof or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the

  United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of 18 months or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company may purchase investment securities if, within two (2) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

          (s)    Taxes.    (i) Commence or settle any litigation or proceeding with respect to any liability for material Taxes, take any action which is reasonably likely to have a material adverse impact on the Tax position of the Company, or, after the Merger, which is reasonably likely to have a material adverse impact on the Tax position of the Surviving Corporation, (ii) except in the ordinary course of business consistent with past practice, make or change any material express or deemed Tax election or file any material Tax Return, (iii) file any amended Tax Return, (iv) change any of its methods of reporting income or deductions for Tax purposes, (v) change the entity classification of the Company or any of its Subsidiaries, (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or (vii) take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

          (t)    Branches.    Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of the Company or any of its Subsidiaries.

          (u)    New Business.    Enter into any new line of business or change in any material respect the Company's lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, as applicable (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Authority.

          (v)    Lending Practices.    Other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) the Company's hedging practices and policies, in each case except as required by Law or requested by a Governmental Authority.

          (w)    Commitments.    Agree or commit to do any of the foregoing.

        5.02    Parent Forbearance.     Parent covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.02 of the Parent Disclosure Schedule) and except as required by applicable Law, it shall not and shall cause each of its Subsidiaries not to:

          (a)    Adverse Actions.    Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Parent's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) the Merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Code, or (iv) a material violation of any provision of this Agreement, except as may be required by applicable Law; provided that nothing in this Section 5.02(a) shall preclude Parent from exercising its rights under the Voting Agreements;

          (b)    Governing Documents.    Amend Parent's charter or bylaws, or the organizational documents of any of its Subsidiaries, in each case in a manner that would adversely affect the holders of Company Common Stock relative to and disproportionately to all other holders of Parent Common Stock; or

          (c)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        5.03    Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger, the Bank Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof.

        5.04    Shareholder Approval.     The Company agrees to take, in accordance with applicable Law and the Company Charter and the Company Bylaws, all action necessary to convene as soon as practicable after the Registration Statement is declared effective (and will in any event use reasonable best efforts to convene such meeting no later than fifty-five (55) calendar days after the Registration Statement is declared effective), a special meeting or meetings of its shareholders duly called and held for such purposes (the "Company Meeting") to consider and to obtain the Company Shareholder Approval. Subject to Section 5.06(c), the Company Board shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its shareholders (the "Company Board Recommendation"). Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company's shareholders at the Company Meeting whether or not (x) the Company's Board of Directors shall have effected a Company Change of Recommendation or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Meeting (A) if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Prospectus/Proxy Statement, or (C) after consultation with Parent, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Company Shareholder Approval. Parent may require the Company to adjourn, delay or postpone the Company Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is four (4) Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Shareholder Approval. Once the Company has established a record date for the Company Meeting, the Company shall not change such record date or establish a different record date for the Company Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Charter or the Company Bylaws or in connection with a postponement or adjournment of the Company Meeting permitted by this Section 5.04. Without the prior written consent of Parent, approval of the principal terms of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure (including a customary adjournment proposal to solicit additional proxies if necessary to obtain the Company Shareholder Approval) and matters required by applicable Law to be voted on by the Company's shareholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the shareholders of the Company at the Company Meeting.

        5.05    [Reserved]

        5.06    Registration Statement; Proxy Statement; Change of Recommendation.

          (a)   The Company and Parent shall prepare and file with the SEC the Prospectus/Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof, the "Registration Statement"), as promptly as practicable, and in any event within forty-five (45) Business Days after the date hereof. Parent and the Company each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter the Company shall mail the Prospectus/Proxy Statement to the holders of Company Common Stock. Parent shall reasonably promptly provide the Company with copies of any written comments and advise the Company of any oral comments with respect to the Registration Statement received from the SEC. Each Party shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC.

          (b)   The Company and Parent each agrees, as to itself and its Subsidiaries, that (i) the Registration Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to Company shareholders and at the time of the Company Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement. The Company and Parent will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of the Company and Parent agrees that if such Party shall become aware prior to the Effective Time of any information furnished by such Party that would cause any of the statements in the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.

          (c)

              (i)  The Company Board and each committee thereof shall not:

              (A)  except as expressly permitted by, and after compliance with, Section 5.06(c)(ii) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation with respect to the Merger (a "Company Change of Recommendation"); or

              (B)  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 5.08 entered into in compliance with Section 5.08) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal made to the Company.

             (ii)  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Shareholder Approval contemplated by this Agreement is obtained, the Company Board may withhold, withdraw or adversely modify the Company Board Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made to the Company after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if (A) an unsolicited bona fide written offer is made to the Company and is not withdrawn and the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal, and (B) the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would result in a violation of the directors' fiduciary duties under applicable Law; provided, however, that no such Company Change of Recommendation may be made until after (I) at least five (5) Business Days following Parent's receipt of notice from the Company advising that the Company Board intends to take such action and the basis therefor, including all necessary information under Section 5.08 and (II) the Company has negotiated in good faith to permit Parent to modify this Agreement during such five (5) Business Day period. In determining whether to make a Company Change of Recommendation, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.06, including with respect to the notice period referred to in this Section 5.06.

          (d)    Press Releases.    The Company and Parent shall consult with each other before issuing any press release with respect to the Merger and this Agreement and (except with respect to a Company Change of Recommendation, subject to compliance with Section 5.06(c)) and shall not issue any such press release or make any such public statements without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of NASDAQ or the SEC. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Party.

          5.07    Access; Information.

          (a)   The Parties agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information and in each case subject to the requirements that such requests or access shall not unreasonably interfere with the business or operations of the Party, it shall afford the other Party and its officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including Tax Returns and work papers of independent auditors), Contracts, properties and personnel and to such other information as such other Party may reasonably request and, during such period, the Parties shall furnish to the other Party promptly all information concerning its business, properties and personnel as the other Party may reasonably request.

          (b)   Reserved.

          (c)   The Company agrees that, subject to applicable Laws, it shall cooperate in good faith with Parent on preparing for the development of mutually agreed operating issues to be implemented after the Effective Time, which the Parties agree have priority including assisting in developing and implementing plans for integration and conversion and other matters affecting branches, customers and back office operations.

          (d)   Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Section 5.07 in accordance with the terms of the Confidentiality Agreement, dated as of March 2, 2017 (the "Confidentiality Agreement"), between Parent and the Company.

          (e)   No investigation by either Party of the business and affairs of the other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such Party's obligation to consummate the transactions contemplated by this Agreement.

        5.08    Acquisition Proposals.     The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees and Affiliates shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. The Company further agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees and Affiliates shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with Rule 14d-9 and Rule 14d-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement; (B) at any time prior, but not after, the Company Shareholder Approval is obtained, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement; or (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if and only to the extent that, in each such case referred to in clause (B) or (C) above, the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to violate the directors' fiduciary duties under applicable Law. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 5.08. The Company agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

        5.09    Certain Policies.     Immediately prior to the Effective Time and provided that Parent has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, the Company and CU Bank shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the CDBO, FDIC and applicable banking Law, modify or change its loan, other real estate owned, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of PW Bank; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by the Company that any such modification or change is appropriate or required or that any financial statement or information previously provided by the Company was incorrect in any respect.

        5.10    Regulatory Applications.

          (a)   Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare and file, or in the case of Parent cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger, the Bank Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof and in any event within forty-five (45) calendar days of the date hereof. Subject to applicable Laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable, each shall consult with the other on, all written information submitted to any third party and/or any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such Parties agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it shall consult with the other Party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of the non-confidential portions of notices or other communications received by Parent or the Company, as the case may be, from any third party and/or Governmental Authority with respect to the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and, to the extent permitted by Law, providing descriptions of any oral communications from such Persons). Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to (i) have a Parent Material Adverse Effect (measured on a scale relative to the Company) or a Company Material Adverse Effect; or (ii) require Parent, PW Bank or the Surviving Corporation or the surviving bank in the Bank Merger to raise additional capital in an amount that would materially reduce the economic benefits of the Merger to Parent or the holders of Parent Common Stock (including the Company shareholders in respect of shares of Parent Common Stock received by them in the Merger) (a "Materially Burdensome Regulatory Condition").

          (b)   Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party to any third party and/or Governmental Authority.

        5.11    Indemnification; Director's and Officer's Insurance.

          (a)   Parent agrees that from and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (each a "Claim"), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, however, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Further, the Surviving Corporation shall assume, perform and observe the obligations of the Company under any agreements in effect as of the date of this Agreement to indemnify those Persons who are or have at any time been directors and officers of the Company for their acts and omissions occurring at or prior to the Effective Time in their capacity as officers or directors.

          (b)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent or the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided, however, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (c)   For a period of six (6) years from the Effective Time, the Surviving Corporation shall provide that portion of director's and officer's liability insurance ("D&O Insurance") that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company with respect to claims against such directors and officers arising from facts or events which occurred at or before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such officers and directors, as that coverage currently provided by the Company; provided, however, that in no event shall the Surviving Corporation be required to expend in the aggregate for such six (6)-year period more than 250% of the current amount expended on an annual basis by the Company to maintain or procure such D&O Insurance; provided, further, that if the Surviving Corporation is unable to maintain or obtain the D&O Insurance called for by this Section 5.11, the Surviving Corporation shall obtain as much comparable insurance as is available at a cost in the aggregate for such six (6)-year period up to 250% of the current annual premium; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to the Surviving Corporation's insurance carrier for the purpose of obtaining such D&O Insurance. In lieu of the foregoing, Parent shall or, with the prior written consent of Parent, the Company may, purchase, at or prior to the Effective Time, a six (6)-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors' and officers' liability insurance maintained by the Company and its Subsidiaries with respect to matters arising at or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby, at an aggregate cost up to but not exceeding 250% of the current annual premium for such insurance. If such prepaid "tail" policy has been obtained prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 5.11(c).

          (d)   If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.11.

        5.12    Benefit Plans.

          (a)   From the Effective Time through the first anniversary thereof, Parent shall provide, or cause to be provided, to each of the employees of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue employment with Parent or any of its Subsidiaries following the Effective Time (such employees "Continuing Employees") with a base salary or base wage, cash incentive opportunities and pension and welfare opportunities (excluding equity and long term incentive compensation) that are substantially comparable in the aggregate to those that are generally made available to similarly situated employees of Parent and its Subsidiaries.

          (b)   Parent will use commercially reasonable efforts to cause each of its employee benefit and compensation plans to take into account, for purposes of eligibility, vesting, levels of benefits and benefit accrual thereunder, the service of the Continuing Employees with the Company and its Subsidiaries (including any predecessor entities) as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits for the same period of service and other than for benefit accrual purposes under any defined benefit pension plan of Parent or its Subsidiaries and for purposes of qualifying for subsidized early retirement benefits).

          (c)   From and after the Effective Time, without limiting the generality of Section 5.12(a), with respect to each Continuing Employee (and their beneficiaries) Parent shall use commercially reasonable efforts to cause each life, disability, medical, dental or health plan of Parent or its Subsidiaries in which each such Continuing Employee becomes eligible to participate to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental or health plans of the Company or any of its Subsidiaries, (ii) provide full credit under medical, dental and health plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Continuing Employees (and their beneficiaries) under analogous plans of the Company or any of its Subsidiaries prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Continuing Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

          (d)   Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company's 401(k) Plan (the "Company 401(k) Plan") to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time; provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger.

          (e)   To the extent any Benefit Plan limits the amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) in order to preclude such amount from being considered an "excess parachute payment" within the meaning of Section 280G of the Code, the Company shall not waive any such limitation or amend any such Benefit Plan to eliminate or materially alter such limitation.

          (f)    Prior to making any written or oral communications to a broad-based group of the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefits matters that are materially affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

        5.13    Notification of Certain Matters.     Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        5.14    Third-Party Agreements.

          (a)   The Parties shall use their reasonable best efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger, the Bank Merger and the other transactions contemplated hereby (in such form and content as mutually agreed by the Parties) promptly after the date of this Agreement and (ii) the cooperation of such third parties (including at Parent's request, with respect to the termination of Contracts following the Effective Time) to effect a smooth transition in accordance with the Parties' timetable at or after the Effective Time.

          (b)   Without limiting the generality of Section 5.14(a), each of the Parties shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company and its Subsidiaries to Parent's production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the Parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Among other things, the Company shall:

              (i)  reasonably cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

             (ii)  use its commercially reasonable efforts to have the Company's outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;

            (iii)  provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the conversion, as soon as reasonably practicable;

            (iv)  provide reasonable access to the Company's personnel and facilities and, with the consent of its outside contractors, its outside contractors' personnel and facilities, to enable the conversion effort to be completed on schedule; and

             (v)  give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the Contracts of outside data, item and other processing contractors or other third-party vendors to which the Company or any of its Subsidiaries are bound when directed to do so by Parent.

          (c)   Parent agrees that all actions taken pursuant to this Section 5.14 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and its Subsidiaries.

        5.15    Closing Financial Statements.     At least eight (8) Business Days prior to the Effective Time of the Merger, the Company shall provide Parent with the Company's consolidated financial statements presenting the financial condition of the Company and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and the Company's consolidated results of operations for the period from January 1, 2017 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "Closing Financial Statements"); provided, however, that if the Effective Time of the Merger occurs on or before the fifteenth (15th) Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of the Company's chief financial officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Company in all material respects. Such Closing Financial Statements shall also reflect accruals for all Professional Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of the Company's chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 5.15.

        5.16    NASDAQ Matters.     Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the shares of Company Common Stock from NASDAQ and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time. Prior to the Closing Date, Parent shall file with NASDAQ any required notices or forms with respect to the shares of Parent Common Stock to be issued in the Merger.

        5.17    Section 16 Matters.     Each of the Company Board and the Parent Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of shares of Company Common Stock into shares of Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the Company Board shall adopt resolutions that specify (A) the name of each individual whose disposition of shares of Company Common Stock (including Company Equity Awards) is to be exempted, (B) the number of shares of Company Common Stock (including Company Equity Awards) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the Parent Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Parent Common Stock is to be exempted, (B) the number of shares of Parent Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Each Party shall provide to counsel of the other Party for its review (x) copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and (y) copies of such resolutions as adopted, and each Party shall provide the other Party with such information as shall be reasonably necessary for the other Party's board of directors to set forth the information required in the resolutions of such board of directors.

        5.18    Takeover Statute.     At all times prior to the Effective Time, the Company shall: (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby and thereby, including the Merger; and (b) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated hereby, including the Merger.

        5.19    Bank Merger.     Immediately after the Merger, the Bank Merger will occur, with PW Bank as the surviving bank. The Parties agree that the Bank Merger will become effective immediately after the Effective Time. In furtherance of the foregoing, the Parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to make the Bank Merger effective (the "Bank Merger Certificates") immediately following the Effective Time. The effect of the Bank Merger shall be as provided in § 4887 of the CFC, including any regulations or rules promulgated thereunder.

        5.20    Trust Preferred Securities; Federal Home Loan Bank Borrowings.     Upon the Effective Time, Parent shall assume the due and punctual performance and observance of the covenants to be performed by the Company under the indentures and guarantee agreements listed on Section 5.20 of the Company Disclosure Schedule relating to the trust capital securities issued by various trust business subsidiaries of the Company and assumed by the Company (collectively, the "Trust Preferred Securities") and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, Parent and the Company shall execute and deliver any supplemental indentures or other documents required to make such assumptions effective and shall provide any opinion of counsel to the trustee thereof if requested. The Company shall cooperate with Parent to effect the discharge of the Company's borrowings from the Federal Home Loan Bank of San Francisco.

        5.21    Preferred Stock Purchase.     Each of the Company and Parent shall use its reasonable best efforts to facilitate the Preferred Stock Purchase. The Company shall provide, and shall cause its Subsidiaries and its and their representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Parent in connection with the Preferred Stock Purchase, including by entering into any agreement with the Treasury Department as may be necessary to effect the Preferred Stock Purchase and as Parent may reasonably request. Parent shall make all determinations with respect to the price proposed for the Preferred Stock Purchase (which price is expected to be the sum of (i) the liquidation amount per share of the Preferred Stock (ii) the per share amount of any unpaid dividends for the then current dividend period at the applicable rate to, but excluding, the date of the purchase and (iii) the pro rata amount of certain incentive fees for the current dividend period), provided that Parent shall, in all circumstances, act in a commercially reasonable manner. Prior to and at the Closing, each of the Company and Parent shall take such actions as may be reasonably required in connection with the Preferred Stock Purchase.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

        6.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each Party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

          (a)    Shareholder Approval.    The Company shall have obtained the Company Shareholder Approval.

          (b)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement (collectively, an "Order").

          (c)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

        6.02    Conditions to Obligation of the Company.     The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent set forth in Section 4.03, after giving effect to Section 4.01 and the lead-in to Section 4.03, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (ii) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent, dated as of the Closing Date, to such effect.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to such effect.

          (c)    Regulatory Approvals.    (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from the Federal Reserve Board, the FDIC and the CDBO which are necessary to consummate the Merger and the Bank Merger, and (ii) any other consents, registrations, approvals, permits and authorizations from any Governmental Authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (measured on a scale relative to the Company) or a Company Material Adverse Effect shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

          (d)    No Material Adverse Effect.    Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Parent Material Adverse Effect.

          (e)    Tax Opinion.    The Company shall have received the opinion of Manatt, Phelps & Phillips, LLP, counsel to the Company, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Manatt, Phelps & Phillips, LLP may require and rely upon representations contained in letters from each of the Company and Parent.

        6.03    Conditions to Obligation of Parent.     The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Section 4.02, after giving effect to Section 4.01 and the lead-in to Section 4.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (ii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to such effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to such effect.

          (c)    Regulatory Approvals.    (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from the Federal Reserve Board, the FDIC and the CDBO which are necessary to consummate the Merger and the Bank Merger and (ii) any other consents, registrations, approvals, permits and authorizations from any Governmental Authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (measured on a scale relative to the Company) or a Company Material Adverse Effect shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.

          (d)    Shareholders' Equity.    As of the last business day of the month reflected in the Closing Financial Statements (the "Shareholders' Equity Measuring Date"), (i) the Adjusted Shareholders' Equity shall not be less than $338,000,000 and (ii) the Company's ALL shall not be less than $19,000,000, in each case as determined in accordance with GAAP. For purposes of this Section 6.03(d), "Adjusted Shareholders' Equity" means the consolidated equity of the Company as set forth in the Closing Financial Statements, minus any unrealized gains or plus any unrealized losses (as the case may be) in the Company's securities portfolio due to mark-to-market adjustments as of the Shareholders' Equity Measuring Date, and adding the sum of (w) all amounts paid or accrued in connection with any actions taken in connection with the Preferred Stock Purchase, (w) all amounts paid or accrued in connection with any actions taken pursuant to Section 5.09 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any applicable Law of any Governmental Authority, (x) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents ("Advisors") for the Company for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, "Professional Fees") paid by the Company prior to the Effective Time and which do not exceed in the aggregate $10,000,000 (exclusive of reasonable costs incurred or advanced by such Advisors); (y) attorneys' fees arising directly and exclusively from any actions, claims, suits or hearings brought by the Company's shareholders with respect to this Agreement or the transactions contemplated hereby; and (z) any amounts payable by the Company in connection with the cancellation of Company Equity Awards pursuant to Section 3.04, and any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided herein) or any retention bonuses paid in accordance with this Agreement, and any costs incurred in connection with the termination of Contracts pursuant to Section 5.14.

          (e)    No Material Adverse Effect.    Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Company Material Adverse Effect.

          (f)    Dissenting Shareholders.    Holders of not more than ten percent (10%) of the outstanding shares of Company Common Stock shall have duly exercised their dissenters' rights under Chapter 13 of the CGCL.

          (g)    Preferred Stock Purchase.    The Preferred Stock Purchase shall have been consummated.

          (h)    Tax Opinion.    Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon representations contained in letters from each of the Company and Parent.

ARTICLE 7

TERMINATION

        7.01    Termination.     This Agreement may be terminated and the Merger may be abandoned:

          (a)   at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the board of directors of either Parent or the Company, in the event that both Parties mutually consent in writing to terminate the Agreement;

          (b)   at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the board of directors of either Parent or the Company, in the event that the Merger is not consummated by February 28, 2018 (the "End Date"); provided that the End Date may be extended to April 30, 2018 by either Parent or the Company by written notice to the other party if the Closing shall not have occurred by such date, and on such date the conditions set forth in Section 6.02(c) and Section 6.03(c) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in ARTICLE 6 has been satisfied, waived or remains capable of being satisfied, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the Party seeking to terminate pursuant to this Section 7.01(b) which action or inaction is in violation of its obligations under this Agreement;

          (c)   at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the board of directors of either Parent or the Company if (i) the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority, or an application thereof shall have been permanently withdrawn by mutual agreement of Parent and the Company at the request or suggestion of a Governmental Authority, or (ii) the Company Shareholder Approval is not obtained at the duly convened Company Meeting;

          (d)   at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent, such that if continuing on the Closing Date, one of Sections 6.02(a) or 6.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by the Company (or such shorter period as remaining prior to the End Date); provided that the Company is not then in material breach of any representation, warranty, covenant or agreement;

          (e)   at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the Parent Board if there has been a breach of any representation, warranty, covenant or agreement made by the Company, such that if continuing on the Closing Date, one of Section 6.03(a) or 6.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by Parent (or such shorter period as remaining prior to the End Date); provided that Parent is not then in material breach of any representation warranty, covenant or agreement;

          (f)    at any time prior to the Company Shareholder Approval, by action of the Parent Board, in the event (A) the Company shall have breached in any material respect Section 5.08; (B) the Company Board shall have effected a Company Change of Recommendation; (C) at any time after the end of ten (10) Business Days following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Parent; or (D) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend unequivocally against acceptance of such offer;

          (g)   by action of the Company Board, by written notice to Parent on the Business Day immediately following the Determination Date, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

              (i)  The Parent Average Closing Price is less than $44.84 per share (with a proportionate adjustment in the event that outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); and

             (ii)  The number obtained by dividing the Parent Average Closing Price by the Initial Parent Stock Price is less than the number obtained by subtracting (A) the Index Ratio minus (B) 0.15.

        If the Company elects to terminate pursuant to this Section 7.01(g) and provides such written notice to Parent, then within two (2) Business Days following Parent's receipt of such notice, Parent may elect by written notice to the Company to reinstate the Merger and the other transactions contemplated by this Agreement and (A) adjust the Exchange Ratio to equal a number equal to the lesser of (I) a quotient (rounded to the nearest one-thousandth), the numerator of which is $23.80 and the denominator of which is the Parent Average Closing Price and (II) a quotient (rounded to the nearest one-thousandth), the numerator of which is $23.80 and the denominator of which is the Parent Average Closing Price, multiplied by the Index Ratio, or (B) in the alternative, not adjust the Exchange Ratio, and, in lieu of thereof, add an amount in cash to the Cash Consideration such that each holder of Company Common Stock would be entitled to receive, in respect of each share of Company Common Stock, the equivalent value, based on the Parent Average Closing Price for each share of Company Common Stock as such holder would have received had the Exchange Ratio been adjusted in accordance with clause (A). If Parent makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 7.01(g) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted).

        For purposes of this Agreement, the following terms have the meanings indicated below:

        "Determination Date" means the fifth (5th) Business Day immediately prior to the Closing Date.

        "Determination Period" means the period beginning on the day that is twenty (20) consecutive trading days prior to the Determination Date and ending on the Determination Date.

        "Final Index Price" means the average closing price of the KBW Regional Banking Index as quoted on Bloomberg.com (KRX:IND) during the Determination Period.

        "Index Ratio" means the Final Index Price divided by the Initial Index Price.

        "Initial Index Price" means 105.39.

        "Initial Parent Stock Price" means $52.75 per share.

        If Parent or any company belonging to the KBW Regional Banking Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 7.01(g).

        7.02    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as provided in Section 7.02(b) and (ii) that no such termination shall relieve any party hereto of any liability or damages resulting from any willful and intentional breach of this Agreement.

          (b)   (i) The Company shall pay a termination fee of $26,500,000 (the "Termination Fee") to Parent payable by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following:

            (A)  in the event that (1) an Acquisition Proposal shall have been made to the Company or its shareholders generally or any Person shall have publicly announced an intention

    (whether or not conditional) to make an Acquisition Proposal with respect to the Company, (2) thereafter this Agreement is terminated by either Parent or the Company pursuant to (x) Section 7.01(b) for failure of the Merger to be consummated by the End Date and the Company Shareholder Approval has not been obtained or (y) Section 7.01(c)(ii), and (3) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal; provided, that for purposes of this Section 7.02(b)(i)(A), the references to "15%" in the definition of "Acquisition Proposal" shall instead refer to "50%"; or

            (B)  this Agreement is terminated by Parent pursuant to Section 7.01(f).

            (ii)   Any Termination Fee required by this Section 7.02 shall be paid promptly, but in no event later than two (2) Business Days after the date of termination; provided that with respect to clause (A) above, the Termination Fee shall be paid immediately prior to the Company's entering into a definitive agreement with respect to, or consummation of, an Acquisition Proposal.

          (c)   The Company acknowledges that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to promptly pay Parent any amounts due under paragraph (b) above within the time period specified therein, the Company shall pay all costs and expenses (including attorneys' fees) incurred by Parent from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.

ARTICLE 8

MISCELLANEOUS

        8.01    Survival.     This Article VIII and the agreements of the Company and Parent contained in Sections 5.05, 5.11 and 5.12 shall survive the consummation of the Merger. This Article VIII, the agreements of the Company and Parent contained in Sections 5.07(d) and 7.02 shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

        8.02    Waiver; Amendment.     Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the Party benefited by the provision or by both Parties or (ii) amended or modified at any time, by an agreement in writing between the Parties hereto executed in the same manner as this Agreement, except that after the Company Shareholder Approval is obtained, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable Law.

        8.03    Counterparts.     This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

        8.04    Governing Law and Venue.     Except to the extent the Laws of the State of California are mandatorily applicable to the Merger, in which case the Laws of the State of California shall govern, this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, without regard to the conflict of law principles thereof. The Parties hereby irrevocably submit to the jurisdiction of the courts of the

State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement and any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

        8.05    Waiver of Jury Trial.     The Parties acknowledge and agree that any controversy which may arise under this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, to the extent permitted under applicable Law, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. The Parties to this Agreement certify and acknowledge that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.05.

        8.06    Expenses.     All costs and expenses incurred in connection with this Agreement and the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

        8.07    Notices.     All notices, requests, instructions and other communications to be given hereunder by any Party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), mailed by registered or certified mail, postage prepaid (return receipt requested) or emailed (with confirmation) to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party; provided, that if given by email, such notice, request, instructions and other communication shall be confirmed within one Business Day by dispatch pursuant to one of the other methods described herein.

  If to the Company to:

    CU Bancorp
    818 West 7th Street, Suite 220
    Los Angeles, California 90017
    Attention: David I. Rainer, CEO
    Email: drainer@cunb.com

  With a copy to:

    CU Bancorp
    15821 Ventura Boulevard, Suite 100
    Encino, California 91436
    Attention: Anita Y. Wolman
    Facsimile: (818) 257-7703
    Email: awolman@cunb.com

  With a copy to:

    Manatt, Phelps & Phillips, LLP
    11355 West Olympic Boulevard
    Los Angeles, California 90064
    Attention: Barbara S. Polsky
                        Craig D. Miller
    Facsimile: (310) 312-4224
    Email: bpolsky@manatt.com; cmiller@manatt.com

  If to Parent to:

    PacWest Bancorp
    5404 Wisconsin Avenue, Second Floor
    Chevy Chase, Maryland 20815
    Attention: Kori L. Ogrosky
    Facsimile: (301) 272-3424
    Email: kogrosky@pacwestbancorp.com

  With a copy to:

    Sullivan & Cromwell LLP
    1888 Century Park East
    Los Angeles, California 90067
    Attention: Patrick S. Brown
    Facsimile: (310) 712-8800
    Email: brownp@sullcrom.com

        8.08    Entire Understanding; No Third Party Beneficiaries.     This Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 5.11, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        8.09    Effect.     No provision of this Agreement shall be construed to require the Company or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate any applicable Law (whether statutory or common Law), rule or regulation.

        8.10    Severability.     Except to the extent that application of this Section 8.10 would have a Company Material Adverse Effect or a Parent Company Material Adverse Effect or would prevent, materially delay or materially impair the ability of the Company or Parent to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        8.11    Enforcement of the Agreement.     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.12    Interpretation.     When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        8.13    Assignment.     This Agreement shall not be assignable by operation of law or otherwise.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACWEST BANCORP
By:	/s/ PATRICK J. RUSNAK
	Name:	Patrick J. Rusnak
	Title:	Executive Vice President and Chief Financial Officer
CU BANCORP
By:	/s/ DAVID I. RAINER
	Name:	David I. Rainer
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Appendix B

Form of Voting Agreement, dated April 5, 2017, between PacWest Bancorp and certain stockholders of CU Bancorp

April 5, 2017

PacWest Bancorp
9701 Wilshire Boulevard, Suite 700
Beverly Hills, CA 90212

Ladies and Gentlemen:

        As a holder of Company Common Shares (as defined below), the undersigned on behalf of [    •    ] (the "Shareholder") understands that CU Bancorp, a California corporation (the "Company"), and PacWest Bancorp, a Delaware corporation ("Parent"), are concurrently entering into an Agreement and Plan of Merger, dated as of April 5, 2017 (as it may be from time to time amended, the "Merger Agreement"), which was previously approved by the boards of directors of the Company and Parent, providing for, among other things, a merger of the Company with and into Parent (the "Merger"), in which each of the issued and outstanding common shares, no par value per share, of the Company (the "Company Common Shares") (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

        The Shareholder acknowledges that, as an inducement for Parent to enter into the Merger Agreement, Parent has required that the Shareholder enter into this letter agreement and the Shareholder is willing to enter into this letter agreement.

        The Shareholder confirms his or her agreement with Parent, and Parent confirms its agreement with the Shareholder, as follows:

          1.     As used in this letter agreement, "Shares" means the shares of the Company Common Shares which the Shareholder owns of record or beneficially and has the power to vote (for the avoidance of doubt, excluding any shares underlying options or restricted stock units exercisable for Company Common Shares whether or not such shares are included as beneficially owned by the Shareholder in the Company's most recent annual proxy statement) as of the date of this letter agreement which are listed on Schedule I hereto. The Shares are owned by the Shareholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder's obligations under this Agreement. The Shareholder represents and warrants that the Shareholder has the sole or shared power to vote or direct the vote of all Shares.

          2.     Subject to paragraph 17 of this letter agreement, at every meeting of the shareholders of the Company called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, the Shareholder agrees to vote, or cause to be voted, the Shares (a) in favor of (i) approval of the principal terms of the Merger Agreement and (ii) any other matter that is required to be approved by the shareholders of the Company to facilitate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to approval of the principal terms of the Merger Agreement or in competition with the Merger, (ii) any Acquisition Proposal and (iii) to the extent that any of the following actions requires a shareholder vote pursuant to applicable Law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of the Company's articles of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger and (c) as directed by Parent with respect to any postponement, recess, adjournment or other procedural matter at any meeting of the shareholders of the Company relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger that the Shareholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

          3.     The Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this letter agreement, subject to the last sentence of this paragraph 3, the Shareholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing Parent, Matthew P. Wagner, Patrick Rusnak and Kori Ogrosky, and each of them, but each with full power of substitution, as the Shareholder's attorney-in-fact and proxy, for and in the Shareholder's name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by paragraph 2 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Shareholder pursuant to this paragraph 3 is granted in consideration of Parent entering into this letter agreement and the Merger Agreement and incurring the obligations therein. If the Shareholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then Parent shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of paragraph 2. The proxy granted by the Shareholder shall be automatically revoked upon termination of this letter agreement in accordance with its terms.

          4.     The Shareholder represents and warrants (a) that the Shareholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement; (b) that, assuming the due authorization, execution and delivery of this letter agreement by Parent, this letter agreement is the Shareholder's legal, valid and binding agreement and is enforceable against the Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity; and (c) that if the Shareholder is married and the Shares set forth next to such Shareholder's name on Schedule I constitute community property under applicable Law, this letter agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder's spouse, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity.

          5.     The Shareholder further represents and warrants that the execution and delivery of this letter agreement by the Shareholder does not, and the performance of his or her obligations under this letter agreement and the consummation of the transactions to be consummated by him or her as contemplated hereby will not, (a) conflict with or violate any Law applicable to the Shareholder or by which the Shares are bound or affected, (b) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Shares are bound or affected, or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and

  (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent, impair, delay or adversely affect the performance by the Shareholder of his or her obligations under this letter agreement.

          6.     The Shareholder agrees that all representations, terms and conditions of this letter agreement will apply to Company Common Shares of which the Shareholder acquires record or beneficial ownership (and the power to vote) after the date hereof and prior to the termination of this letter agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise.

          7.     This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this paragraph 7 and paragraphs 11, 12, 13, 14, 15, 18, 20 and 21 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful and intentional breach of this letter agreement occurring prior to such termination.

          8.     The Shareholder is entering into this letter agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Shareholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company), including any actions Shareholder deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Company Board of Directors.

          9.     The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger the Shareholder's identity and ownership of the Shares and the nature of the Shareholder's obligations under this letter agreement.

          10.   The Shareholder agrees that, prior to the termination of this letter agreement, the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this letter agreement other than to a de minimis extent. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are reasonably necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this letter agreement.

          11.   THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the State of California solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that he or she is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          12.   The parties to this letter agreement acknowledge and agree that any controversy which may arise under this letter agreement and the other documents referred to in this letter agreement and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this letter agreement and the other documents referred to in this letter agreement, and in respect of the transactions contemplated hereby and thereby. The parties to this letter agreement certify and acknowledge that (a) such party has not represented, expressly or otherwise, that such party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this paragraph 12.

          13.   Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier addressed, if to the Shareholder, to the address or facsimile number, as applicable, set forth in Schedule I hereto, and, if to Parent, in accordance with Section 8.07 of the Merger Agreement, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          14.   This letter agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this letter agreement is void.

          15.   The Shareholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Shareholder agrees that in the event of any such breach, Parent shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which Parent may be entitled, at law or in equity. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.

          16.   The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto, which shall occur concurrently herewith.

          17.   The Shareholder agrees, prior to termination of this letter agreement, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Shares or (ii) except as set forth herein, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the Shares, and shall not commit or agree to take any of the foregoing actions; provided that the foregoing shall not prohibit the Shareholder from (a) disposing of or surrendering Shares to the Company in connection with the vesting, settlement or exercise of Company Options, Company Restricted Shares or Company RSUs for the payment of taxes thereon or, in respect of Company Options, the exercise price thereon or (b) disposing of Shares in a broker-assisted cashless exercise of Company Options expiring during the term of this letter agreement up to the amount necessary to pay the exercise price in respect thereof and any related taxes. In furtherance of the foregoing, the Shareholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares.

          18.   Parent acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.

          19.   Any provision of this letter agreement may be (i) waived in whole or in part in writing by the party benefited by the provision or by both parties or (ii) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this letter agreement.

          20.   The Merger Agreement and this letter agreement (including the documents and instruments referred to herein) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

          21.   In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.

Very truly yours,

Name:
Spouse
By:
Name:

        Accepted and agreed as of the date set forth above.

PacWest Bancorp
By:
	Name:	Kori Ogrosky
	Title:	Executive Vice President, General Counsel & Corporate Secretary

 Schedule I: Shareholder Information

Beneficial Owner	Shares	Address for Notice

Appendix C

Chapter 13 (Dissenters' Rights) of the California General Corporation Law

1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares to which all of the following apply:

          (1)   That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

          (2)   That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152)

within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Submission of share certificates for endorsement; uncertificated securities

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Termination of dissenting share and shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversions deemed to constitute a reorganization; application of chapter

        A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Appendix D

Opinion of Keefe, Bruyette & Woods, Inc.

April 5, 2017

The Board of Directors
CU Bancorp
818 West 7th Street, Suite 220
Los Angeles, CA 90017

Members of the Board:

        You have requested the opinion of Keefe, Bruyette & Woods, Inc. ("KBW" or "we") as investment bankers as to the fairness, from a financial point of view, to the common shareholders of CU Bancorp ("CU Bancorp") of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the "Merger") of CU Bancorp with and into PacWest Bancorp ("PacWest"), pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by and between CU Bancorp and PacWest. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), as a result of the Merger and without any action on the part of any person, including without limitation CU Bancorp, PacWest, any holder of shares of common stock, no par value per share, of CU Bancorp ("CU Bancorp Common Stock") or any holder of shares of common stock, par value $0.01 per share, of PacWest ("PacWest Common Stock"), each share of CU Bancorp Common Stock (excluding Excluded Shares and Dissenting Shares (each as defined in the Agreement)) issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive: (i) $12.00 in cash (the "Cash Consideration") and (ii) 0.5308 of a share of PacWest Common Stock (the "Stock Consideration"). The Stock Consideration and Cash Consideration, taken together, are referred to herein as the "Merger Consideration." The terms and conditions of the Merger are more fully set forth in the Agreement.

        The Agreement further provides that, immediately after the Merger, California United Bank, a wholly-owned subsidiary of CU Bancorp, shall merge with and into Pacific Western Bank, a wholly-owned subsidiary of PacWest ("Pacific Western Bank"), with Pacific Western Bank as the surviving entity (such transaction, the "Bank Merger"). In addition, with the consent of CU Bancorp, we have assumed in connection with certain of our analyses the purchase by CU Bancorp of all of its Series A Preferred Stock (as defined in the Agreement) concurrently with or prior to the closing of the Merger, with funds to be provided by CU Bancorp, as more fully described in the Agreement and as further described to us by representatives of CU Bancorp (the "Preferred Stock Purchase").

        KBW has acted as financial advisor to CU Bancorp and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, and further to certain existing sales and trading relationships with each of CU Bancorp and PacWest, may from time to time purchase securities from, and sell securities to, CU Bancorp and PacWest. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of CU

Bancorp or PacWest for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of CU Bancorp (the "Board") in rendering this opinion and will receive a fee from CU Bancorp for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, CU Bancorp has agreed to indemnify us for certain liabilities arising out of our engagement.

        Other than this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to CU Bancorp. In the past two years, KBW has not provided investment banking and financial advisory services to PacWest. We may in the future provide investment banking and financial advisory services to CU Bancorp or PacWest and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CU Bancorp and PacWest and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated April 4, 2017 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of CU Bancorp; (iii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of PacWest; (iv) certain regulatory filings of CU Bancorp and PacWest and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three year period ended December 31, 2016; (v) certain other interim reports and other communications of CU Bancorp and PacWest to their respective shareholders; and (vi) other financial information concerning the businesses and operations of CU Bancorp and PacWest that was furnished to us by CU Bancorp and PacWest or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of CU Bancorp and PacWest; (ii) the assets and liabilities of CU Bancorp and PacWest; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for CU Bancorp and PacWest with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus "street estimates" of CU Bancorp for 2017 and 2018, as well as assumed long-term CU Bancorp growth rates provided to us by CU Bancorp management, all of which information was discussed with us by such management and used and relied upon by us at the direction of CU Bancorp management and with the consent of the Board; (vi) publicly available consensus "street estimates" of PacWest for 2017 and 2018, as well as assumed long- term PacWest growth rates that were discussed with us by PacWest management and used and relied upon by us based on such discussions, at the direction of CU Bancorp management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on PacWest (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, the management of PacWest, and used and relied upon by us based on such discussions, at the direction of CU Bancorp management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions with the managements of CU Bancorp and PacWest regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken, with our assistance, by or on behalf of and at the direction of CU Bancorp, to solicit indications of interest from third parties regarding a potential transaction with CU Bancorp.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of CU Bancorp as to the reasonableness and achievability of the publicly available consensus "street estimates" of CU Bancorp and the assumed CU Bancorp long-term growth rates referred to above, and we have assumed that such information was reasonably prepared and represents, or in the case of the publicly available consensus "street estimates" of CU Bancorp that such information is consistent with, the best currently available estimates and judgments of CU Bancorp management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of CU Bancorp, upon PacWest management as to the reasonableness and achievability of the publicly available consensus "street estimates" of PacWest and the assumed PacWest long-term growth rates referred to above, as well as the estimates regarding certain pro forma financial effects of the Merger on PacWest (and the assumptions and bases therefor, including without limitation the cost savings and related expenses expected to result or be derived from the Merger) referred to above, and we have assumed, with the consent of CU Bancorp, that such information was reasonably prepared and represents, or in the case of the publicly available consensus "street estimates" of PacWest that such information is consistent with, the best currently available estimates and judgments of PacWest management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated.

        It is understood that the forecasts, projections and estimates of CU Bancorp and PacWest provided to us were not prepared with the expectation of public disclosure and that such information, together with the publicly available consensus "street estimates" of CU Bancorp and PacWest referred to above that we were directed to use, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of CU Bancorp and PacWest and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CU Bancorp or PacWest since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for CU Bancorp and PacWest are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of CU Bancorp or PacWest, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of CU Bancorp or PacWest under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

        We have assumed, in all respects material to our analyses, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed and referred to above) with no adjustments to the Merger Consideration and with no additional payments in respect of the CU Bancorp Common Stock; (ii) that any related transactions (including the Bank Merger and the Preferred Stock Purchase) will be completed as contemplated in the Agreement and as further described to us by representatives of CU Bancorp; (iii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iv) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (v) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions (including the Bank Merger and the Preferred Stock Purchase) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (vi) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger and the Preferred Stock Purchase), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of CU Bancorp, PacWest or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of CU Bancorp that CU Bancorp has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CU Bancorp, PacWest, the Merger and any related transaction (including the Bank Merger and the Preferred Stock Purchase), and the Agreement. KBW has not provided advice with respect to any such matters.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of CU Bancorp Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger and the Preferred Stock Purchase), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the Merger or any related transaction to CU Bancorp, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of CU Bancorp to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CU Bancorp or the Board; (iii) the fairness of the amount or nature of any compensation to any of CU Bancorp's officers, directors or employees, or any class of such persons, relative to the compensation to the holders of CU Bancorp Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of CU Bancorp (other than the holders of CU Bancorp Common Stock solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of PacWest or any other party to any transaction contemplated by the Agreement; (v) whether PacWest has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the Cash Consideration to the holders of CU Common Stock at the closing of the Merger; (vi) whether CU Bancorp has sufficient cash, available lines of credit or other sources of funds to enable it to effect the Preferred Stock Purchase concurrently with or prior to the closing of the Merger; (vii) any adjustment (as provided in the Agreement) to the Merger Consideration assumed for purposes of our opinion; (viii) the actual value of PacWest Common Stock to be issued in the Merger; (ix) the prices, trading range or volume at which CU Bancorp Common Stock or PacWest Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which PacWest Common Stock will trade following the consummation of the Merger; (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (xi) any legal, regulatory, accounting, tax or similar matters relating to CU Bancorp, PacWest, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger and the Preferred Stock Purchase), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of CU Bancorp Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the Merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of CU Bancorp Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The following summary is qualified in its entirety by reference to the complete text of PacWest's certificate of incorporation, as amended, and bylaws.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to PacWest or Pacific Western Bank. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Article Nine of PacWest's certificate of incorporation provides that a director of PacWest will not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law.

        Section 6.4 of PacWest's bylaws provides that, to the maximum extent permitted by law, PacWest will indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of the registrant or serves or served at the request of the registrant any other enterprise as a director, officer or employee. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by PacWest promptly upon receipt by PacWest of a commitment from such person to repay such expenses if it is ultimately determined that such person is not entitled to be indemnified by PacWest. The bylaws do not limit the power of PacWest or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons as otherwise pursuant to the bylaws.

        PacWest maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of PacWest.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of April 5, 2017, by and between PacWest Bancorp and CU Bancorp (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1	Certificate of Incorporation, as amended, of PacWest Bancorp, dated April 22, 2008 (incorporated by reference to Exhibit 3.1 to PacWest Bancorp's Form 8-K filed on May 14, 2008).

Exhibit	Description
3.2	Certificate of Amendment to the Certificate of Incorporation of PacWest Bancorp (incorporated by reference to Exhibit 3.1 to PacWest Bancorp's Form 8-K filed on May 14, 2010).
3.3	Certificate of Merger filed with the Delaware Secretary of State, dated April 7, 2014 (incorporated by reference to Exhibit 3.3 to PacWest Bancorp's Form 10-Q filed on May 12, 2014).
3.4
Certificate of Correction of Certificate of Merger filed with the Delaware Secretary of State, dated April 14, 2014 (incorporated by reference to Exhibit 3.4 to PacWest Bancorp's Form 10-Q filed on May 12, 2014).
3.5	Amended and Restated Bylaws of PacWest Bancorp, dated November 5, 2014 (incorporated by reference to Exhibit 3.5 to PacWest Bancorp's Form 10-Q filed on November 10, 2014).
4.1
Specimen of certificate representing PacWest Bancorp's common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.3 to PacWest's Registration Statement on Form S-3 filed on June 16, 2009).
4.2	Long-term borrowing instruments are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The Company undertakes to furnish copies of such instruments to the SEC upon request.
5.1	Form of Opinion of Sullivan & Cromwell LLP as to the validity of the securities being registered.
8.1	Form of Opinion of Sullivan & Cromwell LLP regarding certain tax matters.
8.2	Form of Opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.
10.1
Form of Voting Agreement, dated April 5, 2017, between PacWest Bancorp and certain shareholders of CU Bancorp (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement).
23.1	Consent of KPMG LLP.
23.2	Consent of RSM US LLP.
23.4	Form of Consent of Sullivan & Cromwell LLP (contained in its opinion filed as Exhibit 8.1).
23.5	Form of Consent of Manatt, Phelps & Phillips, LLP (contained in its opinion filed as Exhibit 8.2).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Form of Proxy Card to be used by CU Bancorp (to be filed by amendment).

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (d)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (f)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (h)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (i)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on May 25, 2017.

PACWEST BANCORP
By:	/s/ KORI L. OGROSKY
	Name:	Kori L. Ogrosky
	Title:	Executive Vice President, General Counsel and Corporate Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        We, the undersigned officers and directors of PacWest Bancorp, do hereby constitute and appoint John M. Eggemeyer, Matthew P. Wagner, Patrick J. Rusnak and Kori L. Ogrosky, and each of them individually, our true and lawful attorneys-in-fact and agents with full power to them, and each of them individually, to do any and all acts and things in our names and on our behalf in our capacities as officers and directors and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments hereof relating to the merger of PacWest and CUB.

Signature	Title	Date

/s/ JOHN M. EGGEMEYER John M. Eggemeyer	Chairman of the Board of Directors	May 25, 2017
/s/ MATTHEW P. WAGNER Matthew P. Wagner	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2017
/s/ PATRICK J. RUSNAK Patrick J. Rusnak	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 25, 2017
/s/ BART R. OLSON Bart R. Olson	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 25, 2017

Signature	Title	Date

/s/ TANYA M. ACKER Tanya M. Acker	Director	May 25, 2017
/s/ PAUL R. BURKE Paul R. Burke	Director	May 25, 2017
/s/ CRAIG A. CARLSON Craig A. Carlson	Director	May 25, 2017
/s/ C. WILLIAM HOSLER C. William Hosler	Director	May 25, 2017
/s/ SUSAN E. LESTER Susan E. Lester	Director	May 25, 2017
/s/ ROGER H. MOLVAR Roger H. Molvar	Director	May 25, 2017
/s/ JAMES J. PIECZYNSKI James J. Pieczynski	Director	May 25, 2017
/s/ DANIEL B. PLATT Daniel B. Platt	Director	May 25, 2017
/s/ ROBERT A. STINE Robert A. Stine	Director	May 25, 2017
/s/ MARK T. YUNG Mark T. Yung	Director	May 25, 2017

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of April 5, 2017, by and between PacWest Bancorp and CU Bancorp (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1	Certificate of Incorporation, as amended, of PacWest Bancorp, dated April 22, 2008 (incorporated by reference to Exhibit 3.1 to PacWest Bancorp's Form 8-K filed on May 14, 2008).
3.2	Certificate of Amendment to the Certificate of Incorporation of PacWest Bancorp (incorporated by reference to Exhibit 3.1 to PacWest Bancorp's Form 8-K filed on May 14, 2010).
3.3	Certificate of Merger filed with the Delaware Secretary of State, dated April 7, 2014 (incorporated by reference to Exhibit 3.3 to PacWest Bancorp's Form 10-Q filed on May 12, 2014).
3.4
Certificate of Correction of Certificate of Merger filed with the Delaware Secretary of State, dated April 14, 2014 (incorporated by reference to Exhibit 3.4 to PacWest Bancorp's Form 10-Q filed on May 12, 2014).
3.5	Amended and Restated Bylaws of PacWest Bancorp, dated November 5, 2014 (incorporated by reference to Exhibit 3.5 to PacWest Bancorp's Form 10-Q filed on November 10, 2014).
4.1
Specimen of certificate representing PacWest Bancorp's common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.3 to PacWest's Registration Statement on Form S-3 filed on June 16, 2009).
4.2	Long-term borrowing instruments are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The Company undertakes to furnish copies of such instruments to the SEC upon request.
5.1	Form of Opinion of Sullivan & Cromwell LLP as to the validity of the securities being registered.
8.1	Form of Opinion of Sullivan & Cromwell LLP regarding certain tax matters.
8.2	Form of Opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.
10.1
Form of Voting Agreement, dated April 5, 2017, between PacWest Bancorp and certain shareholders of CU Bancorp (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement).
23.1	Consent of KPMG US LLP.
23.2	Consent of RSM US LLP.
23.4	Form of Consent of Sullivan & Cromwell LLP (contained in its opinion filed as Exhibit 8.1).
23.5	Form of Consent of Manatt, Phelps & Phillips, LLP (contained in its opinion filed as Exhibit 8.2).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Form of Proxy Card to be used by CU Bancorp (to be filed by amendment).